UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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☐	Soliciting Material Pursuant to §240.14a-12
AMERICAN PHYSICIANS CAPITAL, INC.

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1301 NORTH HAGADORN ROAD
EAST LANSING, MICHIGAN 48823
September 8, 2010

Dear Shareholders:

You are cordially invited to attend a special meeting of shareholders of American Physicians Capital, Inc., or the “Company”, to be held at the Company’s headquarters, 1301 North Hagadorn Road, East Lansing, Michigan 48823, on October 20, 2010, at 9:00 a.m., Eastern Time.

At this important meeting you will be asked to approve and adopt the Agreement and Plan of Merger, dated as of July 7, 2010, as amended, among The Doctors Company, Red Hawk Acquisition Corp. and the Company. If the merger agreement is approved and adopted, we will become a wholly owned subsidiary of The Doctors Company and shareholders will receive $41.50 in cash for each share of common stock. The particulars of the structure of the transaction and other important facts, such as tax consequences, are described in detail in the attached documents, which we encourage you to read in their entirety.

The Company’s board of directors has carefully reviewed and considered the terms and conditions of the merger agreement and, based on its review, has determined that the merger agreement and, the transactions contemplated thereby, are advisable and fair to and in the best interests of the shareholders of the Company. Therefore, your board unanimously recommends that shareholders vote “FOR” approval and adoption of the merger agreement at the special meeting. In reaching its determination, the Company’s board of directors considered a number of factors described more fully in the accompanying proxy statement.

Your vote is important. Approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of all outstanding shares of common stock entitled to vote on the proposal. AS A RESULT, YOUR FAILURE TO SUBMIT A PROXY OR VOTE IN PERSON WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT.

Regardless of the number of shares you own, I encourage you to take action in time for your vote to be counted. Whether or not you plan to attend the meeting, please complete, date, sign and promptly return the enclosed proxy card in the enclosed postage-paid envelope, or vote by telephone or via the Internet using the instructions on the proxy before the meeting. Returning the enclosed proxy or submitting a proxy by telephone or Internet will not prevent you from voting in person but will assure that your vote is counted if you are unable to attend the meeting.

The accompanying proxy statement provides you with detailed information about the proposed merger and the special meeting. Please give the material careful attention. You also may obtain more information about the Company from documents we have filed with the Securities and Exchange Commission.

If you have any questions about the proposed merger or about how to vote your shares, please call the Company’s proxy solicitor, Morrow & Co., LLC, toll free at 1-800-279-6413 or contact the Company’s investor relations department at American Physicians Capital, Inc. 1301 North Hagadorn Road, East Lansing, Michigan 48823, or by telephone toll free at 1-866-561-8222.

Thank you for your support of American Physicians Capital, Inc.

Sincerely,
R. Kevin Clinton
President and CEO

If you have questions or need assistance voting your shares contact:
Morrow & Co., LLC
470 West Avenue – 3rd Floor
Stamford, CT 06902
(800) 279-6413

1301 North Hagadorn Road
East Lansing, Michigan 48823

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON OCTOBER 20, 2010

NOTICE IS HEREBY GIVEN that a special meeting of American Physicians Capital, Inc., or the “Company”, will be held at 1301 North Hagadorn Road, East Lansing, Michigan 48823, on October 20, 2010, at 9:00 a.m., Eastern Time, to consider and vote upon the following matters:

•       a proposal to approve and adopt the Agreement and Plan of Merger, dated as of July 7, 2010, as amended, referred to herein as the “merger agreement”, by and among The Doctors Company, a California-domiciled reciprocal inter-insurance exchange, referred to herein as “Parent”, Red Hawk Acquisition Corp., a Michigan corporation and a wholly owned subsidiary of Parent, referred to herein as “Merger Sub”, and the Company (Proposal 1 on the proxy card);

•       a proposal to grant authority to the named proxies to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve and adopt the merger agreement, referred to herein as the “adjournment proposal” (Proposal 2 on the proxy card); and

•       any other matter that may properly come before the special meeting or any adjournment or postponement of the special meeting.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT AND “FOR” THE ADJOURNMENT PROPOSAL.

Only shareholders of record at the close of business on September 1, 2010, are entitled to receive notice of and to vote at the special meeting or any adjournments or postponements thereof. All shareholders, whether or not they expect to attend the special meeting in person, are requested to complete, date, sign and return the enclosed proxy card in the accompanying envelope or to submit a proxy by telephone or the Internet by following the instructions on the proxy card. The proxy may be revoked prior to the time at which it is voted at the meeting by the person who executed it by filing with the Company’s Secretary an instrument of revocation or a duly executed proxy bearing a later date, or by voting in person at the special meeting.

If you fail to return your proxy card or fail to submit your proxy by phone or the Internet, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting. ANY FAILURE BY YOU TO RETURN YOUR PROXY CARD OR SUBMIT YOUR PROXY OR VOTE IN PERSON WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT. Such failure, however, will not affect the outcome of the vote regarding the adjournment proposal.

The Company’s board of directors has determined that the merger agreement, and the transactions contemplated thereby, are advisable and fair to and in the best interests of the shareholders of the Company.

If you receive more than one proxy card because you own shares that are registered differently, please submit proxies covering all of your shares shown on all of your proxy cards through one of the methods described above. If you complete, sign and submit your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of the proposal to approve and adopt the merger agreement and in favor of the adjournment proposal.

PLEASE DO NOT SEND YOUR STOCK CERTIFICATES AT THIS TIME. IF THE MERGER IS COMPLETED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR STOCK CERTIFICATES.

If you have any questions or need assistance in voting your shares, please call Morrow & Co., LLC, our proxy solicitation agent, toll-free at 1-800-279-6413.

The merger agreement, as amended, and the merger are described in the accompanying proxy statement. A copy of the merger agreement as amended is included as Appendix A to the accompanying proxy statement. We urge you to read the entire proxy statement carefully.

By order of the Board of Directors,

Annette E. Flood
Secretary

September 8, 2010

i

ii

American Physicians Capital, Inc.
1301 North Hagadorn Road
East Lansing, Michigan 48823
(800) 748-0465

September 8, 2010

PROXY STATEMENT

This proxy statement is being furnished in connection with the solicitation of proxies by the Board of Directors of American Physicians Capital, Inc., a Michigan corporation, for use at its special meeting of shareholders to be held on October 20, 2010, and at any and all adjournments and postponements thereof, for the purposes set forth in the accompanying notice. We intend to begin mailing this proxy statement, the attached Notice of Special Meeting and the accompanying proxy card to shareholders on or about September 10, 2010.

SUMMARY TERM SHEET

This summary term sheet summarizes selected information in the proxy statement. It may not contain all of the information that may be important to your consideration of the proposed merger. You should carefully read this entire proxy statement and the other documents to which this proxy statement refers for a more complete understanding of the matters being considered at the special meeting.

The Parties to the Merger

American Physicians Capital, Inc.

American Physicians Capital, Inc. is a regional provider of medical professional liability insurance focused primarily in the Midwest and New Mexico markets that writes insurance through its subsidiary American Physicians Assurance Corporation. The Company’s principal executive offices are located at 1301 North Hagadorn Road, East Lansing, Michigan 48823, and its telephone number is (800) 748-0465. References to “ACAP”, the “Company,” “we,” “our,” or “us” in this proxy statement refer to American Physicians Capital, Inc. and its subsidiaries, unless otherwise indicated by the context.

The Doctors Company

The Doctors Company, which we refer to in this proxy statement as “Parent,” along with its subsidiaries, is a California-domiciled reciprocal inter-insurance exchange and a physician-owned medical malpractice insurer. The Doctors Company provides protection and risk management for sole practitioners, doctors’ groups, and physicians working in clinics, hospitals and managed care organizations. The Doctors Company’s principal executive offices are located at 185 Greenwood Road, Napa, California, 94558 and its telephone number is (800) 421-2368.

Red Hawk Acquisition Corp.

Red Hawk Acquisition Corp., a Michigan corporation, which we refer to in this proxy statement as “Merger Sub,” is a wholly owned subsidiary of Parent. Merger Sub was organized solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. It has not conducted any activities to date other than activities incidental to its organization and in connection with the transactions contemplated by the merger agreement. Merger Sub’s principal executive offices are located at 185 Greenwood Road, Napa, California, 94558 and its telephone number is (800) 421-2368.

See “The Parties to the Merger” beginning on page 33.

The Merger

You are being asked to vote to approve and adopt the Agreement and Plan of Merger, dated as of July 7, 2010, as amended, among Parent, Merger Sub and ACAP, which we refer to in this proxy statement as the “merger agreement,” pursuant to which Merger Sub will merge with and into ACAP, with ACAP continuing as the surviving corporation in the merger. The surviving corporation following the merger initially will be a wholly owned subsidiary of Parent. See “The Merger Agreement” beginning on page 37. As a result of the merger, ACAP will cease to be an independent, publicly traded company. A copy of the merger agreement is attached as Appendix A to this proxy statement. You should read the merger agreement in its entirety because it, and not this proxy statement, is the legal document that governs the merger.

Merger Consideration

If the merger is completed, you will be entitled to receive $41.50 in cash, without interest and less any applicable withholding taxes, for each share of ACAP common stock that you own. See “The Merger Agreement—Merger Consideration” beginning on page 37.

Treatment of Outstanding Options

Immediately prior to the effective time of the merger, each outstanding, unexercised option to acquire ACAP common stock (all of which are currently fully vested) will be cancelled and exchanged for the right to receive a cash payment equal to the number of shares of ACAP common stock underlying the options, multiplied by the excess, if any, of $41.50 over the exercise price per share of ACAP common stock previously subject to such options, without interest and less any applicable withholding taxes.

See “The Merger Agreement—Treatment of Options” beginning on page 37.

Record Date and Voting

You are entitled to vote at the special meeting if you own shares of ACAP common stock at the close of business on September 1, 2010, the record date for the special meeting. Each outstanding share of ACAP common stock on the record date entitles the holder to one vote on each matter submitted to shareholders for approval at the special meeting and any adjournment or postponement thereof. As of September 1, 2010, there were approximately 9,325,086 shares of ACAP common stock outstanding. See “The Special Meeting of Shareholders—Record Date” beginning on page 34.

Shareholder Vote Required to Approve the Merger Agreement and the Adjournment Proposal

You are being asked to consider and vote upon a proposal to approve and adopt the merger agreement. For us to complete the merger, shareholders holding a majority of the shares of ACAP common stock outstanding at the close of business on the record date and entitled to vote on the proposal must vote FOR the proposal to approve and adopt the merger agreement. Abstentions and broker non-votes will have the effect of a vote AGAINST the proposal to approve and adopt the merger agreement. The adjournment proposal requires the affirmative vote of a majority of the votes cast on such proposal at the meeting. As a result, abstentions and broker non-votes will not impact the vote on the adjournment proposal. Abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the special meeting. See “The Special Meeting of Shareholders—Voting Rights; Quorum; Vote Required for Approval” beginning on page 34.

Voting Information

Before voting your shares of ACAP common stock, we encourage you to read this proxy statement in its entirety, including its appendices, and carefully consider how the merger will affect you. To ensure that your shares can be voted at the special meeting, please complete, sign, date and mail the enclosed proxy card, or submit your proxy via the Internet or by telephone as soon as possible. If a broker holds your shares in “street name,” your broker should provide you with instructions on how to record your vote. See “The Special Meeting of Shareholders—Voting and Revocation of Proxies” beginning on page 35.

Determination of the Board of Directors

After careful consideration, the Company’s board of directors has determined that the merger agreement, and the transactions contemplated thereby, are advisable, fair to and in the best interests of the shareholders of ACAP. See “The Merger—Determination of the Board of Directors; Reasons for the Merger; Recommendations” beginning on page 18.

ACAP’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT AND “FOR” THE ADJOURNMENT PROPOSAL.

Share Ownership of ACAP Directors and Officers

As of September 1, 2010, the directors and executive officers of ACAP held and are entitled to vote at the special meeting, in the aggregate, 1,691,703 shares of ACAP common stock representing approximately 18.1% of the outstanding shares of ACAP common stock. Each of the directors and executive officers has informed ACAP that he or she currently intends to vote all of his or her shares of ACAP common stock FOR the proposal to approve and adopt the merger agreement and FOR the adjournment proposal. See “The Special Meeting of Shareholders—Voting Rights; Quorum; Vote Required for Approval” beginning on page 34.

Opinion of the Board of Directors’ Financial Advisor

On July 7, 2010, and in connection with the merger, Raymond James & Associates, Inc., referred to herein as “Raymond James”, delivered to ACAP’s board of directors an oral opinion, which was subsequently confirmed in writing, to the effect that, as of the date of such opinion and based upon and subject to the various qualifications, factors, assumptions and limitations described in the Raymond James opinion, the merger consideration of $41.50 per share was fair, from a financial point of view, to holders of outstanding shares of ACAP common stock. The full text of the written opinion, dated July 7, 2010, of Raymond James, setting forth the assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix B to this proxy statement and is incorporated by reference in its entirety into this proxy statement. Holders of ACAP common stock are encouraged to read the opinion carefully in its entirety.

Raymond James provided its opinion to ACAP’s board of directors in connection with its consideration of the merger. Raymond James expressed no opinion as to the merits of the underlying decision by ACAP to engage in the merger or as to how any holder of shares of ACAP common stock should vote with respect to the merger.

Material United States Federal Income Tax Consequences

For U.S. federal income tax purposes, your receipt of cash in exchange for your shares of ACAP common stock generally will cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive in the merger and your adjusted tax basis in your shares of ACAP common stock. Under U.S. federal income tax law, you may be subject to information reporting on cash received in the merger unless an exemption applies. Backup withholding may also apply with respect to the amount of cash received in the merger, unless you provide proof of an applicable exemption or a correct taxpayer identification number, and otherwise comply with the applicable requirements of the backup withholding rules. The tax consequences of the merger to you are complex and will depend upon your particular circumstances. You should consult your own tax advisor for a full understanding of how the merger will affect your federal, state, local, non-U.S. and other taxes and, if applicable, the tax consequences of the receipt of cash in connection with the conversion of your options to purchase ACAP common stock into the right to receive the appropriate option consideration. See “The Merger—Material U.S. Federal Income Tax Consequences” beginning on page 31.

Procedures for Receiving the Merger Consideration

See “The Merger—Procedures for Receiving the Merger Consideration and Option Consideration” beginning on page 28. Prior to the effective time of the merger, Parent will appoint a bank or trust company reasonably satisfactory to ACAP to act as paying agent for the payment of the merger consideration, without interest and net of any applicable withholding taxes.

If shares of ACAP common stock (excluding any shares held by Parent, ACAP and either of their subsidiaries) are held in certificated form, the paying agent will pay such merger consideration, pursuant to the terms of the merger agreement, upon surrender of the certificates representing such shares. If shares of ACAP common stock (other than shares held by Parent, ACAP and either of their subsidiaries) are registered with the transfer agent in any book-entry or uncertificated form, such shareholders will receive instructions from their broker as to how to surrender their shares and receive the merger consideration for those shares following the completion of the merger. YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

No Dissenters’ Rights

Under Michigan law, because our common stock is traded on the NASDAQ Global Select Market and the merger consideration is all cash, holders of shares of common stock are not entitled to exercise dissenters’ rights in connection with the merger and, if the merger is consummated, will only be entitled to receive $41.50 in cash, without interest, for each share of common stock owned by such holders. See “The Special Meeting of Shareholders—No Dissenters’ Rights.”

Termination of the Merger Agreement

Under certain circumstances, ACAP and Parent may terminate the merger agreement and abandon the merger prior to the effective time of the merger, whether before or after obtaining the required shareholder approval. See “The Merger Agreement—Termination of the Merger Agreement” beginning on page 47. Circumstances under which the merger agreement can be terminated include the following:

•	the mutual written consent of Parent and ACAP;

•	by Parent or ACAP if any of the following occurs:

•	so long as a breach of the merger agreement by the terminating party is not the primary cause of such action, any actions are taken by a court of competent jurisdiction or other governmental authority permanently restraining, enjoining or otherwise prohibiting the merger, if such actions have become final and nonappealable,

•	the special meeting (including any adjournment thereof) is held and ACAP fails to obtain approval of the proposal to adopt the merger agreement from a majority of the holders of ACAP’s outstanding common stock entitled to vote on the proposal, or

•	so long as a breach of the merger agreement by the terminating party is not the primary cause of the failure of the merger to occur on or before such date, if the merger has not been consummated by December 31, 2010 (referred to as the “outside date”), subject to extension to March 31, 2011 if all conditions have been or are capable of being satisfied at the time of such extension, other than those relating to a court order and insurance regulatory and antitrust approval of the merger;

•	by ACAP if any of the following occurs:

•	subject to compliance with the covenants described under “The Merger Agreement—Solicitation of Alternate Acquisition Proposals,” beginning on page 44, if ACAP accepts a superior proposal to the merger;

•	if (a) any representation or warranty of Parent (other than the financing representation) has become untrue or Parent has breached any covenant or agreement set forth in the merger agreement, (b) such breach or misrepresentation is not capable of being cured prior to the outside date of the merger, and (c) such breach or misrepresentation would cause ACAP’s conditions regarding the accuracy of Parent’s representations or the performance of covenants by Parent not to be satisfied; or

•	if (a) the representation or warranty of Parent related to financing has become untrue or Parent or Merger Sub has breached its covenant to make the payments required by the merger agreement, (b) such breach or misrepresentation is not capable of being cured prior to the outside date of the merger, and (c) such breach or misrepresentation would cause ACAP’s conditions regarding Parent’s payments required to be made in connection with the merger not to be satisfied;

•	by Parent if any of the following occurs:

•	if ACAP’s board of directors has withdrawn or adversely modified the board’s recommendation of the merger, or the ACAP’s board of directors has recommended to ACAP’s shareholders that they approve or accept an acquisition proposal other than the merger; or

•	if (a) any representation or warranty of ACAP has become untrue or ACAP has breached any covenant or agreement set forth in the merger agreement, (b) such breach or misrepresentation is not capable of being cured prior to the outside date of the merger, and (c) such breach or misrepresentation would cause Parent’s conditions regarding the accuracy of ACAP’s representations or the performance of covenants by ACAP not to be satisfied. See “The Merger Agreement—Conditions to Completing the Merger” beginning on page 45.

Termination Fee

In general, if the merger agreement is terminated, there will be no liability or obligation on ACAP or Parent except with respect to certain provisions and the termination fees provided under the agreement. If ACAP or Parent terminate the merger agreement under certain circumstances specified in the merger agreement, ACAP or Parent must pay the other party a termination fee equal to 3% of the aggregate merger consideration. In the event ACAP is required to pay a termination fee in connection with a termination of the merger agreement, such fee will be Parent’s sole and exclusive remedy. In the event Parent is required to pay a termination fee in connection with a termination of the merger agreement, other than a termination related to Parent’s financing representation and covenant, such fee will be ACAP’s sole and exclusive remedy. Except to the extent the termination fees are the sole and exclusive remedy of the party receiving the fees, each party will have the right to recover to the fullest extent permitted by applicable law any liabilities or damages incurred or suffered by it as a result of the material breach by the other party of any of its representations, warranties, covenants or other agreements set forth in the merger agreement. This includes, in the case that ACAP is the recovering party, a material breach by Parent of its obligations to pay the merger consideration at closing. See “The Merger Agreement—Termination Fees” and “The Merger Agreement—Limitation on Liability” beginning on page 48.

Conditions to the Merger

The obligation of each party to consummate the merger is subject to the satisfaction or waiver of a number of conditions. See “The Merger Agreement—Conditions to Completing the Merger” beginning on page 45.

The obligations of ACAP, Parent and Merger Sub to consummate the merger are subject to the satisfaction of the following conditions:

•	the merger agreement must have been adopted by the affirmative vote of the holders of not less than a majority of the outstanding shares of ACAP common stock entitled to vote on the proposal;

•	the waiting period applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the “HSR Act,” must have expired or terminated and Parent must have delivered to ACAP approval by state insurance regulators in Michigan of an application for change in control and any conditions imposed by such approval shall not be expected to have a regulatory material adverse effect (see “The Merger—Regulatory Approvals” beginning on page 33); and

•	no temporary restraining order, preliminary or permanent injunction, judgment, decree or order issued by any court of competent jurisdiction or other governmental authority which prevents the consummation of the merger shall be in effect.

The obligations of Parent and Merger Sub to consummate the merger are subject to the satisfaction of the following additional conditions:

•	the representations and warranties of ACAP must be true and correct as of the closing date, subject to certain material adverse effect qualifications;

•	ACAP must have performed in all material respects all obligations that it is required under the merger agreement to perform on or prior to the consummation of the merger; and

•	since the date of the merger agreement, no change, event or circumstances must have occurred that has had a material adverse effect on ACAP that is continuing or is reasonably likely to have a material effect on ACAP.

The obligations of ACAP to consummate the merger are subject to the satisfaction of the following additional conditions:

•	the representations and warranties of each of Parent and Merger Sub must be true and correct as of the closing date, subject to certain material adverse effect qualifications;

•	Parent and Merger Sub must have performed in all material respects all obligations that each is required under the merger agreement to perform on or prior to the consummation of the merger; and

•	Parent shall have made the payments required to be made in connection with the merger.

Solicitation and Acceptance of Alternate Acquisition Proposals

From and after the date of the merger agreement, ACAP is generally not permitted to directly or indirectly:

•	solicit, initiate or knowingly facilitate any acquisition proposal regarding ACAP or any proposal that is reasonably likely to lead to an acquisition proposal;

•	participate in any way in discussions or negotiations with, or furnish any non-public information to, any person that has made an acquisition proposal;

•	withdraw or modify in a manner adverse to Parent the recommendation of ACAP’s board of directors that adoption of the merger agreement by ACAP’s shareholders is advisable and that the board has determined that the merger is fair to and in the best interests of ACAP’s shareholders;

•	other than the merger, approve or recommend any acquisition proposal; or

•	enter into any agreement or letter of intent with respect to any acquisition proposal.

Notwithstanding these restrictions, under certain circumstances, the ACAP board of directors may respond to a bona fide unsolicited written alternative acquisition proposal or terminate the merger agreement and enter into an acquisition agreement with respect to a superior proposal so long as ACAP complies with certain terms of the merger agreement described under “The Merger Agreement—Solicitation of Alternate Acquisition Proposals” beginning on page 44. These terms include negotiating with Parent in good faith to make adjustments to the merger agreement and, if required, paying the termination fee.

Financing of the Merger

The merger agreement does not contain any condition to the merger relating to the receipt of financing by Parent and Merger Sub. Parent intends to fund the aggregate amount of the merger consideration and option consideration of approximately $397 million with available cash.

Interests of ACAP’s Directors and Executive Officers

In considering the recommendations of the board of directors, ACAP’s shareholders should be aware that certain of ACAP’s directors and executive officers have interests in the transaction that are different from, and/or in addition to, the interests of ACAP’s shareholders generally. The ACAP board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions and recommendations with respect to the merger agreement and related matters.

At the effective time of the merger, shares of ACAP common stock held by our executive officers and directors will be converted into cash consideration on the same terms as all shares of ACAP common stock are converted. Options held by executive officers will be converted into cash at a price equal to $41.50 per share, less the exercise price of the option. All outstanding options are currently vested and exercisable. Our nonemployee directors do not hold any outstanding options. Certain executive officers will receive severance benefits if their employment is not continued after the merger, including if they have good reason to voluntarily terminate their employment or if they voluntarily terminate for any reason within a specified period after closing. Our executive officers and directors will also benefit from the indemnification and insurance provisions contained in the merger agreement with respect to their acts or omissions as executive officers or directors. Our executive officers may also benefit from Parent’s obligation to continue employee benefits after the merger if they continue as employees. See “The Merger—Interests of ACAP’s Directors and Executive Officers in the Merger” beginning on page 28.

Regulatory Approvals

Under the HSR Act, the merger may not be completed until notification and report forms have been filed with the Federal Trade Commission and the Antitrust Division of the Department of Justice and the applicable waiting period has expired or been terminated. ACAP and Parent filed notification and report forms under the HSR Act with the Federal Trade Commission and the Antitrust Division on July 21, 2010. On August 2, 2010, the Federal Trade Commission granted early termination of the HSR Act waiting period. In addition, the merger requires the approval of the Michigan Office of Financial and Insurance Regulation, which was received on September 7, 2010.

See “The Merger—Regulatory Approvals” beginning on page 33.

Market Price of ACAP Common Stock

The closing price of ACAP common stock on the NASDAQ Global Select Market on July 7, 2010, the last trading day prior to announcement of the proposed merger transaction, was $31.76 per share. The $41.50 per share merger consideration to be paid, without interest and gross of any applicable withholding taxes, for each share of ACAP common stock represents a premium of approximately 31% to the closing price of ACAP common stock on July 7, 2010.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the special meeting, the merger agreement and the proposed merger. These questions and answers may not address all questions that may be important to you as a shareholder of ACAP. Please refer to the more detailed information contained elsewhere in this proxy statement and the appendices to this proxy statement.

Q:	Why am I receiving this proxy statement?

A:	ACAP and Parent have agreed that ACAP will merge with Merger Sub, subject to certain conditions. ACAP is holding a special meeting of shareholders in order to obtain shareholder approval of a proposal to approve and adopt the merger agreement, as described in this proxy statement. We cannot complete the merger unless holders of a majority of the outstanding shares of our common stock as of the record date approve this proposal at a special meeting of the shareholders. We have included in this proxy statement important information about the merger, the merger agreement and the special meeting. You should read this information carefully and in its entirety. We have attached a copy of the merger agreement as Appendix A. The enclosed voting materials allow you to submit a proxy by mail, telephone or the Internet to ensure that your shares of ACAP common stock are represented and voted at the special meeting, even if you are unable to attend the special meeting. Your vote is very important and we encourage you to submit your proxy as soon as possible, regardless of whether you plan to attend the special meeting. YOUR FAILURE TO SUBMIT A PROXY OR VOTE IN PERSON

WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT.

Q:	Where and when is the special meeting?

A:	The special meeting will be held at 1301 North Hagadorn Road, East Lansing, Michigan 48823, on October 20, 2010, at 9:00 a.m., Eastern Time.

Q:	Who can vote on the merger agreement?

A:	You are entitled to vote (or submit a proxy to have your shares voted) at the special meeting if you owned shares of ACAP common stock at the close of business on September 1, 2010, the record date for the special meeting. Each outstanding share of ACAP common stock on the record date entitles the holder to one vote on each matter submitted to shareholders for approval at the special meeting. As of September 1, 2010, there were approximately 9,325,086 shares of ACAP common stock outstanding held by approximately 104 record holders. See “The Special Meeting of Shareholders—Record Date” beginning on page 34.

Q:	What matters will be voted on at the special meeting?

A:	You will be asked to consider and vote on the following proposals:

• the approval and adoption of the merger agreement;

•      the grant of authority to the named proxies to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve and adopt the merger agreement, which we refer to as the adjournment proposal; and

• any other matter that may properly come before the special meeting or any adjournment or postponement thereof.

Q:	What will be the effect of the merger?

A:	Under the merger agreement, Merger Sub, a wholly owned subsidiary of Parent, will be merged with and into ACAP, with ACAP being the surviving corporation. Merger Sub is a Michigan corporation formed by Parent for the purpose of completing the merger. After the merger, you will no longer have an equity interest in ACAP and will not participate in any potential future earnings or growth of ACAP.

Q:	What will I receive in the merger?

A:	If the merger is completed, you will be entitled to receive $41.50 in cash, without interest and less any applicable withholding taxes, for each share of ACAP common stock that you own.

At the effective time of the merger, each outstanding option not exercised prior to the effective time of the merger will be cancelled and exchanged for the right to receive a cash payment equal to the number of shares of ACAP common stock underlying the options, multiplied by the excess, if any, of $41.50 over the exercise price per share, without interest and less any applicable withholding taxes. All outstanding options are currently vested.

See “The Merger Agreement—Merger Consideration” and “The Merger Agreement—Treatment of Options” beginning on page 37.

Q:	How does ACAP’s board of directors recommend that I vote?

A:	The ACAP board of directors unanimously recommends that you vote:

• FOR the proposal to approve and adopt the merger agreement; and

• FOR the adjournment proposal.

Q:	How do ACAP’s current directors and executive officers intend to vote?

A:	Each of our current directors and executive officers has informed us that he or she currently intends to vote all of his or her shares of ACAP common stock FOR the proposal to approve and adopt the merger agreement and FOR the adjournment proposal.

Q:	What vote of our shareholders is required to approve and adopt the merger agreement and to approve the adjournment proposal?

A:	For us to complete the merger, holders of a majority of the shares of ACAP common stock outstanding at the close of business on the record date and entitled to vote on the proposal must vote FOR the proposal to approve and adopt the merger agreement. A broker non-vote, failure to vote or an abstention will have the same effect as a vote AGAINST the proposal to approve and adopt the merger agreement. The adjournment proposal requires the affirmative vote of a majority of the votes cast on such proposal at the meeting. Abstentions and broker non-votes will therefore have no effect on the adjournment proposal but will count for purposes of determining whether a quorum is present.

Q:	What is a quorum?

A:	A quorum of the holders of the outstanding shares of ACAP common stock must be present for the special meeting to be held. A quorum is present if the holders of a majority of the outstanding shares of ACAP common stock entitled to vote at the special meeting are present at the meeting, either in person or represented by proxy. Votes for and against the proposals, as well as abstentions and broker non-votes, are counted as present for the purpose of determining whether a quorum is present.

Q:	Who is soliciting my vote?

A:	This proxy solicitation is being made by ACAP’s board of directors and paid for by ACAP. In addition, we have retained Morrow & Co., LLC to assist in the solicitation. We will pay Morrow & Co., LLC approximately $7,500 plus out-of-pocket expenses for its assistance. Our directors, officers, employees, advisors and other representatives may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or by other means of communication. These persons will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of ACAP common stock that brokers and fiduciaries hold of record. We will reimburse them for their reasonable out-of-pocket expenses.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this proxy statement, if you hold your shares in your own name as the shareholder of record, please submit your proxy in one of the following ways:

• by completing, signing, dating and returning the enclosed proxy card;

• by using the telephone number printed on your proxy card; or

• by using the Internet voting instructions printed on your proxy card.

You can also attend the special meeting and vote, or change your voting instructions as provided on a previously submitted proxy, in person. Even if you plan to attend the special meeting, if you hold your shares in your own name as the shareholder of record, please submit a proxy to ensure your shares are represented and voted at the special meeting by using one of the methods described above. If you hold your shares in “street name” through a broker, bank or other nominee, then you received this proxy statement from the nominee, along with the nominee’s proxy card which includes voting instructions and instructions on how to change your vote.

Q:	If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A:	Your broker, bank or nominee will vote your shares on the proposals, but only if you provide instructions to your broker, bank or other nominee on how to vote your shares. You should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting AGAINST the proposal to approve and adopt the merger agreement.

Q:	What is a broker non-vote?

A:	A broker non-vote occurs when a broker, bank or other nominee holding shares on your behalf does not vote on a proposal because the nominee has not received your voting instructions and lacks discretionary power to vote the shares. Broker non-votes will not count as votes cast on a proposal but will count for the purpose of determining whether a quorum is present. As a result, broker non-votes will have the same effect as a vote AGAINST the proposal to approve and adopt the merger agreement but will have no effect on the adjournment proposal.

Q:	How do I revoke or change my vote?

A:	You can change your vote at any time before your proxy is voted at the special meeting. You may revoke your proxy if you are a shareholder of record by notifying the Secretary of ACAP in writing or by delivering a new proxy, in each case, dated after the date of the proxy being revoked. In addition, you may revoke your proxy by attending the special meeting and voting in person. Simply attending the special meeting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, the above-described options for changing your vote do not apply, and instead you must follow the instructions received from your broker to change your vote.

Q:	What does it mean if I get more than one proxy card?

A:	If your shares are registered differently and are in more than one account, you will receive more than one proxy card. Please complete and return all of the proxy cards you receive to ensure that all of your shares are voted.

Q:	When do you expect the merger to be completed?

A:	We are working to complete the merger as soon as practicable, and we anticipate that it will be completed during the fourth quarter of 2010, subject to receipt of shareholder approval of the proposal to approve and adopt the merger agreement at the special meeting and the satisfaction of the other closing conditions under the merger agreement.

Q:	What is required to complete the merger?

A:	We are not required to complete the merger unless a number of conditions are satisfied or waived. These conditions include receipt of the approval of our shareholders at the special meeting of the proposal to approve and adopt the merger agreement, receipt of all required approvals of the Michigan Office of Financial and Insurance Regulation and expiration or early termination of the applicable waiting period under the HSR Act. On August 2, 2010, the Federal Trade Commission granted early termination of the HSR Act waiting period. Parent received approval from the Michigan Office of Financial and Insurance Regulation on September 7, 2010. For a more complete summary of the conditions that must be satisfied or waived prior to completion of the merger, see “The Merger Agreement—Conditions to Completing the Merger” beginning on page 45.

Q:	Should I send in my stock certificates now?

A:	No. Shortly after the completion of the merger, if you hold certificated shares, you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to our exchange agent in order to receive the merger consideration. You should use the letter of transmittal to exchange stock certificates for the merger consideration to which you are entitled as a result of the merger. YOU

SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

Q:	What if my stock is uncertificated and held in “street name”?

A:	If your shares are uncertificated and held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee shortly after the merger is completed as to how to effect the surrender of your “street name” shares in exchange for the merger consideration to which you are entitled. See “The Merger—Procedures for Receiving the Merger Consideration and Option Consideration” beginning on page 28.

Q:	What if I own options?

A:	If you are the beneficial owner of options, we will pay the option consideration to which you are entitled automatically by delivering the payment to you shortly after the merger is completed at the address reflected in our records. See “The Merger—Procedures for Receiving the Merger Consideration and Option Consideration” beginning on page 28.

Q:	Will the merger be taxable to me?

A:	Yes. The receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. You should consult your own tax advisor for a full understanding of how the merger will affect your federal, state, local, non-U.S. and other taxes and, if applicable, the tax consequences of the receipt of cash in connection with the conversion of your options to purchase ACAP common stock into the right to receive the appropriate option consideration. See “The Merger—Material U.S. Federal Income Tax Consequences” beginning on page 31.

Q:	Am I entitled to dissenters’ rights?

A:	No, under Michigan law, holders of shares of common stock are not entitled to exercise dissenters’ rights in connection with the merger. See “The Special Meeting of Shareholders—No Dissenters’ Rights.”

Q:	How can I obtain additional information about ACAP?

A:	We will provide a copy of our Annual Report on Form 10-K for the year ended December 31, 2009, excluding its exhibits, and other filings with the SEC without charge to any shareholder who delivers a written request to ACAP’s investor relations department at American Physicians Capital, Inc., 1301 North Hagadorn Road, East Lansing, Michigan 48823. Our Annual Report on Form 10-K and other SEC filings also may be accessed on the Internet at www.sec.gov or on the investor relations page of ACAP’s website at www.apcapital.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference. For a more detailed description of the information available, please refer to “Where You Can Find Additional Information” beginning on page 57.

Q:	Who can help answer my other questions?

A:	If you have more questions about the merger, need assistance in submitting your proxy or voting your shares, or need additional copies of the proxy statement or the enclosed proxy card, you should contact Morrow & Co., LLC, our proxy solicitation agent, by telephone at 1-800-279-6413.

You may also wish to consult your own legal, tax and/or other financial advisors with respect to the merger agreement, the merger or other matters described in this proxy statement.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

Certain statements in this proxy statement, and the documents to which we refer you in this proxy statement, are not historical and constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, or the PSLRA. We claim the protection of the PSLRA’s safe harbor for forward-looking statements with respect to all of our forward-looking statements. When we discuss our future financial performance (including future revenues, earnings, cash flows or growth rates), ongoing business strategies or prospects, the expected closing date of the merger and possible future Company actions, or use words such as “will,” “should,” “likely,” “believe,” “expect,” “anticipate,” “estimate” or similar expressions, we are making forward-looking statements. These forward-looking statements represent our outlook only as of the date of this report. While we believe that our forward-looking statements are reasonable, you should not place undue reliance on any such forward-looking statements. Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different. Factors that might cause such a difference include, without limitation, the risks and uncertainties discussed from time to time in this report and our other reports filed with the Securities and Exchange Commission, including those listed in our most recent Annual Report on Form 10-K under “Item 1A—Risk Factors,” and the following:

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	the outcome of any legal proceedings that may be instituted against ACAP, members of our board of directors and others relating to the merger agreement;

•	the inability to complete the merger due to the failure to obtain the necessary shareholder approval or the failure to satisfy other conditions to consummate the merger;

•	the failure of the merger to close for any other reason;

•	risks that the proposed merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger;

•	a significant delay in the expected completion of the merger;

•	the effect of the announcement of the merger on our agent, broker and customer relationships, operating results, A.M. Best rating and business generally;

•	general economic and market conditions; and

•	the amount of the costs, fees, expenses and charges related to the merger.

Other factors not currently anticipated by management may also materially and adversely affect our financial position and results of operations and our ability to close the merger. We do not undertake, and expressly disclaim, any obligation to update or alter our statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

THE MERGER

The following is a description of the material aspects of the merger. While ACAP believes that the following description covers the material terms of the merger, the description may not contain all of the information that is important to ACAP shareholders. ACAP encourages you to carefully read this entire proxy statement, including the appendices, for a more complete understanding of the merger.

General

ACAP’s board of directors has approved the merger agreement and the transactions contemplated thereby. In the merger, Merger Sub will merge with and into ACAP. As a result of the merger, the separate corporate existence of Merger Sub shall cease and ACAP will continue as the surviving corporation of the merger. Parent will issue to the paying agent for the benefit of ACAP shareholders $41.50 in cash for each share of ACAP common stock outstanding at the effective time of the merger.

Background of the Merger

We are an insurance holding company that writes medical professional liability insurance through our primary subsidiary American Physicians Assurance Corporation, or “American Physicians”.

ACAP was incorporated in Michigan in July 2000 to facilitate the conversion of American Physicians from a mutual insurance company to a publicly owned stock insurance company. The conversion became effective, the offerings were closed and American Physicians and its subsidiaries became subsidiaries of ACAP on December 13, 2000.

American Physicians, our primary insurance subsidiary, was formed in June 1975 under the sponsorship of the Michigan State Medical Society in response to a medical professional liability insurance crisis in Michigan. Today, American Physicians focuses on writing physician medical professional liability coverage in four core states: Michigan, Illinois, Ohio and New Mexico. It also writes a small amount of business in contiguous states.

ACAP’s board of directors, as part of its ongoing oversight and planning, annually reviews its strategic plan for the upcoming year, evaluating the business plans prepared by management, general market conditions, strategic alternatives and its ability to deliver value to its shareholders. For a number of years, the board and management have explored various different strategies to enhance shareholder value, including expanding its business through acquisitions, organic growth and evaluating opportunities for a possible sale of ACAP.

In late 2003 and early 2004, ACAP undertook a review of its strategic options, including discussions with bidders potentially interested in acquiring ACAP. After extensive review, the board of ACAP determined that it would continue to execute on its business plan as a stand-alone company, and refocus ACAP on its core medical professional liability business. After stabilizing ACAP’s operations and enhancing profitability, ACAP’s board of directors, later in 2004, instructed management to look for opportunities to grow ACAP through strategic acquisitions of other companies, as well as to evaluate the business benefits and risks of entering into new markets outside of its four core states. Management began an on-going process of contacting potential insurance companies to evaluate their interest in entering into a strategic business alliance with ACAP. As a result of those contacts, ACAP determined that there were few opportunities for ACAP to acquire other professional liability insurers, primarily because of its size and the fact that there were bigger professional liability insurers who were actively seeking acquisitions.

In September 2004, American Physicians entered into a stock purchase agreement to purchase over 10% of the outstanding shares of Physicians Insurance Company of Wisconsin, or PICW, and filed a Form A seeking regulatory approval of the proposed transaction. PICW opposed the transaction and the Form A and ultimately determined to enter into a merger agreement with another professional liability insurer. In 2005, pursuant to the resulting merger, American Physicians disposed of the PICW shares it had acquired, and thereafter continued to write a relatively small amount of professional liability insurance in Wisconsin.

In 2007, ACAP participated in the auction involving SCPIE Holdings, Inc., a California-based professional liability insurer. Although ACAP submitted a bid that it believed was competitive and undertook substantial due diligence, SCPIE Holdings, Inc. signed an agreement and plan of merger with Parent on October 15, 2007.

In 2008, ACAP participated in an auction involving another professional liability insurer. After conducting due diligence and making an offer, ACAP was not the high bidder in the proposed transaction. From 2004 to early 2010, management explored a variety of other acquisition opportunities and other strategic investments.

As part of the aforementioned strategic review process, on March 12, 2010, at its annual board conference, ACAP’s board of directors met and considered an update from management on ACAP’s strategic plan. Management presented a detailed business plan and estimates regarding the return on equity that it anticipated generating during 2010 and into the future. The board discussed whether it should consider a potential sale of ACAP as one of its strategic options, given the good performance of ACAP historically. While ACAP has continued to generate good returns, the board considered whether ACAP could continue to generate acceptable returns on equity to its shareholders based on management’s report on the continued consolidation of the industry and the risks of a prolonged soft market for professional liability insurance. In light of the fact that American Physicians specializes in insuring medium and small size physician groups, the board discussed whether the continued consolidation of the industry would reduce the size of American Physicians’ target market and require American Physicians to compete more directly with large insurance carriers, who have larger capital bases and are better positioned to withstand a prolonged soft market. Based on these discussions, the board of directors instructed ACAP’s management to evaluate various strategic alternatives, including whether to continue as an independent, stand-alone company and whether, in light of ACAP’s recent lack of premium growth, current market conditions, and changes in the insurance industry largely due to health care reform, it would be in the best interests of ACAP’s shareholders for the board to consider selling ACAP. Management was asked to report its recommendations to the board of directors at the next regular board meeting. As part of the evaluation of strategic alternatives, the board of directors authorized R. Kevin Clinton, ACAP’s president and chief executive officer, and Joseph Stilwell, a member of ACAP’s board of directors, to determine potential strategic partners and contact the potential strategic partners on a preliminary basis in order to determine interest in acquiring ACAP and indicative pricing for a potential sale to determine whether such a transaction would be a viable alternative to maximize value for shareholders.

During March and April 2010, management conducted analyses of various strategic alternatives, the medical professional liability insurance industry, market trends, and ACAP projections and prospects. Also during this time period, Messrs. Clinton and Stilwell met with or otherwise contacted four potential strategic partners, including Parent, three of which indicated an interest in exploring a possible transaction with ACAP and eventually executed confidentiality agreements for the purpose of pursuing further discussions. On April 14, 2010, Mr. Clinton and Mr. Stilwell met with Parent’s chief executive officer in New York. During the meeting, the parties discussed a general price range and that if a transaction were pursued, ACAP was interested in pursuing an all-cash transaction. In determining the list of potential partners to be selected, ACAP considered several factors, including without limitation the financial ability of a potential acquirer to fund an acquisition of ACAP without a financing contingency, whether the potential partner had indicated an interest in pursuing a growth strategy or had exhibited any other interest in acquiring a professional liability insurance company, whether the potential partners were reasonably likely to pay full value for ACAP in the event that the board determined to sell ACAP, whether the geographic footprint of ACAP’s business would be attractive to the potential partner based on the partner’s current level of business in ACAP’s core states, and the perceived ability of the potential partner to timely complete due diligence, obtain regulatory approvals and close the transaction before year end. As a result of these factors and its desire to maintain confidentiality with respect to its process, which it believed was important to maintain its current customer base, ACAP determined not to approach financial buyers and multi-line insurers.

At ACAP’s regularly scheduled board meeting on April 29, 2010, Mr. Clinton and Frank Freund, ACAP’s chief financial officer, provided ACAP’s board of directors with a report on ACAP’s strategic options, the current state of and prospects for the medical professional liability insurance market, key historical trends within the industry and how they were expected to impact ACAP, efforts by ACAP to improve its premiums profitably through organic means and through potential acquisitions, ACAP’s five year financial projections and valuation and an update on the initial discussions with the potential strategic partners. In addition, a representative of Dykema Gossett PLLC, ACAP’s outside legal counsel, reviewed with the board its fiduciary responsibilities in connection with the exploration of strategic alternatives. Following these presentations and discussion among the board members regarding these issues and the likelihood of higher capital gains tax rates in 2011, the board of directors determined to continue to evaluate a possible transaction to maximize shareholder value and authorized management to continue discussions with the potential strategic partners.

On April 30, 2010, ACAP management sent the three potentially interested parties, including Parent, a letter requesting a preliminary indication of interest in pursuing an acquisition of ACAP and an indicative price or price range, and provided certain publicly available financial and background information related to ACAP and its subsidiaries.

On May 5, 2010, Messrs. Clinton and Stilwell met with one of the potentially interested parties. Thereafter, during May 2010, ACAP provided the three potentially interested parties (including Parent) with additional detailed financial information, reserve reports and projections as requested by the parties.

At a special meeting of the board on May 11, 2010, Mr. Clinton updated the board regarding actions taken since the April 29 meeting, including a presentation on the companies selected for a solicitation of interest, the basis for the selection, and the preliminary feedback received from the companies. The board had a detailed discussion of strategic alternatives available and the solicitation of indications of interest.

On May 18, 2010, Mr. Clinton received a letter and phone call from one of the three potentially interested parties indicating that they would not continue with the process due to internal issues unrelated to ACAP. On May 21, 2010, ACAP received preliminary indications of interest from Parent and the other potentially interested party. Parent’s letter indicated its interest in acquiring ACAP at a price range of $39.00 to $41.00 per share in cash, while the other party (whom we refer to herein as the “third party”) indicated its interest in acquiring ACAP at a lower price range. Both letters indicated that they were subject to completion of due diligence but that there would likely be no financing condition.

On the following day, May 22, 2010, ACAP’s board of directors met by teleconference to discuss the initial indications of interest. ACAP’s outside legal counsel made a detailed presentation to the board of directors regarding the fiduciary duties of directors in an auction process should the board decide to sell ACAP. Mr. Clinton provided a detailed overview to the board of the responses received to the solicitation of preliminary indications of interest from the three potentially interested parties and the terms noted in the two written responses received. The board then engaged in a detailed discussion of whether to sell ACAP and the various factors for and against a sale of ACAP. Following this discussion, ACAP’s board of directors instructed management to continue to pursue negotiations with Parent and the third party in an effort to determine the best price the parties would be willing to pay for ACAP and whether it would be in the best interests of the shareholders to pursue a sale of ACAP.

On May 24, 2010, Mr. Clinton sent a letter to Parent and the third party acknowledging receipt of their indications of interest and outlining the anticipated process for completing due diligence and negotiation of definitive agreements, and ACAP provided each with access to an electronic due diligence data room established to facilitate completion of the parties’ due diligence.

On May 28, 2010, Dykema Gossett PLLC sent Parent and the third party a draft merger agreement. During the first and second weeks of June 2010, both parties conducted due diligence at ACAP’s headquarters and held discussions with ACAP’s management.

On June 14, 2010, ACAP’s legal counsel conducted a telephone conference with counsel for the third party to discuss the third party’s comments to the draft merger agreement.

On June 16, 2010, Mr. Freund received a telephone call from an investment banker representing a fourth potentially interested party, whom we refer to herein as the “fourth party,” expressing interest in considering a transaction with the Company. A draft confidentiality agreement was sent to the fourth party the same day and signed by the parties on June 18, 2010, at which time the fourth party was sent a draft merger agreement, was granted access to the electronic data room and began its due diligence review, which continued through the next week. Additionally, on June 18, 2010, ACAP received a revised draft of the merger agreement from the third party which included a price that was below the bottom of its initial indicated range. The third party indicated that its offer would expire on June 25, 2010.

On June 21, 2010, Parent submitted an offer of $40.00 per share, a markup of the draft merger agreement and requested that ACAP grant Parent exclusivity.

On June 22, 2010, ACAP’s board of directors met to discuss the offers submitted by Parent and third party. Mr. Clinton summarized in detail the terms of the bids and the inclusion of the fourth party in the bidding process. He noted that he had requested the fourth party to submit its bid and markup of the draft merger agreement no later than June 28, 2010 in an attempt to keep the timing of the bids as parallel as possible while providing sufficient time to conduct due diligence and review the draft merger agreement. He indicated his intention to communicate to Parent that the exclusivity request was not acceptable, as this would inhibit ACAP’s ability to entertain higher bids. He also indicated his intention to ask the third party to increase its bid and to extend the time during which its bid would remain open. Representatives of ACAP’s outside legal counsel provided a detailed update on the bidding process and discussions with counsel for the Parent and the third party in connection with the due diligence process, as well as a detailed comparison of the draft merger agreements submitted by Parent and the third party. Counsel reiterated the prior advice regarding the board’s fiduciary duties in the context of a possible sale of ACAP and discussed with the board strategies the board could pursue to maximize the price to be received by shareholders if the board decided to approve a sale of ACAP.

Mr. Clinton contacted James Anderson of Parent’s financial advisor later that day to discuss Parent’s initial offer and to communicate that the request for exclusivity was not acceptable.

On June 23, 2010, Mr. Clinton contacted the third party’s president to indicate that its bid was not currently competitive and to ask that the time be extended in that the board would not be making a decision right away. The third party agreed to extend the time to June 29, 2010 and to consider making a higher offer. The same day, Parent conducted onsite due diligence meetings with certain ACAP employees. The following day, counsel for the third party and Dykema Gossett PLLC had a telephone conference to discuss the terms and conditions of the draft merger agreement between the two parties. On June 25, 2010, Dykema Gossett PLLC sent a revised draft of the merger agreement to the third party. On the same day, Mr. Freund and a representative of Dykema Gossett PLLC held a conference call with legal counsel and management of the fourth party to discuss due diligence matters. The fourth party continued its due diligence review, engaging in multiple discussions with ACAP management on June 25 and June 26, 2010.

On June 28, 2010, the third party sent ACAP a revised bid that, while higher than its first bid, remained lower than Parent’s initial bid. The same day, the fourth party delivered its offer and a revised draft of the merger agreement. The fourth party’s offer was an all cash offer for a per share price that was higher than Parent’s initial bid. The offer was not subject to further due diligence and, like the other bids, indicated that there would be no financing contingency. That same day, Dykema Gossett PLLC provided Parent’s legal counsel with a revised draft of the merger agreement.

On June 29, 2010, ACAP’s board of directors held a special meeting to discuss the offer and draft merger agreement of each bidder. Mr. Clinton provided a detailed update to the board regarding developments and the current status of the bids. Representatives of ACAP’s counsel then updated the board on the status of the due diligence and merger agreement negotiations, including a comparison of the key differences between the drafts submitted by the three outstanding bidders and the terms that remained subject to negotiation. In view of the revised bids received since the last board meeting and in an effort to complete the bidding process and receive the best price possible, Mr. Clinton recommended that the board permit him to contact each of the bidders and ask each to provide ACAP with its best and final offer by July 2. Following discussion by the board, the board concurred with Mr. Clinton’s recommendation and tentatively planned to meet the following week to review the responses, with the expectation that management would provide the board with final bids and substantially complete merger agreements. Following the board meeting, Mr. Clinton spoke with the fourth party’s financial advisor, informing him that in light of additional bids being received, final and best bids were being solicited from each bidder by July 2.

On June 30, representatives from the fourth party’s counsel and ACAP’s counsel had a phone call in which a representative of ACAP’s counsel reiterated what Mr. Clinton had told the fourth party’s financial advisor and stated that ACAP’s board of directors was carefully considering each bid and the terms and conditions of each draft merger agreement, including the certainty of closure of the merger.

The same day, Mr. Clinton and the third party’s president discussed ACAP’s request for final and best bids by July 2 and the lack of competitiveness of the third party’s bid. The third party’s president advised Mr. Clinton that they were not able to increase their offer any further and would likely not rebid. Mr. Clinton also spoke with the chief operating officer of The Doctors Management Company, Parent’s attorney-in-fact, to inform him that final and best bids were being solicited from each bidder by July 2.

On July 1, 2010, the fourth party’s counsel and ACAP’s counsel held a negotiating session to revise the draft merger agreement. Following the negotiation session, Dykema Gossett PLLC delivered a revised draft of the merger agreement to the fourth party.

On July 2, 2010, the fourth party delivered a letter to ACAP indicating that its initial offer was its final and best bid. On the same day, Parent delivered a letter to ACAP making a final and best bid of $41.50 per share, which was higher than the fourth party’s final and best bid. Parent’s final bid purported to be contingent on being granted exclusivity.

On July 3, 2010, Mr. Clinton informed Mr. Anderson of Parent’s financial advisor that Parent’s bid would not be considered if they demanded exclusivity with ACAP, as the board wanted to consider and compare price and terms between bidders. On July 4, 2010, Mr. Anderson notified Mr. Clinton that Parent would waive its request for exclusivity. Additionally, Parent’s counsel delivered a revised draft of the merger agreement to Dykema Gossett PLLC.

On July 5, 2010, Mr. Clinton and Mr. Anderson discussed certain conditions to closing requested by Parent related to approval of the transaction by certain insurance regulators. Mr. Clinton informed Mr. Anderson that such conditions created unacceptable risk and were not likely to be accepted. On the same day, representatives of the fourth party’s counsel and ACAP’s counsel discussed the status of the bid process.

On July 6, 2010, legal counsel for ACAP, Parent, and the fourth party continued to negotiate and revise the respective drafts of the merger agreement. In the course of the negotiations, Parent agreed to significantly limit the regulatory approval condition in a manner determined by ACAP and its counsel to minimize the associated closing risk.

On July 7, 2010, ACAP’s counsel continued to finalize terms of the draft agreement with Parent and also communicated with the fourth party’s counsel regarding the merger agreement and disclosure schedules. Later that day, ACAP’s board of directors convened a meeting to consider the final bids. The board of directors reviewed with ACAP’s management and counsel the status of negotiations with Parent and the fourth party and the proposed terms and conditions of the respective merger agreements, including the differences between the two drafts. Counsel explained that while there were differences in the agreements, the substantially final forms of the two agreements did not present differences that were considered to be significant enough to cause the Board to discount either offer or to detract from the economic analysis of the bids. Counsel also noted that a transaction with the fourth party would involve greater overlap of their markets with ACAP’s and might cause greater regulatory concern, but that both proposed transactions would likely receive regulatory approval. Counsel also explained the fiduciary duties of the directors in considering a sale of the Company and the factors that the board could consider in determining which transaction was in the best interests of the shareholders. Mr. Clinton expressed management’s recommendation and belief that the higher bid was in the best interests of the shareholders, as it had the best price, similar terms and conditions to the merger agreement proposed by the other bidder and had less market overlap. Raymond James then presented a detailed financial analysis regarding value and delivered its opinion that the merger consideration proposed to be paid by Parent was fair, from a financial point of view, to ACAP’s shareholders. After a thorough discussion of each bid and the differences between the bids and the respective draft merger agreements, and taking into account the advice of management, legal counsel and Raymond James, ACAP’s board of directors unanimously determined that the merger with Parent was advisable and in the best interests of ACAP and its shareholders, adopted the merger agreement with Parent and authorized ACAP’s management to execute and deliver the merger agreement. Later that evening, Parent and ACAP executed and delivered the merger agreement, and announced the signing of the merger agreement the next morning on July 8, 2010.

Determination of the Board of Directors; Reasons for the Merger; Recommendations

After careful consideration, on July 7, 2010, based on its own independent review and other factors, ACAP’s board of directors determined that the merger agreement, and the transactions contemplated thereby, are advisable and fair to and in the best interests of the shareholders of ACAP and unanimously approved the merger agreement. Accordingly, the ACAP board of directors unanimously recommends that shareholders vote FOR the proposal to approve and adopt the merger agreement.

In considering the merger with Parent, ACAP’s board of directors consulted representatives of Dykema Gossett PLLC, ACAP’s legal counsel, regarding the fiduciary duties of the members of the board of directors and the terms of the merger agreement. The board of directors sought and received from Raymond James an oral opinion, subsequently confirmed in writing, as to the fairness as of the date of such opinion, from a financial point of view, of the merger consideration to be received by holders of outstanding shares of ACAP common stock, which opinion is described below under “— Opinion of Raymond James.”

In the course of reaching its determination, the board of directors considered a number of potentially positive factors in its deliberations, including the following:

•	the current and historical market prices of ACAP common stock, the fact that the $41.50 per share cash merger consideration represents a premium of approximately 31% to its closing price of $31.76 on July 7, 2010 and a substantial premium to book value of approximately 1.8 times, and the fact that ACAP’s stock had never traded as high as the price offered by Parent (adjusted for stock splits);

•	possible alternatives to the sale of ACAP, such as continuing to operate ACAP on a stand-alone, independent basis, and the risks associated with such alternatives, including the risks associated with ACAP’s ability to maintain or expand its business (organically or through acquisitions) or improve its profitability, compared to the certainty to shareholders of realizing a fair value for their investment if the merger is consummated;

•	the robust auction process conducted by ACAP, with the assistance of ACAP’s legal advisors, which involved engaging in initial discussions with the parties deemed by ACAP to be able to pay full value for ACAP and to complete a transaction before the end of 2010, the inclusion of an additional party in the process that expressed interest in acquiring ACAP while the auction process was ongoing and the receipt of proposals from three parties to acquire ACAP, and which included increases in the purchase price offered by two of the bidding parties, including the price offered by Parent;

•	the relative certainty of the value of the $41.50 per share cash merger consideration;

•	the relative likelihood that the proposed merger with Parent would be consummated on a timely basis, based on, among other things, that:

•	Parent would not need the approval of its equity holders to consummate the merger;

•	Parent was unlikely to confront difficulties obtaining insurance and anti-trust regulatory approval for the merger due to the relative lack of overlapping markets; and

•	the merger agreement with Parent is not subject to a financing condition;

•	the views expressed by our management regarding, among other things, that:

•	our financial condition, results of operations, premiums, business and prospects were somewhat uncertain due to the continuing soft market and various other circumstances discussed with board;

•	recent trends in the medical professional liability insurance industry, such as increased rate competition, increased consolidation of insurers and physician groups and health care legal reform could eventually decrease the customer base in ACAP’s markets, further increase rate competition, deplete ACAP’s capital base and put ACAP at an increasing disadvantage competitively compared to larger competitors;

•	increases in interest rates could put downward pressure on the value of ACAP’s fixed income assets;

•	the relative illiquidity of ACAP’s common stock due to low trading volume made it difficult for larger holders to liquidate their ownership without creating significant downward pressure on the market price;

•	achieving a higher value on a stand-alone basis in the long-term is unlikely;

•	the federal capital gains tax rate for non-corporate shareholders is scheduled to increase in 2011;

•	the fact that ACAP’s largest shareholder was in favor of the merger;

•	the presentation of Raymond James regarding the fairness, from a financial point of view, of consideration to be received by ACAP shareholders in the merger;

•	the opinion of Raymond James addressed to the ACAP board of directors that, as of July 7, 2010, and based upon and subject to the various qualifications, factors, assumptions and limitations described in the opinion, the merger consideration of $41.50 per share was fair, from a financial point of view, to holders of outstanding shares of ACAP common stock;

•	the structure of the transaction as a merger which will result in detailed public disclosure and a period of time prior to a shareholder vote on the merger during which an unsolicited superior proposal could materialize;

•	the reasonableness of the terms and conditions of the merger agreement, including the following:

•	ACAP’s ability to consider unsolicited acquisition proposals and, in certain circumstances, to terminate the merger agreement to accept a superior proposal after payment of a termination fee of 3% of the aggregate merger consideration (which the board of directors believed would not preclude a superior proposal), which would be Parent’s sole and exclusive remedy in the event of such a termination;

•	the ability of ACAP’s board of directors to change its recommendation to ACAP’s shareholders prior to a shareholder vote if it concludes that the failure to do so would be inconsistent with its fiduciary duties; provided that if Parent terminates the Merger Agreement and an acquisition proposal is publicly announced prior to such termination, ACAP must pay a termination fee of 3% of the aggregate merger consideration to Parent, which fee would be Parent’s sole and exclusive remedy in such an event;

•	the requirement that Parent pay a termination fee equal to 3% of the aggregate merger consideration if all necessary antitrust and insurance regulatory approvals are not obtained for the merger prior to the outside date, as it may be extended, which would be ACAP’s sole remedy upon such termination if the fee is paid;

•	the requirement that Parent pay a termination fee equal to 3% of the aggregate merger consideration if Parent is not able or willing to pay the aggregate merger consideration at closing, which would not be ACAP’s sole remedy for such breach;

•	the reasonableness of the covenants, representations and warranties required to be made by ACAP; and

•	the conditions to closing, including the lack of a financing condition.

Our board of directors also considered the following material risks or potentially adverse factors in making its determination:

•	the fact that ACAP will cease to be a public company and its current shareholders will no longer participate in any of its potential future growth or potential future growth of a combined company with a bidder offering stock consideration;

•	the fact that gains from all-cash transactions are generally taxable to ACAP’s shareholders for U.S. federal income tax purposes;

•	the fact that the merger may not be completed prior to December 31, 2010, which could result in gains being taxed at a higher rate;

•	the risk of losing employees prior to the closing and the impact such losses could have on ACAP’s ability to close the merger;

•	the interests of certain of ACAP’s executive officers may be different from, or in addition to, the interests of ACAP’s other shareholders;

•	the closing conditions of the merger, including approval by ACAP’s shareholders and regulatory approvals;

•	the terms of the merger agreement that place limitations on ACAP’s ability to solicit and consider competing proposals and to terminate the merger agreement and accept a superior proposal;

•	the risk of diverting management focus and resources from operational matters while working to implement the merger;

•	the possibility of disruption to ACAP’s operations following the announcement of the merger, and the resulting effect if the merger does not close; and

•	the restrictions on the conduct of ACAP’s business prior to completion of the merger which could delay or prevent it from undertaking business opportunities that arise pending completion of the merger.

The preceding discussion is not meant to be an exhaustive description of the information and factors considered by ACAP’s board of directors, but is believed to address the material information and factors considered. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, ACAP’s board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the various factors considered in reaching its determination. In considering the factors described above, individual members of ACAP’s board of directors may have given different weights to different factors.

Opinion of Raymond James

Pursuant to the terms of an engagement letter dated June 15, 2010, ACAP engaged Raymond James to render an opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of ACAP common stock of the merger consideration of $41.50 in cash per share to be received by such holders pursuant to the merger agreement. At the meeting of ACAP’s board of directors on July 7, 2010, Raymond James rendered its oral opinion, which was subsequently confirmed in writing, that, as of July 7, 2010, and based upon and subject to the various qualifications, factors, assumptions and limitations described in the Raymond James opinion, the merger consideration of $41.50 in cash per share to be received by holders of ACAP common stock was fair, from a financial point of view, to such holders.

The full text of Raymond James’s opinion, dated July 7, 2010, which describes, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Raymond James, is attached as Appendix B to this proxy statement and is incorporated herein by reference. Raymond James’s opinion, which was addressed to, and for the use and benefit of, ACAP’s board of directors was not a recommendation to holders of ACAP common stock to approve the merger. The opinion was limited to the fairness, from a financial point of view, of the merger consideration to the holders of the outstanding shares of ACAP common stock, other than Parent, Merger Sub and any of their affiliates, as of the date of the opinion, and Raymond James expressed no opinion as to the merits of the underlying business decision by ACAP to engage in the merger, the structure or tax or legal consequences of the merger agreement or the availability or advisability of any alternatives to the merger. No limitations were imposed by ACAP’s board of directors upon Raymond James with respect to the investigations made or procedures followed by it in rendering its opinion. The summary of Raymond James’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. Holders of ACAP common stock are encouraged to, and should, read Raymond James’s opinion carefully and in its entirety, including all text and tables.

In connection with rendering its opinion, Raymond James, among other things:

•	reviewed the financial terms and conditions of the merger agreement;

•	reviewed Annual Reports on Form 10-K filed by ACAP for the years ended December 31, 2008 and 2009, as amended;

•	reviewed the Quarterly Report on Form 10-Q filed by ACAP for the period ending March 31, 2010;

•	reviewed the report dated March 5, 2010 prepared by Ernst & Young LLP titled AP Capital Inc. Actuarial analysis of loss and loss adjustment expense reserves as of December 31, 2009;

•	reviewed the Annual Statements of ACAP’s wholly owned U.S. domiciled insurance company subsidiaries, referred to as the “Insurance Subsidiaries”, filed with the Michigan Office of Financial and Insurance Regulation for the years ended December 31, 2007, 2008, and 2009;

•	reviewed the Quarterly Statements of the Insurance Subsidiaries filed with the Michigan Office of Financial and Insurance Regulation for the three month period ended March 31, 2010;

•	reviewed the audited financial statements of the Insurance Subsidiaries prepared in accordance with statutory accounting procedures as of and for the year ended December 31, 2009;

•	reviewed other ACAP financial and operating information requested from and/or provided by ACAP, including financial forecasts;

•	reviewed certain other publicly available information regarding ACAP;

•	discussed with members of the senior management of ACAP certain information relating to the aforementioned items and any other matters which Raymond James deemed relevant to its inquiry;

•	reviewed the Annual Statements of Parent filed with the California Department of Insurance for the years ended December 31, 2008, and 2009; and

•	reviewed the Quarterly Statements of Parent filed with the California Department of Insurance for the three month period ended March 31, 2010.

Raymond James assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to it by ACAP, Ernst & Young LLP or any other party, and Raymond James did not undertake any duty or responsibility to verify independently any of such information.

Raymond James is not an actuary, did not include any actuarial analyses, determinations or evaluations and did not make or order an independent appraisal of the assets or liabilities (contingent or otherwise) of ACAP. Raymond James did not evaluate and expressed no opinion with respect to the adequacy of reserves maintained by ACAP or any of the Insurance Subsidiaries. Raymond James assumed that the financial forecasts and other information and data provided to or otherwise reviewed by or discussed with it were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of ACAP management, and Raymond James relied on each party to advise it promptly if any information previously provided became inaccurate or was required to be updated during the period of Raymond James’s review. Raymond James assumed that the merger will be consummated in accordance with the terms of the merger agreement without waiver of any conditions thereof.

Based upon and subject to the foregoing qualifications, limitations, factors and assumptions and those set forth in the opinion, Raymond James was of the opinion that, as of July 7, 2010, the $41.50 in cash per share of ACAP’s common stock to be received by the holders of ACAP’s common stock in the merger was fair, from a financial point of view, to such holders. In formulating its opinion, Raymond James considered only the merger consideration to be received by the shareholders of ACAP and did not consider and the opinion does not address, any other payments that may be made in connection with, or as a result of, the merger to ACAP’s directors, officers, employees or others.

In conducting its investigation and analyses and in arriving at its opinion, Raymond James took into account such accepted financial and investment banking procedures and considerations as Raymond James deemed relevant, including the review of (i) historical and projected revenues, operating earnings, net income and capitalization of ACAP and certain other publicly held companies in businesses it believed to be comparable to ACAP; (ii) the current and projected financial position and results of operations of ACAP; (iii) the historical market prices and trading activity of ACAP’s common stock; (iv) financial and operating information concerning selected business combinations which Raymond James deemed comparable in whole or in part; and (v) the general condition of the securities markets.

The merger consideration was determined through negotiation between ACAP and Parent and the decision to enter into the merger agreement was solely that of ACAP’s board of directors. Raymond James’s opinion and financial analyses were only one of many factors considered by ACAP’s board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of the board of directors or management with respect to the merger or the merger consideration. Raymond James’s opinion was provided to the board of directors to assist it in connection with its consideration of the proposed merger and does not constitute a recommendation to any person, including the holders of ACAP’s common stock, as to how to vote with respect to the proposed merger.

In connection with rendering its opinion to ACAP’s board of directors on July 7, 2010, Raymond James performed a variety of financial and comparative analyses, including those described below. The following is a summary of the material financial analyses underlying Raymond James’s opinion, dated July 7, 2010, that Raymond James presented to ACAP’s board of directors in connection with the merger at a meeting of the board of directors on July 7, 2010. The following summary of Raymond James’s analyses is not a complete description of the analyses underlying its opinion. The order of the analyses described below does not represent the relative importance or weight given to those analyses by Raymond James. The financial analyses summarized below include information presented in tabular format. In order to fully understand Raymond James’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Raymond James’s financial analyses. No company or transaction used in the analyses described below is directly comparable to ACAP, Parent or the merger.

Trading Analysis. Raymond James analyzed historical trading prices of ACAP’s common stock over a 12 month period ending July 6, 2010 (the last trading day before ACAP’s board convened to vote on the proposed merger), calculated the average daily closing prices for ACAP’s common stock over various time periods, and noted the closing stock price on selected dates prior to and including July 6, 2010. ACAP’s price per share ranged from $26.18 to $35.91 over the twelve month period ending on July 6, 2010. This analysis indicated that the $41.50 per share cash consideration to be paid to holders of ACAP’s common stock represented a premium of:

•	32.0% based on the July 6, 2010 closing price per share of $31.45;

•	31.4% based on the June 29, 2010 (one week prior to July 6) closing price per share of $31.59;
•	40.1% based on the June 4, 2010 (one month prior to July 6) closing price per share of $29.63;
•	28.4% based on the April 6, 2010 (three months prior to July 6) closing price per share of $32.33;

•	15.6% based on the 52-week high price per share of $35.91;

•	33.4% based on the latest one-month average closing price per share of $31.11;

•	30.8% based on the latest three-month average closing price per share of $31.72; and
•	36.7% based on the latest 12-month average closing price per share of $30.36.

Selected Public Companies Analysis. Raymond James reviewed and compared certain financial information for the Company to corresponding financial information, ratios and public market multiples observed for the following publicly traded medical professional liability insurers:

•	American Physicians Service Group;
•	FPIC Insurance Group, Inc.; and
•	ProAssurance Corp.

Although none of the selected public companies is directly comparable to ACAP, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to operations of ACAP.

Raymond James calculated various financial multiples and ratios for the selected public companies based on publicly available financial information, estimates from Thomson Financial, which are referred to as “Street Estimates”, and common stock closing prices on July 6, 2010. For ACAP, Raymond James calculated various financial multiples and ratios based on publicly available financial information, the number of shares outstanding on July 6, 2010, Street Estimates, financial projections given to Raymond James by Company management, and the merger consideration. The Street Estimates were not prepared in connection with the merger or at Raymond James’s request and may or may not prove to be accurate. For each of ACAP and the selected public companies, Raymond James calculated:

•	Diluted equity market value as a multiple of reported GAAP net income for the most recent actual twelve months results, or “TTM”;

•	Price as a multiple of Street Estimates for 2010 and 2011 earnings per share, or “EPS”;

•	Price as a multiple of Company management projected 2010 and 2011 EPS for the Company;

•	Price as a multiple of GAAP book value per share as of March 31, 2010;

•	Price as a multiple of GAAP book value per share adjusted to exclude accumulated other comprehensive income, or “Adjusted Book Value” as of March 31, 2010;

•	Price as a multiple of Street Estimates of 2010 year-end GAAP book value per share; and

•	Price as a multiple of Company management projected 2010 year-end GAAP book value per share for the Company

The results of these analyses are summarized below.

	Implied by
	Merger
Multiple	Consideration		Low		Median		Mean		High

Diluted Equity Market Value / TTM Net Income	10.1	x	7.5	x	7.8	x	7.7	x	7.9	x

Price per Share /
2010E EPS - Street Estimates	12.5		8.8		9.3		9.5		10.4
2011E EPS - Street Estimates	13.9		8.8		9.3		9.6		10.7
Book Value per Share	1.7		0.9		1.0		1.0		1.0
Adjusted Book Value per Share	1.8		0.9		1.1		1.0		1.1
2010E Year-End Book Value per Share - Street Estimates	1.6		0.8		0.9		0.9		1.0

Raymond James also applied the mean, median, minimum and maximum relative multiples for each of the metrics to ACAP’s actual and projected financial results and determined the implied equity price per share of ACAP common stock and then compared those implied equity values to the merger consideration of $41.50 per share. These results are summarized below.

	Offer	Implied Price per Share
Multiple	Price	Low	Median	Mean	High

Diluted Equity Market Value / TTM Net Income	$41.50	$31.02	$32.10	$31.99	$32.85

Price per Share /
2010E EPS - Street Estimates	41.50	29.24	30.79	31.55	34.62
2011E EPS - Street Estimates	41.50	26.43	27.73	28.76	32.13
Book Value per Share	41.50	21.68	24.64	23.89	25.35
Adj. Book Value per Share	41.50	21.56	24.98	23.93	25.26
2010E Year-End Book Value per Share - Street Estimates	41.50	21.60	24.14	23.67	25.27
2010E EPS - Management projected	41.50	32.01	33.71	34.54	37.90
2011E EPS - Management projected	41.50	34.84	36.56	37.92	42.35
2010E Year-End Book Value per Share - Management projected	41.50	21.70	24.25	23.78	25.39

Selected Transaction Analysis. Raymond James analyzed publicly available information relating to selected acquisitions of companies (determined by Raymond James) whose primary business, or a substantial portion of their business, was medical professional liability insurance and prepared a summary of the relative valuation multiples paid in these transactions. The selected transactions used in the analysis included:

Announcement
Date	Acquirer / Target

Oct-09	Florida Doctors Insurance Co / Physicians Preferred Insurance Co.
Jul-09	FPIC Insurance Group / Advocate, MD Financial Group Inc.
Jun-09	Medical Professional Mutual Insurance Company/ FinCor Holdings, Inc.
Oct-08	ProAssurance Corp./ Podiatry Insurance Co. of America
Jun-08	Allied World Assurance Co./ Darwin Professional Underwriters, Inc.
Oct-07	Doctors Co Interinsurance Exch/ SCPIE Holdings Inc.
Oct-06	Doctors Co Interinsurance Exch/ OHIC Insurance Co.
Dec-05	ProAssurance Corp./ Physicians Ins Co. Wisconsin
Sep-05	Doctors Co Interinsurance Exch/ NW Physicians Mutual Ins Co.
May-05	Berkshire Hathaway Inc./ Medical Protective Corp.
Feb-05	ProAssurance Corp./ NCRIC Group Inc.

For each of these transactions, Raymond James examined multiples of (i) transaction enterprise value compared to the target companies’ consolidated surplus and TTM net income calculated in accordance with statutory accounting rules, or “STAT”, and (ii) transaction equity value compared to GAAP common equity and TTM GAAP net income, in each case for the latest twelve months ended prior to announcement of the transaction. Raymond James also reviewed the mean, median, minimum and maximum relative multiples of the selected transactions and compared them to the corresponding multiples for ACAP implied by the merger consideration. Raymond James also applied the mean, median, minimum and maximum relative valuation multiples to ACAP’s statutory surplus, TTM statutory net income, GAAP equity and TTM GAAP net income to determine the implied equity price per share and then compared those implied equity values to the merger consideration of $41.50 per share. The results of the selected transactions analysis are summarized below:

	Implied by
	Merger
Multiple	Consideration		Low		Median		Mean		High

Enterprise Value /
STAT Surplus	2.0	x	0.9	x	1.4	x	1.5	x	2.4	x
STAT TTM Net Income	10.4		3.7		11.7		10.1		16.2
Equity Value /
GAAP Common Equity	1.7		1.0		1.4		1.4		2.1
GAAP TTM Net Income	10.1		9.8		12.4		13.1		20.0

	Merger	Implied Price per Share
Multiple	Consideration	Low	Median	Mean	High

Enterprise Value /
STAT Surplus	$41.50	$16.40	$28.26	$29.31	$50.00
STAT TTM Net Income	41.50	13.18	46.78	40.10	65.59
Equity Value /
GAAP Common Equity	41.50	24.07	33.66	34.50	50.15
GAAP TTM Net Income	41.50	40.28	50.86	53.85	81.92

Transaction Premium Analysis. Raymond James analyzed the stock price premiums paid in 46 pending or completed merger and acquisition transactions (excluding transactions between related parties) announced since January 2008 with equity values between $300 million and $500 million involving acquisitions of at least a majority of a target company’s shares. Raymond James measured each transaction price per share relative to each target’s closing price per share one-day, one-week, one-month, and three-months prior to announcement of the transaction. Raymond James compared the mean, median, minimum and maximum premiums paid from this set of transactions to the merger consideration expressed as a premium relative to the closing stock price of ACAP on July 6, 2010, June 29, 2010, June 4, 2010, and April 6, 2010. The results of the transaction premium analysis are summarized below:

	Implied
	Consideration	Implied Premium
Premiums Paid	Premium	Low	Median	Mean	High

One-day prior (7/6/10)	32.0%	−2.0%	25.7%	27.2%	76.7%
One-week prior (6/29/10)	31.4%	−3.8%	34.0%	31.2%	68.9%
One-month prior (6/4/10)	40.1%	1.3%	28.4%	30.1%	76.9%
Three-months prior (4/6/10)	28.4%	−18.0%	42.7%	41.8%	127.3%

Raymond James also applied the minimum, median, mean, and maximum premiums for each of the metrics to ACAP’s actual corresponding closing stock prices to determine the implied equity price per share and then compared those implied equity values per share to the merger consideration of $41.50 per share. The results of this are summarized below:

	Merger	Implied Price per Share
Premiums Paid	Consideration	Low	Median	Mean	High

One-day prior (7/6/10)	$41.50	$30.83	$39.55	$39.99	$55.58
One-week prior (6/29/10)	41.50	30.38	42.32	41.45	53.35
One-month prior (6/4/10)	41.50	30.01	38.04	38.56	52.42
Three-months prior (4/6/10)	41.50	26.51	46.12	45.84	73.48

Discounted Cash Flow Analysis. Raymond James performed a discounted cash flow analysis to estimate a range of implied fully diluted equity values per share for ACAP common stock. The analysis used financial projections provided by ACAP management for the years ending December 31, 2010 through 2014, which represented the best available estimates and judgment of management. The cash flows were modeled assuming ACAP continues to operate as an independent entity. The valuation range was determined by adding (i) the present value of estimated unleveraged free cash flows during the time period July 7, 2010 to December 31, 2014 and (ii) the present value of the “terminal value” of ACAP. Raymond James calculated an estimate of potential unleveraged free cash flows by subtracting after-tax holding company expenses (excluding interest expense) from estimated dividends received by the holding company from ACAP’s regulated insurance subsidiaries. In calculating terminal values, Raymond James used book value multiples of estimated December 31, 2014 GAAP equity and price/earnings multiples of estimated 2014 GAAP net income, plus estimated debt at December 31, 2014. The book value multiples ranged from 1.0x to 1.4x, while the price/earnings multiples ranged from 8.0x to 11.0x.

The projected cash flows and terminal values were discounted using discount rates ranging from 11.0% to 15.0%, which are rates Raymond James viewed as appropriate for a company with ACAP’s risk characteristics. Raymond James added net holding company cash and subtracted the face value of ACAP’s debt then divided by the number of diluted shares outstanding in order to arrive at a range of present values per share of ACAP common stock. This analysis yielded a range of implied present values per ACAP share of $25.86 to $38.82.

Additional Considerations. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying the analyses set forth in its opinion. In addition, Raymond James considered the results of all such analyses and did not assign relative weights to any of the analyses, but rather made qualitative judgments as to the significance and relevance of each analysis and factor, so the ranges of valuations resulting from any particular analysis described above should not be taken to be Raymond James’s view of the actual value of ACAP. Accordingly, Raymond James believes that its analyses and the summary above must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, would create an incomplete view of the process underlying Raymond James’s opinion.

In performing its analyses, Raymond James made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of ACAP. The analyses performed by Raymond James are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. Such analyses were provided to ACAP’s board of directors and were prepared solely as part of Raymond James’s analysis of the fairness, from a financial point of view, to the holders of ACAP common stock of the consideration to be received by such holders in connection with the proposed merger. The analyses do not purport to be appraisals or to reflect the prices at which companies may actually be sold, and such estimates are inherently subject to uncertainty.

Raymond James’s opinion was necessarily based upon market, economic, financial and other circumstances and conditions existing and disclosed to it on July 6, 2010, and any material change in such circumstances and conditions may affect Raymond James’s opinion, but Raymond James does not have any obligation to update, revise or reaffirm that opinion.

General

As described above, Raymond James’s opinion to ACAP’s board of directors was among many factors taken into consideration by the board of directors in making its determination to approve the merger agreement and recommend the merger proposal. Such decisions were solely those of the board of directors. The opinion of Raymond James was provided to the board of directors and does not constitute a recommendation to any person, including the holders of ACAP’s common stock, as to how such person should vote or act on any matter related to the merger proposal.

Under the terms of Raymond James’s engagement letter, ACAP agreed to pay Raymond James a fee of $475,000 for its services in connection with the merger, $50,000 of which was payable upon Raymond James’s initial engagement by ACAP and the balance of which was payable upon Raymond James rendering its opinion to the board of directors. In addition, ACAP also agreed to reimburse Raymond James for its expenses, and to indemnify Raymond James against certain liabilities, in connection with its engagement.

ACAP selected Raymond James in connection with the preparation of the fairness opinion due to Raymond James’s reputation as a nationally recognized investment banking firm with substantial experience in similar transactions. Raymond James had also participated in ACAP’s public stock offering at the time American Physicians demutualized, and continued to follow the stock once it began public trading. Raymond James is actively engaged in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. In the ordinary course of Raymond James’s business, it may trade in ACAP’s securities for its own account or for the accounts of Raymond James customers, and may at any time hold a long or short position in such securities. In the previous two years, Raymond James has provided certain services to ACAP, including executing trades on ACAP’s behalf for equity securities held in ACAP’s investment portfolio, for which ACAP paid Raymond James a fee.

Effects of the Merger

If ACAP’s shareholders approve and adopt the merger agreement, and the other conditions to the closing of the merger are either satisfied or waived, Merger Sub will merge with and into ACAP, with ACAP continuing as the surviving corporation in the merger. The surviving corporation initially will be a wholly owned subsidiary of Parent following the merger. As a result of the merger, ACAP will cease to be an independent, publicly traded company.

If the merger is completed, each share of ACAP common stock issued and outstanding immediately prior to the effective time of the merger, will be converted into the right to receive $41.50 in cash, without interest and less any applicable withholding taxes. The receipt of cash in exchange for shares of ACAP common stock in the merger will constitute a taxable transaction to U.S. persons for U.S. federal income tax purposes. At the effective time of the merger, each outstanding option to acquire ACAP common stock (all of which are currently vested) will be cancelled and exchanged for the right to receive a cash payment equal to the number of shares of ACAP common stock underlying the options multiplied by the excess, if any, of $41.50 over the exercise price per share of ACAP common stock previously subject to such option, without interest and less any applicable withholding taxes, which cash payment is referred to as the “option consideration”.

At the effective time of the merger, current ACAP shareholders will cease to have ownership interests in ACAP or rights as ACAP shareholders. Therefore, such current shareholders of ACAP will not participate in any future earnings or growth of ACAP and will not benefit from any appreciation in the value of ACAP.

ACAP common stock is currently registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and is listed on the NASDAQ Global Select Market under the symbol “ACAP.” As a result of the merger, Parent will own all of the capital stock of ACAP. After the merger, ACAP common stock will cease to be quoted on the NASDAQ Global Select Market. In addition, registration of ACAP common stock under the Exchange Act will be terminated. This termination will make certain provisions of the Exchange Act, such as the requirement of furnishing a proxy or information statement in connection with shareholders’ meetings, no longer applicable to ACAP. After the effective time of the merger and assuming the termination of ACAP common stock’s registration under the Exchange Act, ACAP will also no longer be required to file periodic reports with the SEC.

At the effective time of the merger, the directors of Merger Sub immediately prior to the effective time of the merger will become the initial directors of the surviving corporation, each to hold office in accordance with the articles of incorporation and bylaws of the surviving corporation. The officers of ACAP immediately prior to the effective time of the merger will remain the officers of the surviving corporation, each to hold office in accordance with the articles of incorporation and bylaws of the surviving corporation. The articles of incorporation of ACAP will be amended to read in the form of the articles of incorporation of Merger Sub in effect as of the effective time except that the articles will provide that the name of the corporation is “American Physicians Capital, Inc.” The bylaws of ACAP will be amended to read in the form of the bylaws of Merger Sub in effect as of the effective time.

Procedures for Receiving the Merger Consideration and Option Consideration

Prior to the effective time of the merger, Parent will appoint a bank or trust company reasonably satisfactory to ACAP to act as paying agent for the payment of the merger consideration, without interest and net of any applicable withholding taxes.

Merger Consideration. Promptly after the effective time of the merger, Parent will cause the paying agent to mail or deliver a letter of transmittal containing instructions for each record holder of ACAP common stock (other than Parent, ACAP and either of their subsidiaries) to effect the necessary exchanges for the merger consideration. A record holder of shares of ACAP common stock will be entitled to receive such merger consideration for the number of shares registered in his or her name only upon surrender to the paying agent of the holder’s share certificate(s). Shareholders holding their shares in street name will receive instructions from their broker as to how to surrender their street name shares and receive the merger consideration following the completion of the merger. YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

Option Consideration. The surviving corporation will pay the option consideration automatically after the effective time of the merger with respect to options entitled to such consideration by delivering payment to the beneficial owner at the address reflected in ACAP’s records.

Effects on ACAP if the Merger is not Completed

In the event that ACAP’s shareholders do not approve and adopt the merger agreement or if the merger is not completed for any other reason, neither our shareholders nor holders of options that may be exercised for ACAP common stock will receive any consideration in respect of their shares of ACAP common stock or options to purchase such shares as a result of the merger, but will continue to hold their shares or options. Instead, ACAP will remain an independent public company and ACAP common stock will continue to be listed and traded on the NASDAQ Global Select Market and registered under the Exchange Act. In addition, if the merger is not completed, we expect that management will operate the business in a manner similar to the manner in which it is being operated today and that shareholders will continue to be subject to the same risks and opportunities to which they currently are subject, as described in our most recent Form 10-K. Accordingly, if the merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your ACAP common stock or options to acquire ACAP common stock that may be exercised. From time to time, ACAP’s board of directors will evaluate and review the business operations, properties and capitalization of ACAP, among other things, make such changes as are deemed appropriate and may continue to seek to identify strategic alternatives to maximize shareholder value. If ACAP’s shareholders do not approve and adopt the merger agreement or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to ACAP as fair to, and in the best interests of, our shareholders will be offered, or that the business, prospects or results of operations, financial condition, or cash flows of ACAP will not be adversely impacted.

In addition, if the merger agreement is terminated under certain circumstances, ACAP will be obligated to pay a termination fee of 3% of the aggregate merger consideration to Parent.

Interests of ACAP’s Directors and Executive Officers in the Merger

In addition to their interests in the merger as shareholders, certain of ACAP’s current directors and executive officers have interests in the merger that differ from, or are in addition to, your interests as shareholders. In considering the recommendations of ACAP’s board, ACAP’s shareholders should be aware of these interests. ACAP’s board was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decisions and recommendations with respect to the merger agreement and related matters.

Treatment of Stock Options Held by ACAP’s Directors and Officers

As of September 1, 2010, there were approximately 346,688 shares of ACAP common stock subject to outstanding stock options granted under ACAP’s stock option plans to ACAP’s current directors and executive officers. Each stock option to purchase ACAP common stock outstanding immediately prior to the merger, all of which are currently vested, will be canceled at the effective time of the merger, and each holder of such stock option will be entitled to receive a cash payment, without interest and less any applicable withholding taxes, equal to the product of:

•	the total number of shares of ACAP common stock previously subject to such stock option; and

•	the excess, if any, of $41.50 over the exercise price per share of ACAP common stock previously subject to such stock option.

The following table summarizes the outstanding in-the-money stock options held by ACAP’s current directors and executive officers as of September 1, 2010 and the consideration that each of them will receive pursuant to the merger agreement in connection with the cancellation of their options, gross of applicable withholding taxes:

		Weighted
		Average
	No. of	Per Share
	Shares	Exercise
	Underlying	Price of
	Vested and	Vested and
	Unvested	Unvested	Resulting
Name	Options	Options	Consideration

R. Kevin Clinton	159,996	$15.33	$4,187,095

Frank H. Freund	80,000	10.22	2,502,400

Annette E. Flood	89,997	14.75	2,407,420

ACAP’s nonemployee directors do not hold any options to purchase ACAP common stock.

Executive Employment Agreements

ACAP has entered into employment agreements with each of its executive officers which will require it to provide benefits with respect to certain terminations of employment within a specified period after change in control of ACAP. The merger would constitute a change in control under these agreements. The employment agreements may be terminated at any time by us or by the executive. The agreements provide for participation in our short-term and long-term incentive plans, disability insurance, expense reimbursement and other customary employment benefits. Each of our executive officers has agreed to preserve the confidentiality of our trade secrets, not to solicit our customers and not to compete with us or work for a competitor of ours for a period of one year following termination of employment and not to solicit our employees for a period of two years following termination of employment.

In the event of (i) the “involuntary termination” of the executive, (ii) termination by ACAP within 12 months following a “change in control” or (iii) termination by the executive within 12 months following a “change in control,” the executive is entitled, upon execution of a release acceptable to us, to:

•	a lump-sum payment of 24 months of the then-current base salary;

•	bonus payments equal to 150% of the greater of (a) the full year bonus at 100% target for the calendar year in which termination occurs or (b) the average of his or her last two annual bonuses;

•	a lump sum payment of 18 times the then current monthly medical and dental coverage premiums (medical and dental insurance benefits are terminated upon termination of employment);

•	a $4,000 benefit payment to be applied toward the purchase of terminated disability, life and other insurance coverages; and

•	payouts of awards under long-term incentive plans, 401(k) plans and other benefit plans, in accordance with plan provisions, as well as earned but unused paid time off.

“Involuntary termination” is defined in the employment agreements to mean:

•	termination by us without cause;

•	permanent relocation of the executive more than 90 miles from the executive’s principal place of employment without the employee’s consent;

•	a material reduction of the executive’s duties and responsibilities; or

•	a reduction in the executive’s annual base salary.

A “change in control” is defined in the employment agreements to mean:

•	the sale by the Company of all or substantially all of its assets;

•	the sale, exchange or other disposition of the Company of more than 50% of our outstanding stock, other than by sale, exchange or disposition of the common stock from a stock offering sponsored or initiated by us or our Board of Directors;

•	the merger or consolidation of the Company in which our shareholders receive less than 50% of the outstanding voting stock of the new or continuing entity; or

•	a change of more than 50% of the directors of our Board of Directors, other than pursuant to nomination by a majority of the directors continuing in office.

In the event of termination under other circumstances, an executive is entitled to payment for:

•	earned salary through the termination date;

•	earned but unused time off;

•	benefits earned under employee benefit plans through the termination date; and

•	if termination is due to death or disability, a prorated portion of the executive’s bonus earned for the year of termination.

The merger will constitute a change in control under the employment agreements. The following table shows the potential payments to which our executive officers are entitled pursuant to the agreements in connection with the merger assuming that the merger is consummated and a qualifying termination of the officers occurred on December 31, 2010:

			Employment	Disability	Accrued Paid
Name	Base Salary	Bonus (1)	Benefits	Benefits	Time Off	Total

R. Kevin Clinton	$1,393,062	$1,776,155	$38,302	$4,000	53,847(2)	$3,265,366
Annette E. Flood	731,358	932,481	2,383	4,000	24,285(3)	1,694,507
Frank H. Freund	731,358	932,481	38,302	4,000	33,755(4)	1,739,896

(1)	Calculation based on average of the 2009 actual bonus and expected bonus for 2010.

(2)	Accrued but unpaid time off based on 150.75 hours as of September 1, 2010.

(3)	Accrued but unpaid time off based on 129.5 hours as of September 1, 2010.

(4)	Accrued but unpaid time off based on 180.0 hours as of September 1, 2010.

Benefit Arrangements with the Surviving Corporation

Pursuant to the merger agreement, ACAP’s executive officers are entitled to certain benefit arrangements with the surviving corporation.

Indemnification and Insurance

Pursuant to the merger agreement, ACAP’s directors and officers are entitled to certain indemnification and insurance arrangements with Parent and the surviving corporation.

Material U.S. Federal Income Tax Consequences

The following discussion describes the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of our common stock. This discussion is based upon the Internal Revenue Code of 1986, as amended, or the Code, the Treasury Regulations promulgated thereunder, or the Treasury Regulations, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service, or the IRS, all as in effect on the date of this proxy statement. These authorities may change at any time, possibly retroactively, and any such change could affect the continuing validity of this discussion. We have not requested a ruling from the IRS with respect to the U.S. federal income tax consequences described in this proxy statement and, accordingly, we cannot assure you that the IRS will not take a contrary position regarding the tax consequences of the merger. The statements in this discussion are not binding on the IRS or any court and, accordingly, we cannot assure you that the tax consequences described in this discussion will not be challenged by the IRS, or if challenged, will be sustained by a court. This discussion does not address any tax consequences arising under the laws of any state, locality or foreign jurisdiction or the U.S. federal estate or gift tax laws. Accordingly, this discussion is not a comprehensive description of all of the tax consequences that may be relevant to any particular holder of our common stock.

This discussion assumes that holders hold shares of our common stock as capital assets within the meaning of Section 1221 of the Code and does not address the tax consequences that may be relevant to a particular holder subject to special treatment under U.S. federal income tax law, including but not limited to:

•	U.S. expatriates;

•	non-U.S. holders (as defined below);

•	banks or other financial institutions;

•	tax-exempt organizations;

•	tax-qualified retirement plans;

•	regulated investment companies;

•	passive foreign investment companies;

•	insurance companies;

•	traders in securities that elect mark-to-market;

•	brokers or dealers in securities or foreign currencies;

•	persons subject to the alternative minimum tax;

•	persons who hold shares of our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment; and

•	partnerships or other entities treated as partnerships for U.S. federal income tax purposes and partners in such partnerships.

This discussion does not address the U.S. federal income tax consequences of the merger to holders who acquired our common stock through stock option or other compensatory arrangements, nor does it address the receipt of cash in connection with the cancellation of any stock options or other compensatory stock-based awards, or any other matters relating to equity compensation or benefit plans.

As used in this discussion, a U.S. holder is any beneficial owner of our common stock who is treated for U.S. federal income tax purposes as:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons or (2) has validly elected under the applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

A non-U.S. holder is a beneficial owner of our common stock other than a U.S. holder.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of its partners will depend on a partner’s status and the activities of the partnership. Partnerships and their partners should consult their tax advisors regarding the particular U.S. federal income tax consequences to them of the merger.

Consequences of the Merger

The receipt of cash in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder who receives cash in exchange for our shares of common stock pursuant to the merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the shares of our common stock exchanged for cash pursuant to the merger. Gain or loss recognized on a sale of our common stock must be determined separately for each identifiable block of common stock (i.e., shares of common stock acquired at the same cost in a single transaction). Any such gain or loss will be long-term capital gain or loss if the U.S. holder has held the common stock for more than one year as of the effective date of the merger. It is expected that the merger consideration will be paid on or before December 31, 2010. If that occurs, long-term capital gains of non-corporate U.S. holders will be subject to U.S. federal income tax at a maximum rate of 15%. However, it is possible that the effective date of the merger could be delayed beyond December 31, 2010 and effective January 1, 2011 the maximum U.S. federal long-term capital gains tax rate for a non-corporate shareholder is scheduled to increase to 20%. Capital gains of corporate U.S. holders will be subject to U.S. federal income tax at the regular tax rates applicable to corporations. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Payments made to certain U.S. holders in the merger will be subject to information reporting and may be subject to backup withholding (currently at a rate of 28%). Certain holders (including corporations) are not subject to backup withholding. To avoid backup withholding, U.S. holders that do not otherwise establish an exemption should complete and return the substitute Form W-9 that each holder will receive with the letter of transmittal following completion of the merger. The substitute Form W-9 will require a U.S. holder to provide its taxpayer identification number and certify that such holder is a U.S. person, the taxpayer identification number provided is correct and that such holder is not subject to backup withholding. A U.S. holder who fails to provide its correct taxpayer identification number or falsely certifies that it is not subject to backup withholding may be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of any excess amounts withheld by timely filing a claim for refund with the IRS.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE MAY NOT APPLY TO A PARTICULAR HOLDER DEPENDING ON THE PARTICULAR HOLDER’S PARTICULAR SITUATION. THIS DISCUSSION DOES NOT ADDRESS EVERY U.S. FEDERAL INCOME TAX CONSIDERATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER OF OUR COMMON STOCK. YOU SHOULD CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES, OF THE DISPOSITION OF OUR COMMON STOCK PURSUANT TO THE MERGER, INCLUDING ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

Regulatory Approvals

HSR Act; Insurance Regulatory Approvals. The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and related rules, which we refer to in this proxy statement as the “HSR Act,” provide that transactions such as the merger may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and specified waiting period requirements have been satisfied. On July 21, 2010, ACAP, Parent and Merger Sub made the required filings with the Antitrust Division of the DOJ and the FTC, and on August 2, 2010, the Federal Trade Commission granted early termination of the HSR Act waiting period.

At any time before or after consummation of the merger, the Antitrust Division of the DOJ or the FTC may, however, challenge the merger on antitrust grounds. Private parties could take antitrust action under the antitrust laws, including seeking an injunction prohibiting or delaying the merger, divestiture or damages under certain circumstances. Additionally, at any time before or after consummation of the merger, notwithstanding the termination of the applicable waiting period, any state could take action under its antitrust laws as it deems necessary or desirable in the public interest. There can be no assurance that a challenge to the merger will not be made or that, if a challenge is made, ACAP, Parent and Merger Sub will prevail.

The insurance laws and regulations of the State of Michigan require prior approval by the Office of Financial and Insurance Regulation of the acquisition of control of ACAP whether control is acquired directly by acquiring the shares of the insurance subsidiaries or indirectly by acquiring shares of companies that, in turn, control the insurance subsidiaries. The necessary application for change in control has been filed with the State of Michigan and the necessary approval was received on September 7, 2010.

Under the merger agreement, ACAP and Parent have agreed to use their commercially reasonable efforts to obtain all required governmental approvals to avoid any action or proceeding by any governmental authority in connection with the merger agreement and the consummation of the merger. In addition, each of ACAP and Parent agreed to use their reasonable best efforts (a) to cause the expiration of the notice periods with respect to the HSR Act and any other laws with respect to the transactions completed by the merger agreement as promptly as is reasonably practicable, and (b) to resolve any objections asserted by any governmental authority with respect to the merger or other transactions contemplated by the merger agreement. If any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging the transaction contemplated by the merger agreement as violative of any law, ACAP and Parent must cooperate and use their reasonable best efforts to contest and resist any such action or proceeding, including any action or proceeding that seeks a temporary restraining order or preliminary injunction that would prohibit, prevent or restrict consummation of the merger.

Except as noted above, and subject to the filing of a certificate of merger in Michigan at or before the effective time of the merger, ACAP is unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.

THE PARTIES TO THE MERGER

American Physicians Capital, Inc.

We are a regional provider of medical professional liability insurance focused primarily in the Midwest and New Mexico markets through our subsidiary American Physicians Assurance Corporation. Our principal executive offices are located at 1301 North Hagadorn Road, East Lansing, Michigan 48823, and our telephone number is (800) 748-0465.

We will provide a copy of our Annual Report on Form 10-K for the year ended December 31, 2009, excluding its exhibits, and other filings with the SEC without charge to any shareholder who delivers a written request to ACAP’s investor relations department at American Physicians Capital, Inc., 1301 North Hagadorn Road, East Lansing, Michigan 48823. Our Annual Report on Form 10-K and other SEC filings also may be accessed on the Internet at www.sec.gov or on the investor relations page of ACAP’s website at www.apcapital.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

The Doctors Company

The Doctors Company is a California-domiciled reciprocal inter-insurance exchange and, along with its subsidiaries, a physician-owned medical malpractice insurer. The Doctors Company provides protection and risk management for sole practitioners, doctors’ groups, and physicians working in clinics, hospitals and managed care organizations. The Doctors Company’s principal executive offices are located at 185 Greenwood Road, Napa, California, 94558 and its telephone number is (800) 421-2368.

Red Hawk Acquisition Corp.

Red Hawk Acquisition Corp., a Michigan corporation, is a wholly owned subsidiary of Parent. Merger Sub was organized solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. It has not conducted any activities to date other than activities incidental to its organization and in connection with the transactions contemplated by the merger agreement. Merger Sub’s principal executive offices are located at 185 Greenwood Road, Napa, California, 94558 and its telephone number is (800) 421-2368.

THE SPECIAL MEETING OF SHAREHOLDERS

This proxy statement is furnished in connection with the solicitation of proxies by ACAP’s board of directors for the special meeting of its shareholders relating to the merger.

Date, Time and Place of the Meeting

The special meeting is scheduled to be held as follows:

Date: October 20, 2010

Time: 9:00 a.m., Eastern Time

Place: The principal executive offices of ACAP, 1301 North Hagadorn, East Lansing, MI 48823.

Proposals to be Considered at the Special Meeting

At the special meeting, you will be asked to consider and vote on the following proposals:

•	to approve and adopt the merger agreement;

•	to grant authority to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve and adopt the merger agreement; and

•	to act upon any other matter that may properly come before the special meeting and any adjournment or postponement thereof.

Record Date

ACAP’s board of directors has fixed the close of business on September 1, 2010 as the record date for the special meeting, and only holders of record of ACAP common stock on the record date are entitled to vote (in person or by proxy) at the special meeting. As of September 1, 2010, there were approximately 9,325,086 shares of ACAP common stock outstanding.

Voting Rights; Quorum; Vote Required for Approval

Each share of ACAP common stock outstanding on the record date entitles its holder to one vote on all matters properly coming before the special meeting. The presence, in person or by proxy, of the holders of a majority of the shares of ACAP common stock entitled to vote at the special meeting will constitute a quorum for the purpose of considering the proposals. Shares of ACAP common stock represented at the special meeting but not voted, including “broker non-votes” and shares of ACAP common stock for which proxies have been received but marked as abstentions, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

Approval and adoption of the merger agreement requires the affirmative vote of shareholders holding a majority of the shares of ACAP common stock outstanding on the close of business on the record date and entitled to vote on the proposal. Abstentions will count for the purpose of determining whether a quorum is present, but will have the same effect as a vote AGAINST the proposal to approve and adopt the merger agreement. In addition, if your shares are held in the name of a broker, bank or other nominee, your broker, bank or other nominee will not be entitled to vote your shares in the absence of specific instructions. These non-voted shares, or “broker non-votes,” will have the same effect as a vote AGAINST the proposal to approve and adopt the merger agreement. Your broker, bank or nominee will vote your shares on the proposals only if you provide instructions on how to vote by following the instructions provided to you by your broker, bank or nominee.

The adjournment proposal requires the affirmative vote of a majority of the votes cast on such proposal at the meeting. As a result, abstentions and broker non-votes will not affect the vote on the adjournment proposal.

As of September 1, 2010, the directors and executive officers of ACAP held, in the aggregate, 1,691,703 shares of ACAP common stock, representing approximately 18.1% of the outstanding shares of ACAP common stock. Each of our current executive officers and directors has informed us that he or she currently intends to vote all of his or her shares of ACAP common stock FOR the proposal to approve and adopt the merger agreement and FOR the adjournment proposal. If our executive officers and directors vote all of their respective shares in favor of the proposal to approve and adopt the merger agreement, approximately 18.1% of the outstanding shares of ACAP common stock will have voted for the proposal to approve and adopt the merger agreement. This means that additional holders of approximately 33% of the outstanding shares entitled to vote at the special meeting would need to vote for the proposal to approve and adopt the merger agreement in order for it to be approved.

Voting and Revocation of Proxies

Shareholders of record may submit proxies by mail, by telephone or electronically through the Internet. Shareholders who wish to submit a proxy by mail should mark, date, sign and return the proxy card in the envelope furnished. If you hold your shares in your name as a shareholder of record, you may submit your proxy by telephone or electronically through the Internet by following the instructions included with your proxy card. Shareholders who hold shares beneficially through a nominee (such as a bank or broker) may be able to submit a proxy by mail, or by telephone or the Internet if those services are offered by the nominee.

Proxies received at any time before the special meeting that are not revoked before being voted, will be voted at the special meeting. Where a specification is indicated by the proxy, it will be voted in accordance with the specification. If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the proposal to approve and adopt the merger agreement and “FOR” the adjournment proposal, and in accordance with the recommendations of our board of directors on any other matter that may properly come before the special meeting and any adjournment or postponement thereof.

You have the right to revoke your proxy at any time before the vote taken at the special meeting:

•	if you hold your shares in your name as a shareholder of record, by notifying ACAP’s Corporate Secretary, Annette E. Flood, at 1301 North Hagadorn Road, East Lansing, Michigan 48823;
•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);
•	by submitting a later-dated proxy card; or
•	if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions.

Please do not send in your stock certificates with your proxy card. When the merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the merger consideration.

To Attend the Special Meeting

You do not need to make a reservation to attend the special meeting, but if you plan to attend, please check the appropriate box on the proxy card. To be admitted to the meeting you will need to demonstrate that you are a ACAP shareholder entitled to vote at the meeting or the holder of a valid proxy granted by a ACAP shareholder entitled to vote at the meeting. If your shares are held in the name of your broker, bank or other nominee, you will need to bring evidence of your ownership of the shares, such as your most recent account statement. If you do not have an admission card or proof that you own ACAP common stock or hold a valid proxy, you may not be admitted to the meeting.

No Dissenters’ Rights

Under Michigan law, because our common stock is traded on the NASDAQ Global Select Market and the merger consideration is all cash, holders of our common stock are not entitled to exercise dissenters’ rights in connection with the merger and, if the merger is consummated, will only be entitled to receive $41.50 in cash, without interest, for each share of common stock owned by such holder.

Solicitation of Proxies

This proxy solicitation is being made by our board of directors and paid for by ACAP. In addition, we have retained Morrow & Co., LLC to assist in the solicitation. We will pay Morrow & Co., LLC $7,500 plus out-of-pocket expenses for their assistance in the solicitation of proxies for the special meeting. Our directors, officers, employees, advisors and other representatives may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of ACAP common stock that the brokers and fiduciaries hold of record. We will reimburse them for their reasonable out-of-pocket expenses. In addition, we will indemnify them against any losses arising out of that firm’s proxy soliciting services on our behalf.

Other Business

We are not currently aware of any business to be acted upon at the special meeting other than the matters discussed in this proxy statement. Under our bylaws, business transacted at the special meeting is limited to the purposes stated in the notice of the special meeting, which accompanies this proxy statement. If other matters do properly come before the special meeting, or at any adjournment or postponement of the special meeting, we intend that shares of ACAP common stock represented by properly submitted proxies will be voted in accordance with the recommendations of our board of directors.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call Morrow & Co., LLC, our proxy solicitor, toll-free at 1-800-279-6413, or contact our investor relations department at American Physicians Capital, Inc., 1301 North Hagadorn Road, East Lansing, Michigan 48823, or by telephone toll free at 1-866-561-8222.

Availability of Documents

The information referenced in this proxy statement and filed by ACAP concurrently with this proxy statement will be made available for inspection and copying at the principal executive offices of ACAP during its regular business hours by any interested holder of ACAP common stock.

THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement, which is qualified in its entirety by the merger agreement. A copy of the merger agreement is attached to this proxy statement as Appendix A and is incorporated herein by reference. This summary may not contain all of the information that is important to you. Shareholders are urged to read the merger agreement in its entirety.

Structure of the Merger

At the effective time of the merger, Merger Sub will merge with and into ACAP and the separate corporate existence of Merger Sub will cease. Immediately after the effective time of the merger, ACAP will be the surviving corporation and a wholly owned subsidiary of Parent.

Effective Time of the Merger

The merger will become effective upon the filing of a certificate of merger with the Department of Energy, Labor & Economic Growth of the State of Michigan or at such later time as is specified in the certificate of merger, which time is referred to as the “effective time.”

Articles of Incorporation; Bylaws; and Directors and Officers of ACAP and the Surviving Corporation

At the effective time of the merger:

•	the articles of incorporation of ACAP will be amended to read in the form of the articles of incorporation of Merger Sub in effect as of the effective time, except that the articles will provide that the name of the corporation is “American Physicians Capital, Inc.”;

•	the bylaws of ACAP will be amended to read in the form of the bylaws of Merger Sub in effect as of the effective time;

•	the directors of Merger Sub immediately prior to the effective time of the merger will be the initial directors of the surviving corporation, each to hold office in accordance with the articles of incorporation and bylaws of the surviving corporation; and

•	the officers of ACAP immediately prior to the effective time of the merger will be the initial officers of the surviving corporation, each to hold office in accordance with the articles of incorporation and bylaws of the surviving corporation.

Merger Consideration

At the effective time of the merger, each share of ACAP common stock issued and outstanding immediately prior to the effective time of the merger (other than shares that will be cancelled without payment, as described below) will be automatically converted into the right to receive $41.50 in cash, which is referred to as the “merger consideration.” After the effective time of the merger, each holder of shares of ACAP common stock will no longer have any rights with respect to the shares, except for the right to receive the merger consideration. At the effective time of the merger, any shares of ACAP common stock held in treasury by ACAP will be cancelled without any payment.

Treatment of Options

All outstanding options to acquire ACAP common stock (all of which are currently fully vested) not exercised prior to the effective time of the merger will be cancelled and exchanged for the right to receive a cash payment equal to the number of shares of ACAP common stock underlying the options multiplied by the excess, if any, of $41.50 over the exercise price per share of ACAP common stock previously subject to such option, without interest and less any applicable withholding taxes. The amounts payable under the merger agreement with respect to options to acquire ACAP common stock are referred to as the “option consideration”.

Payment of Merger Consideration and Option Consideration

Payment of Merger Consideration. Prior to the effective time of the merger, Parent will designate a bank or trust company reasonably satisfactory to ACAP to act as Parent’s agent for purposes of, among other things, distributing the merger consideration to ACAP’s shareholders. At or prior to the effective time, Parent will deposit with the paying agent, for the benefit of holders of shares of ACAP common stock, cash in an amount sufficient to pay the merger consideration, which is referred to as the “exchange fund”.

No later than two business days after the effective time, Parent will be required to cause the paying agent to mail to each holder of record of a certificate representing ACAP common stock or shares of ACAP common stock held in book-entry form as of immediately prior to the effective time a letter of transmittal containing instructions for surrendering certificates or book-entry shares in exchange for the merger consideration. Until properly surrendered, each share certificate will be deemed to represent only the right to receive the merger consideration, without interest and net of any applicable withholding taxes. No interest will be paid or accrued on the merger consideration payable upon surrender of any certificate or book-entry share. All merger consideration paid in accordance with the merger agreement will be deemed to have been paid in full satisfaction of all rights pertaining to shares of ACAP common stock with respect to which the payments are made.

IF YOUR SHARES OF ACAP COMMON STOCK ARE CERTIFICATED, YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

If payment of the merger consideration is to be made to a person other than the person in whose name a share certificate is registered, it will be a condition of payment that the share certificate so surrendered be properly endorsed, with the signature guaranteed, or otherwise be in proper form for transfer, and the person requesting the consideration payment either pay the paying agent any transfer or other taxes required or establish to the satisfaction of the paying agent that the tax has been paid or is not applicable. If any certificate representing shares of ACAP common stock is lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such certificate, the paying agent will issue in exchange for such lost, stolen or destroyed certificate the merger consideration without interest thereon.

Any portion of the exchange fund which remains undistributed to the holders of ACAP common stock for twelve months after the effective time of the merger will be delivered to Parent upon demand. Any holders of ACAP common stock who have not complied with the applicable provisions in the merger agreement will be able to look only to Parent (subject to abandoned property, escheat and similar laws) as general creditors for payment of the merger consideration without any interest thereon. Neither Parent nor ACAP will be liable to any holder of ACAP common stock for any cash from the exchange fund delivered to a public official pursuant to any abandoned property, escheat or similar law.

Payment of Option Consideration. At the closing of the merger, Parent will make (or cause to be made) payment to the surviving corporation to the account or accounts designated by ACAP, cash in an amount sufficient to pay the option consideration, plus the amount of any employment taxes payable by the surviving corporation in respect of the payment of the option consideration. Within two business days after the effective time of the merger, the surviving corporation will be required to pay the option consideration to each holder of an option entitled to receive the consideration. All option consideration paid in accordance with the merger agreement will be deemed to have been paid in full satisfaction of all rights pertaining to the options to acquire ACAP common stock with respect to which the payments are made.

Withholdings. Parent, the surviving corporation or the paying agent will be entitled to deduct and withhold from the merger consideration and option consideration such amounts as may be required under state, local or foreign tax laws with respect to such payment. To the extent that amounts are so withheld by Parent, the surviving corporation or the paying agent, such withheld amounts will be treated for all purposes of the merger agreement as having been paid to the applicable holder of ACAP common stock or options to acquire ACAP common stock.

Transfer of Shares

At the close of business, New York time, on the day of the effective time of the merger, the stock transfer books of ACAP will be closed and there will be no further registration of transfers of ACAP common stock or options to acquire ACAP common stock that were outstanding on ACAP’s records. From and after the effective time of the merger, the holders of certificates representing shares of ACAP common stock (or shares of ACAP common stock held in book-entry form) immediately prior to the effective time of the merger will cease to have any rights with respect to such ACAP common stock, except as otherwise provided in the merger agreement or by law.

Representations and Warranties

The merger agreement contains representations and warranties by each of the parties to the merger agreement. The representations and warranties made by ACAP, Parent and Merger Sub are qualified and subject to important limitations agreed to by the parties in connection with negotiating the terms of the merger agreement. Furthermore, the representations and warranties were made as of specific dates and in some cases may be subject to important exceptions, limitations and supplemental information contained in the confidential disclosure schedules ACAP provided to Parent and Merger Sub in connection with the signing of the merger agreement and may be additionally subject to standards of materiality applicable to ACAP, Parent and Merger Sub that may be different from those that are applicable to you or generally applicable under federal securities laws. In addition, the representations and warranties may have been included in the merger agreement for the purpose of allocating risk between ACAP, Parent and Merger Sub, rather than to establish matters of fact. While ACAP does not believe that the disclosure schedules contain information that securities laws require us to disclose, other than information that has already been so disclosed, the disclosure schedules contain information that may modify, qualify or create exceptions to the representations and warranties set forth in the merger agreement. The disclosure schedules contain certain information that has been included in ACAP’s prior public disclosures and may contain additional non-public information. Information concerning the subject matter of ACAP’s representations and warranties may have changed since the date of the merger agreement, and subsequent information may or may not be fully reflected in our public disclosures, except to the extent required by law. The representations and warranties in the merger agreement and the description of them in this document should be read in conjunction with the other information contained in ACAP’s reports, statements and filings publicly filed with the SEC.

Representations and Warranties of ACAP. In the merger agreement, ACAP made representations and warranties to Parent and Merger Sub, subject to identified exceptions and qualifications, including those relating to:

•	the organization, valid existence and qualification to do business of ACAP and its subsidiaries;

•	the completeness of the ACAP organizational documents furnished to Parent;

•	the capital structure of ACAP;

•	the valid issuance of outstanding ACAP common stock and the shares of common stock of ACAP’s subsidiaries;

•	the requisite corporate power and authority of ACAP to execute and deliver the merger agreement and to perform its obligations and consummate the transactions contemplated by the merger agreement;

•	the due execution and delivery of the merger agreement by ACAP and the validity and binding effect of the merger agreement on ACAP;

•	the sufficiency of the actions taken by ACAP’s board of directors in approving the merger agreement and the merger to render inapplicable the restrictions on business combinations contained in

Section 780 of the Michigan Business Corporations Act, referred to in this proxy statement as the “MBCA”;

•	the absence of any conflicts with or violations of ACAP’s organizational documents or laws applicable to ACAP or its subsidiaries as a result of the execution and delivery of the merger agreement by ACAP and the performance of the merger agreement and the consummation of the merger by ACAP;

•	the absence of any breach, default, loss of benefits, need for consent, change of control payments or other right of termination, acceleration or cancellation or similar events under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other legally binding obligation to which ACAP or any of its subsidiaries is a party as a result of the execution and delivery of the merger agreement by ACAP, and the performance of the merger agreement and the consummation of the merger by ACAP;

•	other than certain specified approvals, the absence of the necessity to obtain consents or approvals from governmental authorities in connection with the merger agreement or the merger;

•	the possession of all permits by ACAP and its subsidiaries necessary to carry on their business and the compliance by ACAP and its subsidiaries with such permits;

•	the absence of misstatements or omissions in the reports and other documents filed by ACAP with the SEC since January 1, 2007, and the compliance of such documents with the requirements of the Securities Act of 1933 and the Exchange Act, as of their respective filing dates;

•	the fair presentation of the financial position, results of operations and cash flows of ACAP and its subsidiaries in the financial statements contained in ACAP’s SEC filings since January 1, 2007, and the audited statutory financial statements of ACAP’s insurance subsidiaries for the periods ended December 31, 2009 and 2008, referred to as the “STAT Financial Statements”;

•	the compliance of the actuarial analyses used to prepare the STAT Financial Statements with applicable law;

•	the absence of certain undisclosed liabilities of ACAP and its subsidiaries;

•	the maintenance by ACAP of disclosure controls and procedures and internal control over financial reporting under the Exchange Act and the absence of significant deficiencies or material weaknesses in ACAP’s internal controls over financial reporting;

•	the absence of misstatements and omissions of the information supplied by ACAP in this proxy statement and other documents filed with the SEC relating to the merger;

•	the absence of certain changes or events since December 31, 2009;

•	the administration and compliance of employee benefit plans of ACAP under the Employee Retirement Income Security Act of 1974 and other applicable laws;

•	the compliance by ACAP and its subsidiaries with labor and other employment laws and the absence of work stoppages, slowdowns or labor strikes against ACAP and its subsidiaries;

•	certain matters with respect to ACAP’s and its subsidiaries’ material contracts and reinsurance contracts;

•	the absence of litigation against its ACAP and its subsidiaries;

•	the compliance by ACAP and its subsidiaries with environmental laws and permits, and other environmental matters;

•	the ownership, license and lawful use of intellectual property used by ACAP and its subsidiaries, and other intellectual property matters;

•	the owned real property, leased real property and the personal property used by ACAP and its subsidiaries and other matters relating to their assets and properties;

•	the payment of required taxes by ACAP and its subsidiaries, and other tax matters;

•	the compliance by ACAP and its subsidiaries with insurance regulatory laws and other insurance matters;

•	the vote of ACAP’s shareholders required to adopt the merger agreement;

•	the absence of brokers entitled to fees in connection with the merger;

•	the receipt by the board of directors of ACAP of an opinion of its financial advisor in connection with the merger;

•	the compliance by ACAP and its subsidiaries with the terms of insurance policies to which ACAP or its subsidiaries is a beneficiary or named insured;

•	the absence of any indication from one of ACAP’s top 20 insurance agencies that it will not continue, or will terminate its relationship with ACAP subsequent to the merger;

•	the absence of certain interested party transactions;

•	the absence of any material change in investment policy of ACAP or its subsidiaries since December 31, 2009 and certain investment asset matters;

•	the compliance by Alpha Advisors, a subsidiary of ACAP, with the applicable registration and licensing laws under the Investment Advisers Act of 1940 and applicable state law;

•	the absence of any operations that would require ACAP or its subsidiaries to be registered as a broker-dealer; and

•	the absence of restrictions or limitations on the ability of any ACAP subsidiary to pay dividends or make distributions with respect to its capital stock.

Some of the representations and warranties referred to above are qualified by a material adverse effect standard.

Representations and Warranties of Parent and Merger Sub. The merger agreement also contains various representations and warranties made by Parent and Merger Sub to ACAP, subject to identified exceptions and qualifications, including those relating to:

•	the organization, valid existence and qualification to do business of Parent and its subsidiaries;

•	the requisite corporate power and authority of each of Parent and Merger Sub to execute and deliver the merger agreement and to perform its obligations and consummate the transactions contemplated by the merger agreement;

•	the absence of any conflicts with or violations of Parent’s or Merger Sub’s organizational documents or laws applicable to Parent or its subsidiaries as a result of the execution and delivery of the merger agreement by Parent and Merger Sub, and the performance of the merger agreement and the consummation of the merger by each of them;

•	the absence of any breach, default, loss of benefits, need for consent, or other right of termination, acceleration or cancellation or similar events under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other legally binding obligation to which Parent or any of its subsidiaries is a party as a result of the execution and delivery of the merger agreement by Parent and Merger Sub, and the performance of the merger agreement and the consummation of the merger by each of them;

•	other than certain specified approvals, the absence of the necessity to obtain consents or approvals from governmental authorities in connection with the merger agreement or the merger;

•	the absence of misstatements and omissions in the information supplied by Parent or Merger Sub in this proxy statement and other documents filed with the SEC relating to the merger;

•	the absence of litigation against its Parent and its subsidiaries;

•	the capital structure of Merger Sub and the absence of obligations or liabilities of Merger Sub other than as contemplated by the merger agreement;

•	the absence of any required vote of Parent’s equity holders to consummate the transactions contemplated by the merger agreement;

•	the absence of brokers entitled to fees in connection with the merger (other than Macquarie Capital Advisors);

•	the sufficiency of funds available to Parent to pay the merger consideration and the option consideration without causing any of its subsidiaries to pay a dividend to Parent;

•	the absence of any arrangements between Parent or its affiliates and any of the officers or directors of ACAP; and

•	the compliance by Parent and its subsidiaries with the provisions of Chapter 7A of the MBCA necessary for each of them not to be an “interested shareholder” of ACAP, and the lack of ownership by Parent and its subsidiaries of ACAP common stock.

Some of the representations and warranties referred to above are qualified by a material adverse effect standard. As used in the merger agreement and this proxy statement, a “Parent Material Adverse Effect” means any change or event that has a material adverse effect on the business, financial condition, or results of operations of Parent and its subsidiaries, taken as a whole. However, none of the following will be deemed, either alone or in combination, to constitute, and none of the following will be taken into account in determining whether there has been or will be, a material adverse effect on Parent: (a) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the announcement or pendency of the merger or the transactions contemplated thereby; (b) any adverse change, effect, event, occurrence, state of facts or development after the date of the merger agreement, attributable to conditions affecting any of the industries in which Parent participates, the U.S. economy or financial markets; or (c) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to compliance with the terms of the merger agreement.

Covenants Relating to Conduct of Business Pending the Merger

From the date of the merger agreement to the effective time of the merger, subject to identified exceptions, and unless Parent otherwise consents in writing (such consent not to be unreasonably withheld or delayed), ACAP must:

•	conduct its operations in the ordinary course of business substantially consistent with past practice (including with respect to underwriting matters);

•	use its commercially reasonable efforts to maintain its relationships with officers, key employees and customers and to renew policies with current insureds; and

•	use its commercially reasonable efforts to preserve substantially intact its business organization and goodwill.

In addition, subject to identified exceptions, from the date of the merger agreement to the effective time of the merger, ACAP is not permitted to do any of the following without the prior written consent of Parent (such consent not to be unreasonably withheld or delayed):

•	amend its articles of incorporation or bylaws;

•	except in certain cases, (a) issue or authorize the issuance of any shares of its capital stock or options, other than upon settlement of options outstanding on the date of the merger agreement or

(b) sell, pledge, dispose of, transfer, lease, license, guarantee or encumber any material property or assets of ACAP;

•	declare, set aside or pay any dividend or other distribution with respect to any shares of its capital stock (other than dividends paid by a wholly-owned ACAP subsidiary to the Company or to any other ACAP subsidiary) or, enter into any agreement with respect to the voting of its capital stock;

•	except in certain cases, reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other equity interests of other securities;

•	acquire any interest in any person or all or substantially all of the assets of any person, other than in connection with investment management in the ordinary course of business;

•	materially change any of its accounting policies or procedures (including making any material change in actuarial policies or procedures or ceasing to use a third party consulting actuary), other than in the ordinary course of business substantially consistent with past practice or except as may be required by GAAP, statutory accounting practices, applicable law or a governmental authority;

•	make certain material changes to tax elections or tax accounting methods, or enter into certain material tax agreements or settlements;

•	except in certain cases, enter into, amend, renew or exercise any option to terminate or extend any material real estate lease; enter into, amend or terminate any material contract; or enter into or amend any change in control or indemnification agreement with any director or officer of ACAP;

•	other than as required by any judgment, order or arbitral award, enter into any agreement relating to the commutation of any assumed reinsurance program or assumed reinsurance treaty existing on the date of the merger agreement, except for (a) individual commutations where the aggregate settlement amount (net of applicable recoverables from reinsurance) exceeds the related reserves held with respect to such program or treaty (net of applicable recoverables from reinsurance) as of December 31, 2009 by not more than $500,000 and (b) aggregate commutations where the aggregate settlement amount (net of applicable recoverables from reinsurance) exceeds the related reserves held with respect to such program or treaty (net of applicable recoverables from reinsurance) as of December 31, 2009, by not more than $5 million in the aggregate;

•	renew its ceded reinsurance program other than in the ordinary course of business substantially consistent with past practice;

•	make any capital expenditures or commitment for any capital expenditures in excess of $750,000 in the aggregate;

•	settle any action, suit or other proceeding or investigation or threatened action, suit, or other proceeding or investigation except in the ordinary course of business substantially consistent with past practice;

•	incur any indebtedness for money borrowed in excess of $5 million in the aggregate, except for borrowings under existing lines of credit;

•	enter into any new material line of business;

•	make any material loan or advance to, guarantee any material indebtedness for money borrowed of, or otherwise incur such material indebtedness on behalf of, any third party, other than in the ordinary course of business substantially consistent with past practice;

•	except in certain cases, (a) grant or pay any increase, or announce or promise any increase, in the wages, salaries, compensation, bonuses, incentives, severance, pension or other direct or indirect compensation or benefits payable to any of its employees, officers, directors, agents or consultants or (b) establish or increase or promise to increase any benefits under any ACAP benefit plan in existence;

•	except in certain cases, fail to file any filing with the SEC;

•	make any material change in the Company’s business or its reinsurance structure or insurance contracts, rates, underwriting practices and procedures or marketing methods;

•	Enter into any agreement or arrangement that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K; or

•	authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

Regulatory Approvals

Under the merger agreement, ACAP and Parent have agreed to use their commercially reasonable efforts to obtain all required governmental approvals to avoid any action or proceeding by any governmental authority in connection with the merger agreement and the consummation of the merger. In addition, each of ACAP and Parent has agreed to use their reasonable best efforts (a) to cause the expiration of the notice periods with respect to the HSR Act and any other laws with respect to the transactions completed by the merger agreement as promptly as is reasonably practicable, and (b) to resolve any objections asserted by any governmental authority with respect to the merger or other transactions contemplated by the merger agreement.

If any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging the transaction contemplated by the merger agreement as violative of any law, each of ACAP and Parent must cooperate and use its reasonable best efforts to contest and resist any such action or proceeding, including any action or proceeding that seeks a temporary restraining order or preliminary injunction that would prohibit, prevent or restrict consummation of the merger.

Solicitation of Alternate Acquisition Proposals

No Solicitation. From the date of the merger agreement until the effective date of the merger, ACAP and its representatives may not directly or indirectly:

•	solicit, initiate or knowingly facilitate any acquisition proposal or any proposal that is reasonably likely to lead to any acquisition proposal;

•	participate in any way in discussions or negotiations with, or furnish any non-public information to, any person that has made an acquisition proposal;

•	withdraw or modify in a manner adverse to Parent the recommendation of ACAP’s board of directors that adoption of the merger agreement by ACAP’s shareholders is advisable and that the board has determined that the merger is fair to and in the best interests of ACAP’s shareholders (referred to as the “board’s recommendation” or the “Company Recommendation”);

•	other than the merger, approve or recommend any acquisition proposal; or

•	enter into any agreement or letter of intent with respect to any acquisition proposal.

As used in the merger agreement, “acquisition proposal” means any bona fide offer or proposal or indication of interest concerning any (a) merger, consolidation, business combination, or similar transaction involving ACAP, (b) sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture, or otherwise of assets of ACAP or any of its subsidiaries representing 20% or more of the consolidated assets of ACAP and its subsidiaries, taken as a whole, (c) issuance, sale, or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture, or any similar transaction) equity interests representing 20% or more of the voting power of ACAP, (d) transaction in which any person or group shall acquire beneficial ownership, or the right to acquire beneficial ownership of 20% or more of the outstanding voting capital stock of ACAP or (e) any combination of the foregoing (other than the merger), as the same may be amended or revised from time to time.

Fiduciary Out. Notwithstanding anything to the contrary referenced above, at any time prior to obtaining the adoption of the merger agreement by ACAP’s shareholders, ACAP will be permitted to:

•	take, and disclose to ACAP’s shareholders, a position with respect to any tender or exchange offer by a third party or amend or withdraw such a position in accordance with Rules 14d-9 and 14e-2 promulgated under the Exchange Act;

•	effect a change in the board’s recommendation of the merger or enter into an agreement with respect to such acquisition proposal if ACAP has received an unsolicited acquisition proposal from a third party and ACAP’s board of directors determines in good faith (after consultation with its independent financial advisor and outside counsel) that such acquisition proposal constitutes a superior proposal;

•	effect a change in the board’s recommendation of the merger if ACAP’s board of directors determines in good faith (after consultation with outside counsel) that failure to do so would be inconsistent with its fiduciary duties under applicable law; or

•	so long as ACAP does not solicit, initiate or knowingly encourage any acquisition proposal, participate in any discussions or negotiations with, or provide any non-public information to, any person in response to an acquisition proposal by any such person, pursuant to a confidentiality agreement substantially similar to the confidentiality agreement with Parent, if ACAP’s board of directors determines in good faith (after consultation with outside counsel) that there is a reasonable likelihood that such acquisition proposal will lead to a superior proposal (provided that ACAP must notify Parent in writing of such determination and its intention to participate in discussions or negotiations with, or provide non-public information to, any person in response to an acquisition proposal).

As used in the merger agreement, “superior proposal” means an unsolicited acquisition proposal, with references to 20% being changed to 50%, made by a third party which, in the good faith judgment of ACAP’s board of directors (after consultation with its financial advisor and outside legal counsel), (a) is reasonably likely to be consummated taking into account the party making the proposal and all financial, legal, regulatory and other aspects of the proposal and (b) would, if consummated, result in a transaction that is more favorable to ACAP’s shareholders than the transactions contemplated by the merger agreement taking into account all financial, legal, regulatory and other aspects of the respective proposals, including the identity of the third party making such proposal, the terms of any written proposal by Parent to amend or modify the terms of the merger, and any break-up fees, expense reimbursement fees and conditions to consummation.

Parent Right to Notice / Match Right. Notwithstanding the foregoing, prior to taking any of the actions listed in the section directly above, ACAP’s board of directors must provide Parent with three business days notice advising Parent that it intends to take such action and specifying the reasons therefor, including (if such proposed action is in connection with the receipt of a superior proposal) the material terms and conditions of such superior proposal. Prior to taking any such action, (a) ACAP also must discuss with Parent and consider in good faith any changes to the terms of the merger agreement that are proposed by Parent in response to the acquisition proposal or otherwise and (b) any amendment to the financial terms of the superior proposal shall require ACAP to provide Parent with a new notice of such superior proposal and a new three business day notice period.

Conditions to Completing the Merger

Conditions to Each Party’s Obligations. The obligations of ACAP, Parent and Merger Sub to consummate the merger are subject to the satisfaction of the following conditions:

•	Shareholder Approval. The merger agreement must have been adopted by ACAP’s shareholders at the special meeting.

•	No Order. The consummation of the merger must not have been restrained, enjoined or prohibited by a court or other governmental authority. This condition will not be available, however, to a party whose failure to fulfill its obligations to obtain regulatory approvals and other consents is the primary cause of or has primarily resulted in such prohibition.

•	Insurance Consents. Parent must have obtained and have delivered to ACAP the written approval of the Form A with respect to ACAP’s insurance subsidiaries from the Michigan Office of Financial and Insurance Regulation and such approval shall not have a regulatory material adverse effect. A “regulatory material adverse effect” means an approval that contains or is subject to any conditions that are expected to (A) increase the Company’s costs, (B) decrease the Company’s revenues or (C) decrease the amount of annual ordinary dividends that the Company or any of its subsidiaries may pay, in each case, by an amount greater than $4.0 million.

•	HSR Act. The waiting period applicable to the merger under the HSR Act must have expired or been terminated.

Condition to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the merger are subject to the satisfaction of the following additional conditions:

•	Accuracy of Representations. The representations and warranties of ACAP contained in the merger agreement must be true and correct without giving effect to any qualification as to materiality or Company Material Adverse Effect. This condition will be deemed to be satisfied, however, so long as the failure of any representations and warranties to be true and correct (other than the representations and warranties relating to the organization, qualification, capitalization and authority of ACAP) has not had a Company Material Adverse Effect.

•	Performance of Covenants. ACAP must have performed or complied in all material respects with all agreements and covenants required by the merger agreement.

•	No Company Material Adverse Effect. Since the date of the merger agreement, no change, event or circumstance must have occurred and be continuing that has had, or is reasonably to likely to have, a Company Material Adverse Effect.

Conditions to the Obligations of ACAP. The obligations of ACAP to consummate the merger are subject to the satisfaction of the following additional conditions:

•	Accuracy of Representations. The representations and warranties of Parent contained in the merger agreement must be true and correct without giving effect to any qualification as to materiality or Parent Material Adverse Effect. Notwithstanding the foregoing, other than with respect to the representations and warranties related to the organization and qualification of Parent and Merger Sub, this condition will be deemed to be satisfied so long as the failure of any representations and warranties to be true and correct has not had a Parent Material Adverse Effect; provided, further that Parent’s representations and warranties regarding its ability to fund the merger from available cash and the absence of management arrangements with officers or directors of the Company shall be true and correct.

•	Performance of Covenants. Parent must have performed or complied in all material respects with all agreements and covenants required by the merger agreement.

•	Closing Payments. Parent shall have made the payments required to be made in connection with the merger.

Certain Notices

Between the date of the merger agreement and the effective time of the merger, each of ACAP and Parent must promptly notify the other party of the occurrence, or nonoccurrence, of any event that would reasonably be expected to result in any condition to closing not to be satisfied. The delivery of a notice of the occurrence or nonoccurrence of such event, however, will not cure a breach of any representation or warranty requiring disclosure of the matter prior to the date of the merger agreement or otherwise limit or affect the remedies available under the merger agreement to the party given the notice.

Termination of the Merger Agreement

Under certain circumstances, ACAP and/or Parent may terminate the merger agreement and abandon the merger prior to the effective time of the merger, whether before or after obtaining the required approval of ACAP’s shareholders.

Termination by Either Party. Either party may terminate the merger agreement under the following circumstances:

•	Mutual Consent. The merger agreement may be terminated by the mutual written consent of Parent and ACAP, by action of their respective boards of directors or similar governing bodies.

•	Outside Date. So long as a breach of the merger agreement by the terminating party is not the primary cause of the failure of the merger to occur on or before such date, if the merger has not been consummated by December 31, 2010 (referred to as the “outside date”), subject to the extension of the outside date to March 31, 2010, if all conditions have been or are capable of being satisfied at the time of such extension, other than those relating to a court order and insurance regulatory and antitrust approval of the merger.

•	Court Order. So long as a breach of the merger agreement by the terminating party is not the primary cause of such action, any action taken by a court of competent jurisdiction or other governmental authority permanently restraining, enjoining or otherwise prohibiting the merger, if such action is taken and it has become final and nonappealable.

•	ACAP Shareholder Approval. If the merger agreement is not adopted by ACAP’s shareholders at the special meeting.

Unilateral Termination by ACAP. ACAP may unilaterally terminate the merger agreement under the following circumstances:

•	Superior Proposal. Subject to compliance with the covenants described above under “— Solicitation of Alternate Acquisition Proposals,” if ACAP accepts a superior proposal.

•	Breach of Agreement by Parent. If (a) any representation or warranty of Parent or Merger Sub (other than the representation and warranty regarding Parent’s ability to fund the merger from available cash (the “Financing Representation”)) has become untrue or Parent or Merger Sub has breached any covenant or agreement set forth in the merger agreement, (b) such breach or misrepresentation is not capable of being cured prior to the outside date of the merger and (c) such breach or misrepresentation would cause ACAP’s conditions regarding the accuracy of Parent’s representations or the performance of covenants by Parent not to be satisfied.

•	Breach of Financing Representation by Parent. If (a) the Financing Representation has become untrue or Parent or Merger Sub has breached its covenant to make the payments required to be made pursuant to the merger agreement, (b) such breach or misrepresentation is not capable of being cured prior to the outside date of the merger and (c) such breach or misrepresentation would cause ACAP’s conditions regarding the Parent’s payments required to be made in connection with the merger not to be satisfied.

Unilateral Termination by Parent. Parent may unilaterally terminate the merger agreement under the following circumstances:

•	Adverse Recommendation Change. If ACAP’s board of directors has withdrawn or adversely modified the board’s recommendation of the merger, or the board has recommended to ACAP’s shareholders that they approve or accept an acquisition proposal other than the merger; or

•	Breach of Agreement by ACAP. If (a) any representation or warranty of ACAP has become untrue or ACAP has breached any covenant or agreement set forth in the merger agreement, (b) such breach or misrepresentation is not capable of being cured prior to the outside date of the merger and (c) such breach or misrepresentation would cause Parent’s conditions regarding the accuracy of ACAP’s representations or the performance of covenants by ACAP not to be satisfied.

Termination Fees

Termination Fee Payable by ACAP to Parent. In the event that either:

•	ACAP terminates the merger agreement in order to accept a superior proposal; or

•	Parent terminates the merger agreement (a) because ACAP’s board of directors has withdrawn or adversely modified the board’s recommendation of the merger or the board has recommended to ACAP’s shareholders that they approve an acquisition proposal other than the merger and (b) an acquisition proposal has been publicly announced and not withdrawn prior to the termination;

then ACAP must pay Parent a termination fee of 3% of the aggregate merger consideration, which will be the sole and exclusive remedy of Parent in the event of such termination.

Termination Fee Payable by Parent to ACAP. In the event that either:

•	the merger agreement is terminated by Parent or ACAP because the merger has not been consummated prior to the outside date of the merger as a result of the failure to satisfy specified conditions to obtain required antitrust and insurance regulatory approval for the merger and on the termination date, and (i) the vote of ACAP’s shareholders to adopt the merger agreement has been obtained; (ii) no material adverse effect on ACAP has occurred and is continuing; and (iii) Parent’s closing conditions regarding the accuracy of ACAP’s representations and warranties and the performance of its covenants are still capable of being satisfied;

•	ACAP terminates the merger agreement because (a) the Financing Representation has become untrue or Parent or Merger Sub has breached its covenant to make the payments required to be made pursuant to the merger agreement, (b) such breach or misrepresentation is not capable of being cured prior to the outside date of the merger and (c) such breach or misrepresentation would cause ACAP’s conditions regarding the accuracy of Parent’s representations and the performance of covenants by Parent not to be satisfied and on the termination date, and (i) the vote of ACAP’s shareholders to adopt the merger agreement has been obtained; (ii) no material adverse effect on ACAP has occurred and is continuing; and (iii) Parent’s closing conditions regarding the accuracy of ACAP’s representations and warranties and the performance of its covenants are still capable of being satisfied;

then Parent must pay ACAP a termination fee of 3% of the aggregate merger consideration. If the termination occurs despite Parent’s use of its reasonable best efforts to obtain all antitrust and insurance regulatory approvals for the merger, then the termination fee will be the sole and exclusive remedy of ACAP in the event of such termination. The termination fee is not the sole and exclusive remedy of ACAP in the event of a termination by ACAP for breach by Parent of the Financing Representation or its covenant to make the payments required by the merger agreement.

Limitation on Liability

In general, if the merger agreement is terminated, there will be no liability or obligation on ACAP or Parent except with respect to certain provisions and the termination fees provided under the agreement. Except to the extent the termination fees are the sole and exclusive remedy of the party receiving the fees, each party will have the right to recover to the fullest extent permitted by applicable law any liabilities or damages incurred or suffered by it as a result of the material breach by the other party of any of its representations, warranties, covenants or other agreements set forth in the merger agreement. This includes, in the case that ACAP is the recovering party, a material breach by Parent of its obligations to pay the merger consideration at closing.

Definition of Company Material Adverse Effect

Some of the representations and warranties of ACAP in the merger agreement are qualified by a material adverse effect standard and certain of Parent’s conditions to closing and termination rights are based on whether or not a material adverse effect on ACAP has occurred. The following is a description of the definitions of material adverse effect.

Company Material Adverse Effect. As used in the merger agreement or this proxy statement, a “material adverse effect on ACAP” or a “Company Material Adverse Effect” means any change or event that, individually or together with any other change or event, has a material adverse effect on the business, financial condition or results of operations of ACAP and its subsidiaries, taken as a whole. However, none of the following will be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a material adverse effect on ACAP:

•	any adverse change, effect, event, occurrence, state of facts or development attributable to the announcement, pendency or consummation of the merger or the transactions contemplated hereby, including without limitation, any rating agency downgrade of ACAP or any of its subsidiaries resulting therefrom;

•	any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting any of the industries in which ACAP participates, the U.S. economy or financial markets, except to the extent ACAP or its subsidiaries, taken as a whole, are disproportionately affected thereby;

•	any adverse change, effect, event, occurrence, state of facts or development arising from the Company’s compliance with the terms of the merger agreement, action taken, or failure to act by the Company, to which Parent has expressly consented or ACAP’s failure to reasonably settle any action, suit, proceeding, proceeding or investigation due to Parent unreasonably withholding its consent to such settlement;

•	changes in laws after the date of the merger agreement;

•	changes in GAAP after the date of the merger agreement;

•	any failure by ACAP to meet any published or internally prepared estimates of revenues, earnings or other economic performance for any period ending on or after the date of the merger agreement and prior to closing (it being understood that the facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether there has been, a material adverse effect on ACAP if such facts and circumstances are not otherwise included in the provisions above);

•	acts of war or terrorism; or

•	a decline in the price of ACAP’s common stock on the NASDAQ Global Select market;

provided that the loss by an ACAP subsidiary of any permit authorizing it to transact insurance in Illinois, Michigan, Ohio or New Mexico or any certificate of authority in any jurisdiction in which such insurer transacts insurance on the date of the merger agreement shall constitute a Company Material Adverse Effect.

Access to Information; Confidentiality

Except as required under any confidentiality agreement to which ACAP or its subsidiaries are a party, from the date of the merger agreement to the effective time of the merger, ACAP and its subsidiaries are required to give Parent, Merger Sub, and their respective officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives, upon reasonable prior notice to ACAP, reasonable access during normal business hours to the officers and books and records of ACAP and its subsidiaries. In addition, ACAP is required to provide information reasonably requested by Parent concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of ACAP and its subsidiaries. Such access must be conducted at a reasonable time, upon reasonable advance notice to ACAP and in a manner that does not interfere unreasonably with the operation of the business conducted by ACAP or its subsidiaries. All information so disclosed will be subject to the confidentiality agreement entered into between ACAP and Parent on April 22, 2010. ACAP will not be required to allow access or furnish information to the extent that doing so would result in the loss of attorney-client privilege.

ACAP is required to provide Parent with copies of all internal actuarial analyses (if any) and all internal quarterly financial packages (if any) within 2 days of such items becoming available.

Brokers or Finders

No broker, finder or investment banker (other than Macquarie Capital Advisors, in the case of Parent, and Raymond James with respect to the fairness opinion delivered to ACAP) is entitled to any brokerage, finder’s or other fee or commission in connection with the merger based upon arrangements made by or on behalf of ACAP or Parent.

Employee Benefit Matters

Parent will be required to recognize all service of ACAP’s directors, officers and employees (referred to as “ACAP employees”) with ACAP or any of its subsidiaries for purposes of determining eligibility to participate, vesting and accrual or entitlement to benefits where length of service is relevant, under any employee benefit plans maintained by Parent or its subsidiaries (referred to as “Parent benefit plans”) in which ACAP employees may be eligible to participate after the effective time of the merger, other than benefit accruals under a defined benefit pension plan.

From and after the effective time of the merger, Parent will be required to honor, in accordance with their terms as may be amended from time to time, all individual employment, deferred compensation, severance and change of control agreements, plans or policies between ACAP or its subsidiaries and any current or former ACAP employee. From and after the effective time of the merger, Parent also will be required to provide or pay when due to any current or former ACAP employee all benefits and compensation pursuant to any compensatory programs and arrangements of ACAP or its subsidiaries in effect on the date of the merger agreement earned or accrued through the effective time of the merger (or such later time as the programs and arrangements are terminated in accordance with the merger agreement).

For a period ending two years after the effective time of the merger, Parent will be required to provide to ACAP employees benefits and compensation that are no less favorable in the aggregate to such persons than those provided to similarly situated employees of Parent. Under this provision, the titles and responsibilities of ACAP employees in effect immediately prior to the effective time of the merger will be taken into account in order to determine the employees of Parent to whom the ACAP employees are similarly situated.

Prior to the effective time of the merger, ACAP shall have the authority to grant salary increases to ACAP employees effective January 1, 2011 in the ordinary course of business and consistent with past practice, provided that in no event shall such increases exceed an average of 4.0% for all ACAP employees in the aggregate. For the avoidance of doubt, Parent shall maintain and pay in 2011 the salaries of ACAP employees (so long as such employees remain employed by the surviving corporation) as so modified for 2011 (or higher salaries in Parent’s sole discretion); provided that this shall not limit Parent’s ability to (i) terminate any ACAP employee at any time or (ii) modify such salaries after December 31, 2011.

Prior to the effective time of the merger, the Company shall have the authority to modify the ACAP benefit plans to the extent required by the Patient Protection and Affordable Care Act of 2010 or the Health Care and Education Reconciliation Act of 2010.

Notwithstanding any other provision of the merger agreement, ACAP is permitted, in the ordinary course and consistent with past practice, to pay all ACAP employees participating in ACAP’s incentive compensation plan for 2010 a bonus at the effective time of the merger, but in no event later than March 1, 2011 calculated in accordance with ACAP’s incentive compensation plan in effect for 2010 based on a 19% return on shareholders’ equity for purposes of determining such bonus.

ACAP is permitted, and Parent will cause the surviving corporation, to make all matching contributions and employer contributions pursuant to ACAP’s retirement plan as in effect on the date of the merger agreement for the account of all ACAP employees who are employed immediately prior to the effective time of the merger even if they are terminated prior to year end other than with respect to ACAP employees who voluntarily terminate their employment with ACAP.

Nothing in the merger agreement will require the continued employment of any person, and, except for as set forth in the covenant in the merger agreement relating to employee benefit matters, no provisions will prevent Parent from amending or terminating any ACAP benefit plan.

Directors’ and Officers’ Indemnification and Insurance

Indemnification of Covered Persons. For not less than six years from and after the effective time, Parent is required to cause the surviving corporation in the merger (i.e., ACAP) to indemnify and hold harmless all past and present directors, officers, employees and agents of ACAP (referred to as the “covered persons”) to the same extent such persons are indemnified as of the date of the merger agreement by ACAP pursuant to ACAP’s articles of incorporation, bylaws and indemnification agreements, if any, in existence on the date of the merger agreement with any covered persons for acts or omissions occurring at or before the effective time of the merger. Parent agrees to, and to cause the surviving corporation to, indemnify and hold harmless such persons to the fullest extent permitted by law for acts or omissions occurring in connection with the approval of the merger agreement and the consummation of the transactions contemplated by the merger agreement.

Advancement of Expenses. Each covered person is entitled to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation with respect to any matters subject to indemnification under this provision. Each covered person to whom expenses are advanced, however, must undertake, to the extent required by the MBCA, to repay such expenses if it is ultimately determined that such person is not entitled to indemnification.

Organizational Documents. For not less than six years from and after the effective time of the merger, the articles of incorporation and bylaws of the surviving corporation must contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of covered persons than those in ACAP’s articles of incorporation and bylaws as of the date of the merger agreement.

D&O Insurance. For six years from the effective time of the merger, the surviving corporation must provide to ACAP’s current directors and officers an insurance and indemnification policy that provides coverage for events occurring on or before the merger that is no less favorable than ACAP’s existing policies in effect on the date of the merger agreement.

The surviving corporation will be required to purchase the maximum “run-off coverage” available under the existing policies. The surviving corporation, however, will not be required to pay an annual premium for such “run-off” coverage in excess of 250% of the last annual premium date prior to the date of the merger agreement, but will purchase as much coverage as is available for such amount. If the maximum “run-off coverage” does not extend fully to the required six-year period, the surviving corporation must first seek additional coverage from ACAP’s insurers under the existing policies prior to seeking additional coverage from any other insurers.

Merger of Parent or Surviving Corporation. In the event Parent or the surviving corporation consolidates or merges into any other person and is not the continuing or surviving corporation or entity, or transfers all or substantially all of its properties and assets to any person, then proper provision must be made so that such continuing or surviving corporation or entity or transferee of such assets must assume the obligations set forth above in this section.

Public Announcements

Subject to certain identified exceptions, Parent and ACAP must coordinate and consult with each other before issuing press releases or public statements with respect to the transactions contemplated by the merger agreement. Parent and ACAP are required to coordinate and consult with each other and to give each other the opportunity to review and comment upon such press releases and public statements before they are issued.

Fees and Expenses

Subject to certain exceptions, all expenses incurred by the Parent and ACAP with respect to the transactions contemplated by the merger agreement will be borne solely and entirely by the party which has incurred such expenses.

Amendment

The merger agreement may not be amended except by an instrument in writing signed by ACAP, Parent and Merger Sub.

Waiver

At any time prior to the effective time of the merger, ACAP, on one hand, and Parent and Merger Sub, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered pursuant to the merger agreement and (c) waive compliance by the other party with any of the agreements or conditions contained in the merger agreement. Any such extension or waiver must be set forth in an instrument in writing, signed by the party to be bound, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Assignment

The merger agreement cannot be assigned by operation of law or otherwise and any purported assignment will be null and void.

Parties in Interest

Nothing in the merger agreement, express or implied, is intended to or will confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of the merger agreement, except pursuant to the provisions described above under “— Employee Benefit Matters” and “— Directors’ and Officers’ Indemnification and Insurance.”

Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury

The merger agreement is governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles. Under the merger agreement, each of ACAP, Parent and Merger Sub has irrevocably and unconditionally submitted itself to the exclusive jurisdiction of the U.S. District Court for the District of Delaware and the Chancery of the State of Delaware, and any appellate court in the state, in any action or proceeding arising out of the merger agreement or the transactions contemplated thereby. Each of the parties has also unconditionally waived any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of the merger agreement or the transactions contemplated thereby.

OTHER IMPORTANT INFORMATION REGARDING ACAP

Price Range of Common Stock

ACAP common stock is quoted on the NASDAQ Global Select Market under the symbol “ACAP.” The following table sets forth for the periods indicated the high and low sale prices per share of ACAP common stock as reported on the NASDAQ Global Select Market, the principal market in which the common stock is traded.

	Price

			Dividend
Fiscal Year ended December 31, 2008	High	Low	per Share
First Quarter	$36.04	$26.51	$0.0750
Second Quarter	37.27	32.31	0.0750
Third Quarter	38.25	29.01	0.0750
Fourth Quarter	37.87	20.08	0.0750

Fiscal Year ended December 31, 2009
First Quarter	37.01	27.44	0.0825
Second Quarter	32.41	26.51	0.0825
Third Quarter	35.74	27.65	0.0825
Fourth Quarter	30.80	26.09	0.0825

Fiscal Year ended December 31, 2010
First Quarter	32.60	26.42	0.0900
Second Quarter	34.52	29.02	0.0900
Third Quarter (through September 1, 2010)	42.46	30.93	—

On July 7, 2010, the last trading day prior to the public announcement of the execution of the merger agreement, the high and low sales prices of ACAP common stock were $31.79 and $31.40 per share, respectively, and the closing price was $31.76 per share. On September 1, 2010, the most recent practicable date before the printing of this proxy statement, the high and low reported sales prices of ACAP common stock were $41.34 and $41.25, respectively, and the closing price was $41.29 per share. You are urged to obtain a current market price quotation for ACAP common stock.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the ownership of the common stock as of September 1, 2010, except as otherwise indicated, by

•	each current director,

•	each of our executive officers

•	all current directors and executive officers as a group, and

•	each person who is known by us to own beneficially 5% or more of our outstanding shares of common stock, whom we refer to as a 5% Owner.

The number of shares beneficially owned is determined under rules of the Securities and Exchange Commission, or SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire on September 1, 2010 or within 60 days thereafter through the exercise of any stock option or other right. Unless otherwise indicated, each holder has sole investment and voting power with respect to the shares set forth in the following table:

	Number of	% of
Name	Shares(1)	Class

Billy B. Baumann, M.D.(2)	57,683	*
R. Kevin Clinton(3)	331,697	3.5
Stephen H. Haynes, M.D.	27,400	*
AppaRao Mukkamala, M.D.(4)	51,132	*
Mitchell A. Rinek, M.D.(5)	6,000	*
Spencer L. Schneider(6)	1,158	*
Joseph D. Stilwell(6)	1,291,964	13.9
Larry W. Thomas	—
Annette E. Flood	108,880	1.2
Frank H. Freund(7)	145,782	1.6
All current executive officers and directors as a group (10 persons)(2)(3)(4)(5)(6)(7)	2,021,696	20.9
Stilwell Value Partners II, L.P., Stilwell Value Partners V, L.P., Stilwell Associates, L.P., Stilwell Partners, L.P., Stilwell Offshore Ltd., Stilwell Associates Insurance Fund of the S.A.L.I. Multiseries Fund L.P., Stilwell Advisors LLC, Stilwell Management LLC, and Stilwell Value LLC(6)	1,291,964	13.9
BlackRock, Inc.(8)	825,285	8.9
JPMorgan Chase & Co.(9)	596,394	6.4
The Vanguard Group, Inc.(10)	595,391	6.4
Allianz Global Investors Management Partners LLC and NFJ Investment Group(11)	556,233	6.0
GGCP, Inc., Mario J. Gabelli, Gabelli Funds, LLC, GAMCO Asset Management Inc., GAMCO Investors, Inc., and Gabelli Securities, Inc.(12)	503,374	5.4

*	Less than one percent.

(1)	Includes shares that may be acquired upon exercise of options granted by the Company by the following persons: Mr. Freund—80,000 shares; Mr. Clinton—159,996 shares; Ms. Flood—89,997 shares; and all current executive officers and directors as a group—329,993 shares.

(2)	Includes 45,430 shares of common stock held of record by the Rachel A. Baumann Revocable Living Trust U/A dated November 22, 1982, of which Dr. Baumann has power of attorney and 2,000 shares of common stock held of record by Rachel A. Baumann in her individual retirement account. Also includes 253 shares of common stock held of record by Dr. Baumann’s children. Dr. Baumann shares dispositive power, but has no voting power over these 253 shares.

(3)	Includes 109,854 shares of common stock held of record by the R. Kevin Clinton Trust U/A dated August 29, 2001, 39,999 shares held of record by his spouse’s trust and 10,535 shares held of record by his spouse’s individual retirement account. Mr. Clinton has sole voting and dispositive power with respect to the shares held in his trust and shares the voting and dispositive power with respect to the shares held in his spouse’s trust and individual retirement account.

(4)	Includes 15,333 shares of common stock held of record by the Mukkamala Family Ltd. Partnership, a limited partnership of which Dr. Mukkamala is the general partner and has sole dispositive and voting power with respect to these shares. Includes 33,799 shares of common stock held of record by AppaRao Mukkamala Trust U/A dated October 28, 1996 as to which Dr. Mukkamala is the trustee and has sole dispositive and voting power.

(5)	Includes 2,000 shares of common stock held of record by the Nancy K. Rinek Living Trust U/A dated March 21, 1997, as to which Dr. Rinek shares voting and dispositive power.

(6)	Stilwell Value Partners II, L.P. and various affiliated entities and individuals has represented to us that it currently beneficially owns 1,291,964 shares of our common stock. Joseph Stilwell and the named entities share the voting and dispositive power with respect to all of the shares they own. The business address of Stilwell Value Partners II, L.P., Stilwell Value Partners V. L.P., Stilwell Associates, L.P., Stilwell Partners, L.P., Stilwell Offshore Ltd., Stilwell Associates Insurance Fund of the S.A.L.I. Multiseries Fund L.P., Stilwell Advisors LLC, Stilwell Management LLC, Stilwell Value LLC and Joseph Stilwell is 111 Broadway, 12th Floor, New York, New York 10006. Mr. Schneider is a joint filer on Schedule 13D with Mr. Stilwell and such entities with respect to ownership of our common shares.

(7)	Includes 65,182 shares of common stock held of record by the Frank H. Freund Living Trust No. 1 U/A/D dated April 3, 2008 and 600 shares of common stock held of record by Mr. Freund’s children. Mr. Freund has sole voting and dispositive power with respect to the shares held in his trust and shares voting and dispositive power with respect to the shares held by his children.

(8)	Based on information contained in a Schedule 13G filed on January 29, 2010, with information as of December 31, 2009. BlackRock, Inc. has sole voting and dispositive power with respect to all of the shares shown in the table. The business address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.

(9)	Based on information contained in a Schedule 13G filed on January 28, 2010, with information as of December 31, 2009. JP Morgan Chase & Co. has sole voting power with respect to 553,930 shares and sole dispositive power with respect to all of the shares shown in the table. The business address of JP Morgan Chase & Co. is 270 Park Avenue, New York, New York 10017.

(10)	Based on information contained in a Schedule 13G filed on February 8, 2010, with information as of December 31, 2009. The Vanguard Group, Inc. is a registered investment advisor which has sole voting power and shared dispositive power with respect to 16,328 shares, and sole dispositive power with respect to 579,053 shares. The business address of The Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(11)	Based on information contained in a Schedule 13G filed on February 12, 2010, with information as of December 31, 2009. NFJ Investment Group (NFJ), a register investment advisor, is a wholly owned subsidiary of Allianz Global Investors Management Partners LLC (AGIMP), a parent holding company. NFJ has sole voting and dispositive power with respect to all of the shares shown in the table. The business address of AGIMP is 680 Newport Center Drive, Suite 250, Newport Beach, California 92660 and of NFJ is 2100 Ross Avenue, Suite 700, Dallas, Texas 75201.

(12)	Based on information contained in a Schedule 13D filed on August 9, 2010, GAMCO Asset Management Inc. has sole voting and dispositive power over 222,300 shares, Gabelli Funds, LLC has sole voting and dispositive power over 112,500 (so long as the beneficial ownership of all joint filers does not exceed 25% of their total voting interest in ACAP, in which case the proxy voting committee for each of the funds for which it acts as adviser would vote the shares), and Gabelli Securities, Inc. has sole voting and dispositive power over 88,574 shares. Each of these entities is a registered investment adviser controlled by Mario J. Gabelli and renders advisory services for various investment funds controlled by Mario J. Gabelli. The business address for Mr. Gabelli and these entities, other than GGCP, Inc., is One Corporate Center, Rye, New York 10580. The address for GGCP, Inc. is 140 Greenwich Avenue, Greenwich, CT 06830.

PROPOSAL TO GRANT AUTHORITY TO ADJOURN THE SPECIAL MEETING

Adjournment Proposal

In this proposal, ACAP is asking you to authorize the holder of any proxy solicited by its board of directors to vote in favor of granting discretionary authority to the proxy or attorney-in-fact to vote in favor of adjourning, postponing or continuing the special meeting and any later adjournments in order to enable its board of directors to solicit additional proxies for the approval of the merger agreement. If the shareholders approve the adjournment proposal, ACAP could adjourn, postpone or continue the special meeting, and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from shareholders that have previously voted against the proposal or respond to an acquisition proposal as permitted in the merger agreement. Among other effects, approval of the adjournment proposal could mean that, even if ACAP had received proxies representing a sufficient number of votes against approval of the merger agreement to defeat that proposal, ACAP could adjourn the special meeting without a vote on the merger agreement and seek to convince the holders of those shares to change their votes to votes in favor of approval of the merger agreement.

Vote Required and Board Recommendation

The adjournment proposal requires the affirmative vote of the holders of a majority of the votes cast in person or by proxy at the special meeting and entitled to vote thereon. Abstentions and broker non-votes will have no effect on the adjournment proposal.

ACAP’s board of directors recommends that you vote FOR the adjournment proposal.

SUBMISSION OF FUTURE SHAREHOLDER PROPOSALS

If the merger is completed, we will no longer be a publicly held company and there will be no public participation in future meetings of our shareholders held after the merger is completed. If the merger is not completed, however, we expect to hold the 2011 Annual Meeting of Shareholders.

Shareholder proposals intended to be presented at the 2011 Annual Meeting of Shareholders which are eligible for inclusion in our proxy statement for that meeting under Rule 14a-8 under the Exchange Act must be received by us not later than November 27, 2010 in order to be considered for inclusion in our proxy statement relating to that meeting. Such proposals should be addressed to the Secretary at our principal executive offices (the address for which is on the front of this proxy statement) and should satisfy the informational requirements applicable to shareholder proposals contained in the applicable rules of the SEC.

For shareholder proposals not sought to be included in our proxy statement, Section 4.11 of our bylaws provides that, in order to be properly brought before the 2011 Annual Meeting, written notice of such proposal, along with the information required by Section 4.11, must be received by our Corporate Secretary at our principal executive offices no earlier than the close of business on January 11, 2011 and no later than February 10, 2011. If the 2011 annual meeting date has been significantly advanced or delayed from the first anniversary of the date of the 2010 annual meeting, then notice of such proposal must be given not later than the 90th day before the meeting or, if later, the 10th day after the first public disclosure of the date of the annual meeting. A proponent must also update the information provided in or with the notice at the times specified in our bylaws.

Only persons who are shareholders both as of the giving of notice and the date of the shareholder meeting and who are eligible to vote at the shareholder meeting are eligible to propose business to be brought before a shareholder meeting. The proposing shareholder (or his qualified representative) must attend the shareholder meeting in person and present the proposed business in order for the proposed business to be considered.

OTHER MATTERS

Other Business at the Special Meeting

Management and the ACAP board of directors are not aware of any matters to be presented for action at the special meeting other than those set forth in this proxy statement. However, should any other matter properly come before the special meeting, or any adjournment or postponement thereof, the enclosed proxy confers upon the persons entitled to vote the shares represented by such proxy, discretionary authority to vote the same in respect of any such other matter in accordance with the recommendations of the board of directors of ACAP.

Multiple Shareholders Share One Address

In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement will be delivered to two or more shareholders who share an address, unless ACAP has received contrary instructions from one or more of the shareholders. ACAP will deliver promptly upon written or oral request a separate copy of the proxy statement to a shareholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement, and requests that in the future separate proxy statements be sent to shareholders who share an address, should be directed to the Corporate Secretary of ACAP at 1301 North Hagadorn Road, East Lansing, Michigan 48823, telephone: 1-800-748-0465. In addition, shareholders who share a single address but receive multiple copies of the proxy statement may request that in the future they receive a single copy by contacting ACAP at the address and phone number set forth in the prior sentence.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

ACAP files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

ACAP’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by ACAP at the “For Investors” page on its corporate website at www.apcapital.com.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us by written or telephonic request directed to the investor relations department at ACAP, 1301 North Hagadorn Road, East Lansing, Michigan 48823, telephone: 1-866-561-8222, or to our proxy solicitor, Morrow & Co., LLC, telephone 1-800-279-6413. If you would like to request documents, please do so by October 13, 2010, in order to receive them before the special meeting.

This proxy statement does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom or from whom it is unlawful to make such proxy solicitation in that jurisdiction. You should rely only on the information contained in this proxy statement or incorporated by reference in this proxy statement to vote your shares at the special meeting. No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated September 8, 2010. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders shall not create any implication to the contrary.

The merger agreement contains a number of representations and warranties which ACAP and Parent have made to each other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the merger agreement. These disclosure schedules contain information that has been included in the prior public disclosures of ACAP, as well as additional non-public information. While ACAP does not believe that this non-public information is required to be publicly disclosed under the applicable securities laws, that information does modify, qualify and create exceptions to the representations and warranties set forth in the merger agreement. In addition, these representations and warranties were made as of the date of the merger agreement. Information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in the public disclosures of ACAP. Moreover, representations and warranties are frequently utilized in merger agreements as a means of allocating risks, both known and unknown, rather than to make affirmative factual claims or statements. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about ACAP or Parent.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

THE DOCTORS COMPANY,

RED HAWK ACQUISITION CORP.

AND

AMERICAN PHYSICIANS CAPITAL, INC.

Dated as of JULY 7, 2010

Exhibit A-1 Officers of Parent

Exhibit A-2 Officers of the Company

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of July 7, 2010 (this “Agreement”), is by and among THE DOCTORS COMPANY, a California-domiciled reciprocal inter-insurance exchange (“Parent”), RED HAWK ACQUISITION CORP., a Michigan corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and AMERICAN PHYSICIANS CAPITAL, INC., a Michigan corporation (the “Company”).

RECITALS

WHEREAS, the Board of Governors of Parent and the respective Boards of Directors of Merger Sub and the Company have approved and declared advisable this Agreement and the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions of this Agreement and in accordance with the Michigan Business Corporation Act (the “MBCA”); and

WHEREAS, the Board of Governors of Parent and the respective Boards of Directors of Merger Sub and the Company have determined that the Merger is in the best interest of their respective shareholders or policyholders, as applicable.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

Article 1.
The Merger

Section 1.1 The Merger. Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the MBCA, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Dykema Gossett PLLC, 400 Renaissance Center, Suite 2300, Detroit, Michigan 48243 (or such other place as agreed by the parties) not later than the second Business Day following the date on which all of the conditions set forth in Article 6 are satisfied or, if permissible, waived (other than those conditions to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver thereof), unless the parties hereto agree to another date.

Section 1.3 Effective Time. At the Closing, subject to the terms and conditions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Michigan Department of Energy, Labor and Economic Growth, in such form as required by, and executed in accordance with the relevant provisions of, the MBCA (the date and time of such filing, or at such later date and time as Parent and the Company shall agree and specify in the Certificate of Merger, such specified date and time, being the “Effective Time”).

Section 1.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the MBCA. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5 Articles of Incorporation; By-laws. The Company Articles, as in effect immediately prior to the Effective Time, shall be amended at the Effective Time to read the same as the Articles of Incorporation of Merger Sub and, as so amended, shall be the articles of incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law, subject to Section 5.11.2; provided however, that Article I thereof shall read as follows: “The name of the corporation is: Red Hawk Acquisition Corp”. The Company By-laws, as in effect immediately prior to the Effective Time, shall be amended at the

Effective Time to read the same as the Bylaws of Merger Sub and, as so amended, shall be the by-laws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law, subject to Section 5.11.2.

Section 1.6 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and by-laws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and by-laws of the Surviving Corporation.

Article 2.
Conversion of Securities; Exchange of Certificates

Section 2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

Section 2.1.1 Conversion of Company Common Stock. Each share of common stock, no par value per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 2.1.2) shall be converted into the right to receive $41.50 in cash, payable to the holder thereof, without interest (the “Merger Consideration”). All such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each Certificate previously representing any such share shall thereafter represent the right to receive the Merger Consideration therefor.

Section 2.1.2 Cancellation of Certain Company Common Stock. Each share of Company Common Stock held in the treasury of the Company or by any Company Subsidiary shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

Section 2.1.3 Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and be exchanged for one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

Section 2.1.4 Change in Company Common Stock. If between the date of this Agreement and the Effective Time the outstanding shares of the Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Merger Consideration shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares; provided, that the aggregate Merger Consideration payable shall not exceed the aggregate amount contemplated pursuant to Section 2.1.1 as of the date hereof.

Section 2.2 Company Options. Prior to the Effective Time, the Board of Directors of the Company (the “Company Board”) (or if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary and appropriate to provide that, immediately prior to the Effective Time, each unexpired and unexercised option or similar rights to purchase Company Common Stock (the “Company Options”) then outstanding, under any stock option plan of the Company, including the Company’s Stock Compensation Plan, as amended and restated, or any other plan, agreement or arrangement (the “Company Stock Option Plans”), shall become fully vested and exercisable, and that effective as of the Effective Time, each such Company Option shall be cancelled and, in exchange therefor, each former holder of any such cancelled Company Option shall be entitled to receive, in consideration of the cancellation of such Company Option and in settlement therefor, a payment in cash (subject to Section 2.3.8 hereof) of an amount equal to the product of (A) the total number of shares of Company Common Stock previously subject to such Company Option and (B) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock previously subject to such Company Option (such amounts payable hereunder being referred to as the “Option Consideration”). From and after the Effective Time, any such cancelled Company Option shall no longer be exercisable by the former holder thereof and that each such former holder shall only be entitled to the payment of the Option Consideration. To the extent then in effect, after the Effective Time, all Company Stock Option Plans shall be terminated and no further Company Options or other awards shall be granted thereunder.

Section 2.3 Exchange Procedures.

Section 2.3.1 Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably satisfactory to the Company (the ‘‘Paying Agent”), to act as agent for Parent for purposes of, among other things, mailing and receiving letters of transmittal, and distributing the Merger Consideration to the Company’s shareholders.

Section 2.3.2 Exchange Procedures for Company Common Stock. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Paying Agent, for the benefit of the holders of shares of Company Common Stock for payment in accordance with this Article 2, cash in U.S. dollars in an amount sufficient to pay the Merger Consideration (the ‘‘Exchange Fund”). No later than two Business Days after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a Certificate or Book-Entry Shares as of immediately prior to the Effective Time (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificate or Book-Entry Shares shall pass, only upon proper delivery of the Certificate or Book-Entry Shares to the Paying Agent and shall be in customary form) and (B) instructions for use in effecting the surrender of the Certificate or Book-Entry Shares in exchange for the Merger Consideration, to which such holder is entitled pursuant to this Agreement. Upon surrender of a Certificate for cancellation to the Paying Agent together with such letter of transmittal, properly completed and duly executed (or, in the case of Book-Entry Shares, upon adherence to the applicable procedures set forth in such letter of transmittal for surrendering such shares), and upon surrender of such other documents as may be required by the Paying Agent, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration, that such holder has the right to receive in respect of the Company Common Stock formerly represented by such Certificate or Book-Entry Shares, and the Certificate or Book-Entry Shares so surrendered shall forthwith be canceled. No interest will be paid or accrued on the Merger Consideration payable upon surrender of any Certificate or Book-Entry Share. In the event of a permitted transfer of ownership of shares of Company Common Stock represented by a Certificate which is not registered in the transfer records of the Company or the Company’s transfer agent on behalf of the Company, the Merger Consideration may be paid to a transferee if the Certificate is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.3.2, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration.

Section 2.3.3 Payment for Company Options. At the Closing, Parent will make (or cause to be made) payment to the Surviving Corporation, by wire transfer of immediately available funds to the account or accounts designated by the Company in writing no later than two Business Days prior to the Closing, in an amount equal to the aggregate Option Consideration, to the extent payable as provided in Section 2.2, plus the amount of any employment Taxes payable by the Surviving Corporation in respect of the payment of such Option Consideration (provided that, for the avoidance of doubt, the Surviving Corporation shall have no obligation to pay any taxes that may be payable by the holders of Company Options upon receiving the Option Consideration). At the Effective Time, or as soon as practicable thereafter (but not later than two Business Days thereafter), the Surviving Corporation shall, in consideration of cancellation of the Company Options that became entitled to receive the consideration specified in Section 2.2, pay the Option Consideration in respect of each such Company Option to each holder of a Company Option.

Section 2.3.4 Further Rights in Company Securities. All Merger Consideration and Option Consideration paid in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Common Stock and Company Options with respect to which such payments are made, respectively.

Section 2.3.5 Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for twelve months after the Effective Time shall be delivered to Parent upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article 2 shall thereafter look only to Parent (subject to abandoned property, escheat and similar Laws) as general creditors thereof for payment of the Merger Consideration without any interest thereon.

Section 2.3.6 No Liability. Neither Parent nor the Company nor the Surviving Corporation shall be liable to any holder of Company Common Stock for any cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

Section 2.3.7 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration without interest thereon.

Section 2.3.8 Withholding. Notwithstanding anything in this Agreement to the contrary, Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock and Company Options, such amounts as Parent, the Surviving Corporation or the Paying Agent are required to deduct and withhold under the Internal Revenue Code of 1986, as amended (the “Code”), the treasury regulations thereunder or any other provision of U.S. Tax Law, or any provision of state, local or foreign Tax Law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock or Company Options in respect of whom such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

Section 2.4 Stock Transfer Books. At the close of business, New York time, on the day the Effective Time occurs, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Common Stock or Company Options that were outstanding on the records of the Company. From and after the Effective Time, the holders of Certificates or Book Entry Shares immediately prior to the Effective Time shall cease to have any rights with respect to such Company Common Stock, except as otherwise provided herein or by Law. On or after the Effective Time, any Certificates presented to the Paying Agent or Parent for any reason shall be cancelled and exchanged as provided in this Article 2.

Article 3.
Representations and Warranties of the Company

Except as set forth in the Disclosure Schedule delivered by the Company to Parent at or prior to the execution of this Agreement (the “Company Disclosure Schedule”), the Company hereby makes the following representations and warranties to Parent. Unless otherwise specified, no disclosure made in any particular Section of the Company Disclosure Schedule shall be deemed made in any other Section of the Company Disclosure Schedule unless expressly made therein (by cross reference or otherwise).

Section 3.1 Organization and Qualification; Subsidiaries. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan. Each Company Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be. The Company and each of the Company Subsidiaries has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each of the Company Subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not reasonably be expected to have a Company Material Adverse Effect or otherwise prevent or delay (beyond the Outside Date as determined pursuant to Section 7.1.2) consummation of the Merger. Section 3.1 of the Company Disclosure Schedule sets forth a true, complete and correct list of all of the subsidiaries of the Company (each a

“Company Subsidiary” and, collectively, the “Company Subsidiaries”), together with the jurisdiction of incorporation of each Company Subsidiary, the jurisdictions in which each Company Subsidiary is licensed to conduct business and the authorized capitalization of each Company Subsidiary. Except as set forth in Section 3.1 of the Company Disclosure Schedules, none of the Company or any Company Subsidiary holds an Equity Interest in any other person.

Section 3.2 Articles of Incorporation and By-laws. The copies of the Company’s Articles of Incorporation, as amended (the “Company Articles”), and Amended and Restated Bylaws (the “Company By-laws”) which were previously furnished or made available to Parent are true, complete and correct. The Company has made available to Parent a true, complete and correct copy of the charter and bylaws (or equivalent organizational documents) of each of the Company Subsidiaries.

Section 3.3 Capitalization.

Section 3.3.1 The authorized capital stock of the Company consists of 55,000,000 shares of capital stock, of which 50,000,000 are designated Company Common Stock and 5,000,000 are designated preferred stock, no par value per share (“Company Preferred Stock”). As of July 7, 2010, (A) 9,323,087 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid, nonassessable and free of preemptive rights and (B) 348,687 shares of Company Common Stock were reserved for issuance upon exercise of Company Options granted under the Company Stock Option Plans. As of July 7, 2010 and as of the Effective Time, (i) no shares of Company Preferred Stock were (or will be) designated, issued and outstanding and (ii) no shares of Company Common Stock were (or will be) held in the treasury of the Company or by the Company Subsidiaries. There are no bonds, debentures, notes or other debt securities issued by the Company that have the right to vote (or are convertible into, or exchange for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote.

Section 3.3.2 As of July 7, 2010, there are 2,400,000 shares of the Company’s Common Stock authorized for issuance under the Company’s Stock Compensation Plan and only 362,488 remain available for future grant. Section 3.3.2 of the Company Disclosure Schedule sets forth a list of all of the Company Options outstanding and their exercise prices. Except as set forth in Section 3.3.2 of the Company Disclosure Schedule, there are no options, warrants or other rights to acquire capital stock or other Equity Interests of the Company, or securities convertible into or exchangeable for capital stock or other Equity Interests of the Company. Since July 31, 2009 and through the date hereof, the Company has not issued any shares of its capital stock or other Equity Interests or securities convertible into or exchangeable for capital stock or other Equity Interests of the Company, other than Company Options issued pursuant to the Company Stock Option Plans, and the issuance of shares pursuant to Company Options. All shares of Company Common Stock subject to issuance under the Company Stock Option Plans, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be validly issued, fully paid, nonassessable and free of preemptive rights.

Section 3.3.3 Except as set forth in Section 3.3.3 of the Company Disclosure Schedule and with respect to the Company Options pursuant to the Company Stock Option Plans and the related stock option agreements, there are no outstanding contractual obligations of the Company or any Company Subsidiary (A) restricting the transfer of, (B) affecting the voting rights of, (C) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (D) requiring the registration for sale of, or (E) granting any preemptive or antidilutive right with respect to, any shares of Company Common Stock or any capital stock of, or other Equity Interests in, the Company or any Company Subsidiary. Except as set forth in Section 3.3.3 of the Company Disclosure Schedule, each outstanding share of capital stock of each Company Subsidiary is validly issued, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by the Company or another Company Subsidiary free and clear of all security interests, liens, pledges, options, rights of first refusal, agreements, limitations on the Company’s or such other Company Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever, in each case, other than Permitted Liens.

Section 3.4 Authority.

Section 3.4.1 The Company has requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the adoption of this Agreement by the Required Company Shareholders, to consummate the transactions contemplated by this Agreement to be consummated by the Company. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company and no shareholder votes are necessary to authorize this Agreement or the Merger or to consummate the transactions contemplated hereby subject, with respect to the Merger, to the adoption of this Agreement by the Required Company Shareholders. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether enforcement is considered in a proceeding in equity or at law, concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefore may be brought.

Section 3.4.2 Assuming the accuracy of the representation and warranty set forth in the first sentence of Section 4.11, the action taken by the Company Board in approving this Agreement and the Merger is sufficient to render inapplicable to the Merger the restrictions on business combinations contained in Section 780 of the MBCA.

Section 3.5 No Conflict; Required Filings and Consents.

Section 3.5.1 The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by the Company will not, (A) assuming the Required Company Shareholders adopt this Agreement, conflict with or violate any provision of the Company Articles or the Company By-laws or any equivalent organizational documents of any Company Subsidiary, (B) assuming that all consents, approvals, authorizations and permits described in Section 3.5.2 have been obtained and all filings and notifications described in Section 3.5.2 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or (C) assuming that all consents, approvals, authorizations and permits described in Section 3.5.2 have been obtained and all filings and notifications described in Section 3.5.2 have been made and any waiting periods thereunder have terminated or expired or except as set forth in Section 3.5.1 of the Company Disclosure Schedule, require any consent or approval under, result in any breach of or any loss of any benefit under, or constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, Company Permit or other legally binding obligation to which the Company or any Company Subsidiary is a party, except, as to clauses (B) and (C), respectively, for any such conflicts, violations, breaches, defaults or other occurrences which would not reasonably be expected to have a Company Material Adverse Effect or otherwise prevent or delay (beyond the Outside Date as determined pursuant to Section 7.1.2) consummation of the Merger.

Section 3.5.2 The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (A) as may be required under the Exchange Act, the Investment Advisors Act, the rules and regulations of the Nasdaq, the HSR Act, the filing of the Certificate of Merger as required by the MBCA and as may be required under applicable insurance regulatory Laws and (B) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to have a Company Material

Adverse Effect or otherwise prevent or delay (beyond the Outside Date as determined pursuant to Section 7.1.2) consummation of the Merger. All such consents, approvals, authorizations, permits, filings and notifications are identified in Section 3.5.2 of the Company Disclosure Schedule.

Section 3.6 Permits; Compliance With Law. Each of the Company and each Company Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Authority (the “Company Permits”) necessary for the Company and each Company Subsidiary to own, lease and operate its properties or to carry on its respective business substantially as it is being conducted as of the date hereof, and all such Company Permits are valid and in full force and effect, and there is no pending, or, to the Company’s knowledge, threatened action or proceeding to terminate, suspend, limit or adversely modify any Company Permit, except where the failure to be in possession of, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of the Company Permits has not or would not reasonably be expected to have a Company Material Adverse Effect. None of the Company or any Company Subsidiary is, or has received written notice that it is, in material conflict with, or in material default or violation of, any Law, including without limitation, the Exchange Act and the Sarbanes-Oxley Act of 2002 (“SOX”), applicable to the Company or any Company Subsidiary or any Company Permits, or by which any property or asset of the Company or any Company Subsidiary is bound.

Section 3.7 SEC Filings; Financial Statements.

Section 3.7.1 Except as set forth in Section 3.7.1 of the Company Disclosure Schedule, the Company has timely filed all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be, from and after January 1, 2007 (collectively, the ‘‘Company SEC Filings”). Each Company SEC Filing, as amended or supplemented if applicable, (A) as of its date, or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (B) did not, at the time it was filed (or became effective in the case of registration statements), or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no Company Subsidiary is separately subject to the periodic reporting requirements of the Exchange Act.

Section 3.7.2 Each of the consolidated financial statements contained in the Company SEC Filings, including, any notes thereto, as amended, supplemented or restated, if applicable, was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each of such consolidated financial statements, as amended, supplemented or restated, if applicable, presented fairly, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and the consolidated Company Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited quarterly financial statements, to normal and immaterial year-end adjustments. This representation and warranty shall not be deemed to be breached as a result of any change in GAAP or Law after the date of this Agreement.

Section 3.7.3 Company has made available to Parent true, complete and correct copies of the annual and quarterly statements of each of the Company Insurance Subsidiaries for the most recently ended quarterly period and the years ended December 31, 2009 and 2008, as appropriate, as filed with the insurance regulatory authorities of its jurisdiction of domicile, and audited statutory financial statements for the Company Insurance Subsidiaries as of and for the periods ended December 31, 2009 and 2008 as filed with the domestic insurance regulatory authority, together, in each case, with the exhibits, schedules and notes thereto and any affirmations and certifications filed therewith (the “STAT Financial Statements”). The STAT Financial Statements of each such Company Insurance Subsidiary present fairly in all material respects the financial position and results of operations of such Company Subsidiary as of the respective dates thereof and for the respective periods set forth therein, in each case in accordance with Statutory Accounting Principles applied on a consistent basis. This representation and warranty shall not be deemed to be breached as a result of any change in Statutory Accounting Principles or Law after the date of this Agreement. Each of the Company Insurance Subsidiaries has filed or submitted all STAT Financial Statements required to be filed with or submitted to the insurance regulatory authorities in its state of domicile. The STAT Financial Statements complied in all material respects, on their respective dates of filing or submission, with the Laws of their respective states of domicile.

Section 3.7.4 The Company has made available to Parent, prior to the date hereof, true, complete and correct copies of all actuarial reports, actuarial certificates, loss and loss adjustment expense reserve reports, and deferred acquisition cost and loss recognition analyses prepared by the Company or by any third party actuarial consultant on behalf of or made available to the Company relating to the adequacy of the reserves of the Company or any Company Subsidiary for any period ended on or after December 31, 2009 (the ‘‘Actuarial Analyses”). Each such Actuarial Analysis was generated from the same underlying sources and systems that were utilized by the Company Insurance Subsidiaries to prepare the STAT Financial Statements, and the books and records of, the Company and the Company Subsidiaries, as the case may be, at the relevant time of preparation (which preparation was accurate in all material respects), and in conformity in all material respects with applicable Law.

Section 3.7.5 Except as and to the extent set forth (A) on the consolidated balance sheet of the Company and the consolidated Company Subsidiaries as of December 31, 2009 included in the Company’s annual report filed on Form 10-K for the year ended December 31, 2009, including the notes thereto, (B) in the Company SEC Filings filed after December 31, 2009 or (C) in Section 3.7.5 of the Company Disclosure Schedule, none of the Company or any consolidated Company Subsidiary had at the relevant balance sheet date, any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP and none have arisen since such date through the date of this Agreement, except in each case for liabilities or obligations (i) contemplated by or under this Agreement or incurred in connection with the transactions contemplated hereby, (ii) incurred in the ordinary course of business and in a manner consistent with past practice or (iii) incurred outside the ordinary course of business that individually or in the aggregate do not exceed $5,000,000.

Section 3.7.6 Section 3.7.6 of the Company Disclosure Schedule accurately lists all Indebtedness of the Company, including for each item of Indebtedness, as applicable, the interest rate, maturity date and any assets or properties securing such Indebtedness.

Section 3.7.7 Section 3.7.7 of the Company Disclosure Schedule sets forth a list of any material joint venture, off balance sheet partnership or any similar contract or arrangement to which the Company or any Company Subsidiary is a party (including any contract relating to any transaction or relationship between or among the Company and any of the Company Subsidiaries, on the one hand, and any unconsolidated affiliate of the Company or any of the Company Subsidiaries, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)).

Section 3.7.8 Neither the Company nor any Company Subsidiary has received any “complaints” (within the meaning of Exchange Act Rule 10A-3) in respect of any accounting, internal accounting controls or auditing matters. To the Company’s knowledge, no complaint seeking relief under Section 806 of SOX has been filed with the United States Secretary of Labor and no employee has threatened to file any such complaint. The Company’s Chief Executive Officer and Chief Financial Officer have made all certifications and statements required by Sections 302 and 906 of SOX and the related rules and regulations promulgated thereunder with respect to the Company SEC Filings. The Company maintains disclosure controls and procedures required by Rule 13a-15 and 15d-15 under the Exchange Act that are designed to ensure that all material information concerning the Company and the Company Subsidiaries are made known on a timely basis to the individuals responsible for the preparation of the Company SEC Filings and other public disclosure documents. Since January 1, 2007, neither the accountants for nor the board of directors or audit committee of the Company or any Company Subsidiary have been advised of (A) any significant deficiencies or material weaknesses in the design or operation of the internal controls over financial reporting which are reasonably likely to adversely affect in any material respect its ability to record, process, summarize and report financial data or (B) any fraud that involves management or other employees who have a role in the financial controls over financial reporting of the Company or any Company Subsidiary.

Section 3.7.9 Except for insurance policies issued by the Company or a Company Insurance Subsidiary, to which this Section 3.7.9 does not apply, neither the Company nor any Company Subsidiary has any obligations of any kind to make any loan or advance to, guarantee any indebtedness for borrowed money of, or otherwise incur such indebtedness on behalf of, any third party.

Section 3.8 Disclosure Documents.

Section 3.8.1 The Proxy Statement and any Other Filings, and any amendments or supplements thereto, that the Company is responsible for filing at (A) the time the Proxy Statement or such Other Filing (or any amendment thereof or supplement thereto) is first made publicly available to the shareholders of the Company, and (B) the time of the Company Shareholders’ Meeting, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act and other applicable Law.

Section 3.8.2 The Proxy Statement or any Other Filing, and any amendments or supplements thereto, that the Company is responsible for filing, insofar as it reflects information supplied by the Company for use therein, at (A) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first made publicly available to the shareholders of the Company, and (B) the time of the Company Shareholders’ Meeting, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 3.8.3 The representations and warranties contained in this Section 3.8 will not apply to the failure of the Proxy Statement or any Other Filing to comply as to form as a result of, or statements or omissions included in the Proxy Statement or any Other Filings based upon, information supplied to the Company by Parent or Merger Sub.

Section 3.9 Absence of Certain Changes or Events. Since December 31, 2009, except as (A) disclosed in the Company SEC Filings filed after December 31, 2009, (B) expressly contemplated by this Agreement or (C) as set forth in Section 3.9 of the Company Disclosure Schedule, there has not been (i) any event or occurrence that would reasonably be expected to have a Company Material Adverse Effect, (ii) any action taken by the Company or any Company Subsidiary through the date of this Agreement, other than in the ordinary course of business consistent with past practice, or (iii) any action taken by the Company or any Company Subsidiary through the date of this Agreement that would have resulted in a breach of any of the covenants set forth in Section 5.1.1 through 5.1.19 if the Company and the Company Subsidiaries had been subject to such covenants from December 31, 2009 to the date hereof.

Section 3.10 Employee Benefit Plans.

Section 3.10.1 The Company Disclosure Schedule sets forth a true, complete and correct list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other material plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof of the Company), which are maintained, sponsored or contributed to by the Company, or under which the Company has any material obligation or liability, including, without limitation, all incentive, bonus, deferred compensation, cafeteria, medical, disability, stock purchase or equity based compensation plans, policies or programs (each a “Company Benefit Plan”). The Company has or will make available prior to the Closing current, accurate and complete copies of each Company Benefit Plan as well as all related trust agreements, summary plan descriptions, summaries of prior modifications, the most recent audited financial statements with respect to each Company Benefit Plan required to have such statements, copies of the most recent determination letters (if any) with respect to each Company Benefit Plan and copies of the recent annual reports (Forms 5500) with respect to each Company Benefit Plan required to file such reports.

Section 3.10.2 Each Company Benefit Plan has been at all times operated and administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code (including, without limitation, Section 409A of the Code). With respect to the Company Benefit Plans, no event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company could be subject to any material liability (other than for routine benefit liabilities) under the terms of, or with respect to, such Company Benefit Plans, ERISA, the Code or any other Law applicable to such Company Benefit Plans. All due contributions, premiums, or payments under or with respect to any Company Benefit Plans are current and will have been paid as of the Closing.

Section 3.10.3 (A) Each Company Benefit Plan which is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the IRS as to its qualified status or may rely upon an opinion letter for a prototype plan and, to the Company’s knowledge, as of the date hereof, no fact or event has occurred that could reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan or otherwise result in material liability to the Company, (B) to the Company’s knowledge, there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code, other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan that could result in material liability to the Company, and (C) no suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of the Company, is threatened against or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims).

Section 3.10.4 No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) or other pension plan subject to Title IV of ERISA. The Company has no liability under Title IV of ERISA, and no condition exists that presents a material risk to the Company of incurring or being subject (whether primarily, jointly or secondarily) to a material liability thereunder.

Section 3.10.5 Except as set forth in Section 3.10.5 of the Company Disclosure Schedule, no amount that could be received (whether in cash or property or the vesting of property) as a result of the consummation of the transactions contemplated by this Agreement by any employee, officer or director of the Company will be treated as an amount (i) that is not deductible under either Section 162 or 404 of the Code or (ii) that is an “excess parachute payment” under Section 280G of the Code.

Section 3.10.6 Except as set forth in Section 3.10.6 of the Company Disclosure Schedule and as required by Law, no Company Benefit Plan provides any post-employment medical or life insurance benefits.

Section 3.11 Labor and Other Employment Matters.

Section 3.11.1 Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, each of the Company and each Company Subsidiary is in material compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, and wages and hours. Neither the Company nor any Company Subsidiary is a party to a collective bargaining agreement and no labor union has been certified to represent any employee or the Company or any Company Subsidiary, or has applied to represent or is attempting to organize so as to represent such employees. There is no pending or, to the knowledge of the Company, threatened work stoppage, slowdown or labor strike against the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has engaged in any layoffs or employment terminations sufficient in number to trigger the application of the Worker Adjustment and Retraining Notification Act or any similar state or local Law.

Section 3.11.2 Except as set forth in Section 3.11.2 of the Company Disclosure Schedule, there are no (A) severance or employment agreements with directors, officers or employees of to the Company or any Company Subsidiary; (B) severance programs of the Company or any Company Subsidiary with or relating to its employees; or (C) plans, programs or other agreements of the Company or any Company Subsidiary with or relating to its directors, officers or employees which contain change in control provisions.

Section 3.12 Material Contracts.

Section 3.12.1 Section 3.12.1 of the Company Disclosure Schedule sets forth a complete and accurate list of all of the contracts (except for contracts set forth on the “Exhibit Index” included in the Company’s Form 10-K for the year ended December 31, 2009) to which the Company or any Company Subsidiary is a party as of the date of this Agreement of the following categories (each a “Company Material Contract”):

(i) any contract to which the Company or any of the Company Subsidiaries is a party or by which their respective assets or properties are bound (other than contracts entered into in the ordinary course of business and the contracts set forth in Section 3.13 of the Company Disclosure Schedule) which (a) calls for the payment, whether contingent or otherwise, by or on behalf of the Company or any Company Subsidiary in excess of $500,000 in any 12-month period during the remaining term thereof, (b) provides for the Company or any Company Subsidiary to receive any payments in excess of, or any property with a fair market value in excess of, $500,000 or more in any 12-month period during the remaining term thereof;

(ii) any contract that purports to restrict the ability of the Company or any Company Subsidiary to engage in any line of business, engage in business in any geographical area or compete with any person;

(iii) any contract which calls for payment by the Company or any Company Subsidiary or provides for the receipt of payment by the Company or any Company Subsidiary in excess of $100,000 in any 12 month period during the remaining term thereof, that contains a provision granting to another party or other parties thereto the right to terminate such contract or take other action adverse to the Company upon or following the Merger;

(iv) indemnification agreements, including contracts that contain indemnification obligations to the extent not otherwise disclosed pursuant to this Section, entered into outside the ordinary course of business with potential indemnification obligations of the Company in excess of $500,000;

(v) employment contracts and consulting contracts (other than those entered into in the ordinary course of business with non-executive employees), and severance agreements, including without limitation contracts (i) to employ or terminate executive officers and other contracts with present officers or directors of the Company or (ii) that will result in the payment by, or the creation of any obligation to pay on behalf of the Company, the Surviving Corporation or Parent any severance, termination, “golden parachute,” or other similar payments following termination of employment or otherwise as a result of the consummation of the transactions contemplated by this Agreement;

(vi) any material joint venture or material partnership agreement to which the Company or any of the Company Subsidiaries is a party; and

(vii) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC).

Section 3.12.2 Company has made available to Parent true, complete and correct copies of each Company Material Contract. Except as set forth in Section 3.12.2 of the Company Disclosure Schedule, each Company Material Contract is legally valid and binding on the Company and each Company Subsidiary party thereto and, to the Company’s knowledge, each other party thereto, except as may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether considered in a proceeding in equity or at law, concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefore may be brought. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and each Company Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each Company Material Contract. To the Company’s knowledge and except as would not reasonably be expected to have a Company Material Adverse Effect, each other party to each Company Material Contract has performed all obligations required to be performed by it under such Company Material Contract prior to the date hereof. None of the Company or any Company Subsidiary has received notice of any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Company Material Contract, except for violations or defaults that would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.13 Reinsurance Contracts.

Section 3.13.1 Company has made available to Parent true, complete and correct copies of all reinsurance agreements currently in force and agreements for which there are (A) open claims or (B) other amounts due between the parties in excess of $100,000, pursuant to which the Company or any of the Company Insurance Subsidiaries has assumed from or ceded risk to third parties as of the date hereof (“Third Party Reinsurance Contracts”) and true, complete and correct copies of any reinsurance agreements with affiliates to which any of the Company Insurance Subsidiaries is a party (“Affiliate Reinsurance Contracts”). Except as described on Section 3.13.1 of the Company Disclosure Schedule or as disclosed in the STAT Financial Statements, there are no amounts recoverable by the Company Insurance Subsidiaries under any of the Third Party Reinsurance Contracts or Affiliate Reinsurance Contracts (collectively, the “Existing Reinsurance Contracts”) that would be required to be disclosed in the STAT Financial Statements of the Company Insurance Subsidiaries and which are more than ninety (90) days past due or greater than $500,000 as of March 31, 2010. Except as described on Section 3.13.1 of the Company Disclosure Schedule, neither the Company nor the Company Insurance Subsidiaries has received any written notice from any of the reinsurers party to the Existing Reinsurance Agreements that any amount in excess of $500,000 recoverable by the Company Insurance Subsidiaries pursuant to an Existing Reinsurance Agreement is not fully collectible in due course.

Section 3.13.2 Except as set forth in Section 3.13.2 of the Company Disclosure Schedule, no reinsurer under any Third Party Reinsurance Contract has given any written notice to the Company or the Company Subsidiaries of termination with respect to any such arrangement.

Section 3.13.3 With respect to the Third Party Reinsurance Contracts, neither the Company nor the Company Subsidiaries, nor, to the knowledge of the Company, any other party thereto, is in default under any such Third Party Reinsurance Contract, other than any such defaults which, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

Section 3.14 Litigation. Except as set forth in Section 3.14 of the Company Disclosure Schedule, there is no suit, claim, action or proceeding pending or, to the knowledge of the Company, threatened, nor, to the knowledge of the Company, is there any investigation pending, in each case, against the Company or any Company Subsidiary and none of the Company or any Company Subsidiary is subject to any outstanding judgment, order, writ, injunction or decree, in each case, which would reasonably be expected to have a Company Material Adverse Effect or would reasonably be expected to prevent consummation of the Merger. Except as set forth in Section 3.14 of the Company Disclosure Schedule, there is no bad faith claim or class action pending against the Company arising out of the Insurance Contracts.

Section 3.15 Environmental Matters.

Section 3.15.1 Except as has not had or would not reasonably be expected to have a Company Material Adverse Effect, each of the Company and each Company Subsidiary and, to the knowledge of the Company, Chandler is in compliance with applicable Environmental Laws and hold all Environmental Permits necessary to conduct their current operations.

Section 3.15.2 None of the Company or any Company Subsidiary has received any written notice claim or notice of violation from any Governmental Authority alleging that the Company or any Company Subsidiary or, to the knowledge of the Company, Chandler is in violation of, or liable under, any Environmental Law.

Section 3.15.3 None of the Company or any Company Subsidiary or, to the knowledge of the Company, Chandler has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and, to the knowledge of the Company, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto.

Section 3.16 Intellectual Property. Section 3.16.1 of the Company Disclosure Schedule sets forth a complete and accurate list of all domestic and foreign (A) patents and patent applications, (B) trademark and service mark registrations and applications for registration thereof, (C) copyright and mask work registrations and applications for registration thereof, and (D) internet domain name registrations. Each of the Company and the Company Subsidiaries owns or possesses valid rights to use all Intellectual Property that is material to the conduct of the business of the Company and the Company Subsidiaries as is currently conducted. To the Company’s knowledge, the business of the Company and the Company Subsidiaries as currently conducted (including the use of the Intellectual Property) does not infringe, misappropriate, conflict with or otherwise violate any person’s Intellectual Property. The Company has not received written notice of any claim that the business of the Company and the Company Subsidiaries as currently conducted (including the use of the Intellectual Property) infringes, misappropriates, conflicts with or otherwise violates any person’s Intellectual Property, and there is no, such claim pending or, to the Company’s knowledge, threatened against any of the Company or the Company Subsidiaries. To the Company’s knowledge, no third party is infringing, misappropriating, conflicting with or otherwise violating any material Intellectual Property owned by the Company or the Company Subsidiaries, and no such claims are pending or threatened against any person by any of the Company or the Company Subsidiaries. All Intellectual Property owned by the Company or the Company Subsidiaries that is material to the conduct of their respective businesses is owned free and clear of all liens (other than licenses with third parties entered into in the ordinary course of business), except for Permitted Liens.

Section 3.17 Assets and Properties.

Section 3.17.1 Section 3.17 of the Company Disclosure Schedule contains a complete list of all real property in which the Company or any Company Subsidiary has a fee simple interest (“Owned Real Property”). Except as set forth in Section 3.17 of the Company Disclosure Schedule, each of the Company and the Company Subsidiaries has good and marketable fee simple title to, or a leasehold interest in, all of its Owned Real Property and leased real property, respectively (including all rights and privileges pertaining or relating thereto), free and clear of any and all liens except for Permitted Liens. Each of the foregoing real property leases (i) constitutes a legally valid and binding obligation of the Company or Company Subsidiary party thereto and assuming such lease is a legally valid and binding obligation of, and enforceable against, the other parties thereto, is enforceable against the Company or the Company Subsidiary party thereto, in each case, except as may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether considered in a proceeding at law or in equity; and (ii) to the Company’s knowledge is a legally valid and binding obligation of the other parties thereto, except as may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether considered in a proceeding at law or in equity. None of the Company or the Company Subsidiaries is in breach or default in any material respect under any such lease and, to the Company’s knowledge, none of the landlords or sublandlords under any such lease is in breach or default in any material respect of its obligations under such lease. The Company and the Company Subsidiaries enjoy peaceful and undisturbed possession in all material respects under each such lease. Copies of all such leases together with any amendments thereto have heretofore been made available to Parent. There are no outstanding agreements, options, rights of first offer or rights of first refusal on the part of any party to purchase any Owned Real Property. Each of the Company and the Company Subsidiaries has title to, or a valid leasehold interest in, as applicable, all personal property used in, and material to, their respective businesses free and clear of any and all liens, except for Permitted Liens. Such personal property, Owned Real Property and leased property (taken as a whole) are in good operating condition and repair, ordinary wear and tear and deferred maintenance excepted, and except for such failures to be in good operating condition and repair which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.17.2 The Company has not been notified of any condemnation, expropriation or other proceeding in eminent domain, pending or, to the knowledge of the Company, threatened, affecting any parcel of the Owned Real Property or any portion thereof or interest therein. The Company has not received any notice of any material tax assessment affecting any Owned Real Property. Copies of all deeds, existing title insurance policies and surveys of or pertaining to the Owned Real Property in the Company’s possession or control as of the date of this Agreement have been made available to Parent.

Section 3.18 Taxes.

Section 3.18.1 The Company and each Company Subsidiary has timely filed with the appropriate taxing authority all material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects. All Taxes that are shown as due on such filed Tax Returns have been paid.

Section 3.18.2 Except as set forth in Section 3.18.2 of the Company Disclosure Schedule, to the knowledge of the Company, (A) there are no audits or other proceedings pending with regard to any Taxes or Tax Returns of the Company or any Company Subsidiary; (B) neither the Company nor any Company Subsidiary has received a written notice or announcement of any audits or proceedings, subject to such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; and (C) neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency for any open tax year.

Section 3.18.3 There are no Tax liens upon any property or assets of the Company or any Company Subsidiary except liens for current Taxes not yet due and payable.

Section 3.18.4 Neither the Company nor any Company Subsidiary has been a member of any affiliated group within the meaning of Section 1504(a) of the Code filing a consolidated income tax return or any similar return under state, local or foreign law (other than a group the common parent of which is the Company), or has any liability for the Taxes of any Person (other than the Company and the Company Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign law.

Section 3.19 Insurance Practices; Compliance With Laws.

Section 3.19.1 As of the date hereof, each of the Company and the Company Insurance Subsidiaries is in possession of all material authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Authority required under applicable insurance regulatory Laws, including without limitation all certificates of authority held by the Company and the Company Insurance Subsidiaries (“Insurance Permits”), and Section 3.19.1 of the Company Disclosure Schedule sets forth a true, complete and correct list of all such Insurance Permits, including without limitation, all certificates of authority in order to conduct business as an insurer. The Company Insurance Subsidiaries are in compliance with all such Insurance Permits and all such Insurance Permits are valid and in full force and effect and none of the Company Insurance Subsidiaries is operating under any agreement or understanding with any Governmental Authority which restricts its authority to do business otherwise permitted by applicable insurance regulatory Laws, except where the failure to do so would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.19.2 Company has made available to Parent true, complete and correct copies of all material affiliate agreements respecting Company and the Company Insurance Subsidiaries and any amendments thereto, and each such affiliate agreement and any amendments thereto have been reported to and not disapproved by the applicable Governmental Authority if required by applicable insurance regulatory Law.

Section 3.19.3 All Insurance Contracts and any and all marketing materials, are, to the extent required under applicable Law, on forms approved by the applicable Governmental Authority which have been filed and not objected to by such Governmental Authority within the period provided for objection (the ‘‘Forms”). Except as would not reasonably be expected to have a Company Material Adverse Effect, the Forms comply with the insurance regulatory Laws applicable thereto. With respect to premium rates established by the

Company and the Company Insurance Subsidiaries which are required to be filed with or approved by the applicable Governmental Authority, the rates have been so filed or approved, the premiums charged conform thereto, and such premiums comply with the insurance regulatory Laws applicable thereto.

Section 3.19.4 The respective businesses of the Company and the Company Insurance Subsidiaries have been and are being conducted in compliance in all material respects with all insurance regulatory Laws and orders of all applicable Governmental Authorities, and all notices, reports, documents and other information required to be filed thereunder since January 1, 2007 were properly filed and were in compliance with such Laws in all material respects.

Section 3.19.5 Each of the Company and the Company Insurance Subsidiaries has marketed, sold and issued insurance products in compliance in all material respects with all applicable insurance regulatory Laws and any market conduct recommendations resulting from market conduct examinations by any Governmental Authority in the respective jurisdictions in which such products have been sold, including, without limitation, in compliance in all material respects with all applicable insurance regulatory Laws relating to (i) the disclosure of the nature of insurance products as policies of insurance and (ii) the underwriting, marketing, sale and issuance of, or refusal to sell, any insurance product to insureds or potential insureds of any race, color, creed or national origin. None of the Company Insurance Subsidiaries is subject to any market conduct claim or complaint with respect to the any insurance products that such person has marketed, sold or issued and to the knowledge of Company, there are no facts or circumstances relating to the Company Insurance Subsidiaries, that could reasonably be expected to give rise to a market conduct claim relating to any insurance products that such person has marketed, sold or issued.

Section 3.19.6 The reserves, and other liability amounts required by Statutory Accounting Principles to be determined using actuarial methods, of each of the Company Insurance Subsidiaries, reflected in the STAT Financial Statements were determined in accordance with commonly accepted actuarial methods and standards, consistently applied (it being understood by Parent and Merger Sub that the representations made in Sections 3.7.2, 3.7.3, 3.7.4, and 3.7.5 and this Section 3.19.6 do not constitute a guarantee that such reserves or liabilities will ultimately prove sufficient or adequate for the purposes for which they were established or that reinsurance recoverables taken into account in determining the amount of liability will be collectible). The reserves of each of the Company Insurance Subsidiaries reflected in the STAT Financial Statements: (i) were computed in accordance with commonly accepted actuarial standards consistently applied and were fairly stated in accordance with sound actuarial principles; (ii) were based on actuarial assumptions that produce reserves at least as great as those called for in any contract provision as to reserve basis and method and are in accordance with all other contract provisions; (iii) met, in all material respects, the requirements of the insurance regulatory Laws and regulations of its state of domicile and each state in which it is admitted as an insurer and were at least as great as the minimum aggregate amount required by the insurance regulatory Laws; and (iv) were computed, in all material respects, on the basis of assumptions consistent with those used in computing the corresponding items in the annual statement of the preceding year-end.

Section 3.19.7 The Company has made available to Parent with respect to the Company Insurance Subsidiaries, any reports of examination (including, without limitation, financial, underwriting, market conduct and similar examinations) issued by any Governmental Authority since January 1, 2007. All deficiencies or violations noted in the examination reports described above have been resolved to the satisfaction of the Governmental Authority that noted such deficiencies or violations. No examination of the Company Insurance Subsidiaries by any Governmental Authority is currently pending or in progress.

Section 3.19.8 Except as set forth on Section 3.19.8 of the Company Disclosure Schedule, since December 31, 2009, neither the Company nor the Company Insurance Subsidiaries has received written notice from a Governmental Authority that could reasonably be expected to give rise to an enforcement action against a Company Insurance Subsidiary by a Governmental Authority.

Section 3.20 Vote Required. The affirmative vote of the holders of a majority in voting power of the outstanding shares of Company Common Stock (the “Required Company Shareholders”), is necessary to adopt this Agreement. The affirmative vote of the Required Company Shareholders is the only vote of the holders of any class or series of capital stock or other Equity Interests of the Company necessary to adopt this Agreement, and to consummate the transactions contemplated hereby.

Section 3.21 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company.

Section 3.22 Opinion of Financial Advisor. On or prior to the date hereof, the Company Board has received the opinion of Raymond James & Associates, Inc., financial advisor to the Company Board, to the effect that, as of the date of such opinion, the Merger Consideration is fair, from a financial point of view, to the holders of outstanding shares of Company Common Stock.

Section 3.23 Insurance Policies. Section 3.23 of the Company Disclosure Schedule sets forth (i) a true and complete list of all insurance policies currently in force to which the Company or any Company Subsidiary is a beneficiary or named insured and (ii) any claims made thereunder or made under any other insurance policy within the past three years. True and complete copies of all such policies have been made available to Parent. All premiums due on such policies have been paid, and the Company and each Company Subsidiary is otherwise in compliance with the terms of such policies in all material respects. To the Company’s knowledge, neither the Company nor any Company Subsidiary has failed to give any notice or present any claim under any such policy in a timely fashion.

Section 3.24 Insurance Producers.

Section 3.24.1 Section 3.24.1 of the Company Disclosure Schedule identifies the top 20 insurance agencies (by dollar amount of premiums sold) with which the Company has a written agency agreement (collectively, ‘‘Producers”). The Company has delivered to Parent true, complete and correct copies of all contracts and agreements between any Producer, on the one hand, and the Company or any Company Subsidiary on the other hand.

Section 3.24.2 Except as set forth on Section 3.24.2 of the Company Disclosure Schedule, since January 1, 2007, none of the Company Subsidiaries has made a filing with any Governmental Authority seeking an exemption under 18 USC §1033(e)(2) with respect to any Producer.

Section 3.24.3 Since January 1, 2007 through the date of this Agreement, none of the Producers has (A) indicated in writing to the Company or any Company Subsidiary that any Producer will be unable or unwilling to continue its relationship as a Producer with any of the Company Subsidiaries subsequent to the Merger or, (B) to the knowledge of the Company, threatened to terminate its relationship as a Producer with any of the Company Subsidiaries subsequent to the Merger.

Section 3.25 Interested Party Transactions. Except as set forth in the Company SEC Filings prior to the date hereof, since January 1, 2010, neither the Company nor any of the Company Subsidiaries is a party to any agreement or arrangement, and no event has occurred as of the date of this Agreement that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Section 3.26 Investments.

Section 3.26.1 All securities and investment assets (the “Investment Assets”) held by the Company and each Subsidiary are permissible investments under all applicable Laws. The Company has made available to Parent prior to the date hereof a copy of the investment policies of the Company and the Company Subsidiaries as of December 31, 2009. As of the date hereof, there has been no material change in investment policy of the Company and any Company Subsidiaries or in the composition of such investments since December 31, 2009.

Section 3.26.2 All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements entered into for the account of the Company or any Company Subsidiary were entered into in the ordinary course of business and, to the knowledge of the Company, in accordance with applicable rules, regulations and policies of any Governmental Authority.

Section 3.26.3 Neither the Company nor any Company Subsidiary has any funding obligations of any kind, or obligation to make any additional advances or investments (including any obligation relating to any currency or interest rate swap, hedge or similar arrangement), in respect of any of the Investment Assets.

Section 3.26.4 Neither the Company nor any Company Subsidiary has agreed or otherwise committed to invest in, lend money to, or guarantee any obligations of, any “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, and the rules and regulations of the SEC thereunder (any of the foregoing, an “Investment Company”) or in any private investment company or hedge fund.

Section 3.27 No Investment Company. Neither the Company nor any Company Subsidiary is an Investment Company.

Section 3.28 Compliance with the Investment Advisers Act. Since October 2, 1989, Alpha Advisors, Inc., an Illinois corporation, and a wholly owned subsidiary of the Company (“Alpha Advisors”), has been duly registered and licensed, as applicable, as an investment adviser under the Investment Advisers Act and under all applicable state Law. Section 3.28 of the Company Disclosure Schedule lists the jurisdictions in which Alpha Advisors is registered as an investment adviser or is required to give notice that it is acting as an investment adviser or in which it is required to be registered or licensed in any other capacity pursuant to any of the Securities Laws. Each such registration or license is, and when required by applicable Law has been, in full force and effect.

Section 3.29 No Broker/Dealer Operations. Neither the Company nor any Company Subsidiary conducts any operations that would require the Company or any Company Subsidiary to be registered as a broker-dealer with any Governmental Authority.

Section 3.30 No Limitations on Dividends. Except as set forth in Section 3.30 of the Company Disclosure Schedule, the ability of any Company Subsidiary to pay dividends or make distributions with respect to its capital stock is not restricted or limited in any manner, whether by contract or otherwise, except pursuant to Law.

Article 4.
Representations and Warranties of Parent and Merger Sub

Except as set forth in the Disclosure Schedule delivered by Parent and Merger Sub to the Company at or prior to the execution of this Agreement (the ‘‘Parent Disclosure Schedule”), Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 4.1 Organization and Qualification; Subsidiaries. Parent is an inter-insurance exchange duly organized, validly existing and in good standing under the laws of the State of California. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan. Each of Parent and Merger Sub has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not reasonably be expected to have a Parent Material Adverse Effect or otherwise prevent or delay (beyond the Outside Date as determined pursuant to Section 7.1.2) consummation of the Merger.

Section 4.2 Authority. Each of Parent and Merger Sub has requisite inter-insurance exchange or corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement to be consummated by it. The execution and delivery of this Agreement by each of Parent and Merger Sub, as applicable, and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub and no shareholder votes are necessary to authorize this Agreement or the Merger or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legally valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether enforcement is considered in a proceeding in equity or at law, concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefore may be brought.

Section 4.3 No Conflict; Required Filings and Consents.

Section 4.3.1 The execution and delivery of this Agreement does not, and the performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby will not (A) conflict with or violate any provision of Parent’s organizational documents, Merger Sub’s Articles of Incorporation or Merger Sub’s By-laws, (B) assuming that all consents, approvals, authorizations and permits described in Section 4.3.2 have been obtained and all filings and notifications described in Section 4.3.2 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent or Merger Sub or any other subsidiary of Parent (each a “Parent Subsidiary” and, collectively, the “Parent Subsidiaries”) or by which any property or asset of Parent, Merger Sub or any Parent Subsidiary is bound or (C) require any consent or approval under, result in any breach of, or any loss of or any benefit under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent, Merger Sub or any Parent Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, Parent Permit or other legally binding obligation to which Parent, Merger Sub or any Parent Subsidiary is party, except, as to clauses (B) and (C), respectively, for any such conflicts, violations, breaches, defaults or other occurrences which would not reasonably be expected to have a Parent Material Adverse Effect or otherwise prevent or delay (beyond the Outside Date as determined pursuant to Section 7.1.2) consummation of the Merger.

Section 4.3.2 The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (A) as may be required under the Exchange Act and the HSR Act and the filing and recordation of the Certificate of Merger as required by the MBCA, the filing with the Michigan Office of Financial and Insurance Regulation of a Form A Information Statement (“Form A”) pursuant to the Michigan Insurance Code, §500.100 et seq., and pre-Merger notice filings (each, a “Form E”) (if applicable) in the states of Illinois, Indiana, Kentucky, Minnesota, Nevada, New Mexico, North Dakota, Ohio, South Dakota, Tennessee, Virginia and Wisconsin, and (B) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to have a Parent Material Adverse Effect or otherwise prevent or delay (beyond the Outside Date as determined pursuant to Section 7.1.2) consummation of the Merger.

Section 4.4 Disclosure Documents.

Section 4.4.1 Any Other Filing and any amendments or supplements thereto, that Parent is responsible for filing at (A) the time such Other Filing (or any amendment thereof or supplement thereto) is first made publicly available to the shareholders of the Company, and (B) the time of the Company Shareholders’ Meeting, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act and other applicable Law.

Section 4.4.2 The Proxy Statement or any Other Filing, or amendments or supplements thereto, that the Company is responsible for filing, insofar as it reflects information supplied by Parent or Merger Sub for use therein, at (A) the time the Proxy Statement or Other Filing (or any amendment thereof or supplement thereto) is first made publicly available to the shareholders of the Company, and (B) the time of the Company Shareholders’ Meeting, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 4.4.3 The representations and warranties contained in this Section 4.4 will not apply to failure of any Other Filing to comply as to form as a result of, or statements or omissions included in any Other Filings based upon, information supplied to Parent or Merger Sub by the Company or the Company Subsidiaries.

Section 4.5 Litigation. As of the date of this Agreement, there is no suit, claim, action or proceeding pending or, to the knowledge of Parent, threatened, nor, to the knowledge of Parent, is there any investigation pending, in each case, against Parent or any Parent Subsidiary, and none of Parent or any Parent Subsidiary is subject to any outstanding order, writ, injunction or decree, in each case, which has had a Parent Material Adverse Effect or would reasonably be expected to prevent consummation of the Merger.

Section 4.6 Ownership of Merger Sub; No Prior Activities.

Section 4.6.1 Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

Section 4.6.2 All of the outstanding capital stock of Merger Sub is owned directly by Parent. There are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments to which Merger Sub is a party of any character relating to the issued or unissued capital stock of, or other Equity Interests in, Merger Sub or obligating Merger Sub to grant, issue or sell any shares of the capital stock of, or other Equity Interests in, Merger Sub, by sale, lease, license or otherwise. There are no obligations, contingent or otherwise, of Merger Sub to repurchase, redeem or otherwise acquire any shares of the capital stock of Merger Sub.

Section 4.6.3 Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

Section 4.7 Vote Required. No vote of the holders of any class or series of capital stock or other Equity Interests of Parent is necessary to adopt this Agreement, or to consummate the transactions contemplated hereby.

Section 4.8 Brokers. No broker, finder or investment banker (other than Macquarie Capital Advisors) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent.

Section 4.9 Financing. (A) As of the Closing, Parent shall have available cash sufficient to enable Parent to pay the Merger Consideration and to consummate the transactions contemplated by this Agreement. (B) Parent is not required to cause any Parent Subsidiary to pay it a dividend in order to fund the Merger Consideration.

Section 4.10 Management Arrangements.

Section 4.10.1 Except as contemplated by this Agreement, as of the date hereof, none of Parent, Merger Sub nor any of their affiliates has entered into any contract, agreement, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any agreement, arrangement or understanding (in each case, whether oral or written) with any of the officers or directors of the Company that is currently in effect or that would become effective in the future (upon consummation of the Merger or otherwise).

Section 4.10.2 As of the date of this Agreement, none of Parent, Merger Sub nor any their affiliates has entered into any contract, agreement, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any agreement, arrangement or understanding (in each case, whether oral or written), pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any shareholder of the Company agrees to vote to adopt this Agreement or the Merger or agrees to vote against any Superior Proposal.

Section 4.11 Ownership of Company Common Stock. None of Parent, Merger Sub nor any Parent Subsidiary is an “interested shareholder” of the Company as defined in Section 778(2) of the MBCA. None of Parent, Merger Sub nor any Parent Subsidiary owns (directly or indirectly, beneficially or of record) or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of the Company (other than as contemplated by this Agreement).

Article 5.
Covenants

Section 5.1 Conduct of Business by the Company Pending the Closing. The Company agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.1 of the Company Disclosure Schedule, as expressly permitted or contemplated by any other provision of this Agreement or as required by applicable Law or the regulations or requirements of the Nasdaq, unless Parent shall otherwise agree in writing (which agreement shall not be unreasonably withheld or delayed), the Company will, and will cause each Company Subsidiary to, (A) conduct its operations in the ordinary course of business substantially consistent with past practice (including with respect to underwriting matters), (B) use its commercially reasonable efforts to maintain its relationships with officers, key employees and customers and to renew policies with current insureds and (C) use its commercially reasonable efforts to preserve substantially intact its business organization and goodwill. Without limiting the foregoing, except as set forth in Section 5.1 of the Company Disclosure Schedule, as expressly permitted or contemplated by any other provision of this Agreement or as required by applicable Law or the regulations or requirements of the Nasdaq, the Company shall not, and shall not permit any Company Subsidiary to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):

Section 5.1.1 amend its articles of incorporation or by-laws or equivalent organizational documents;

Section 5.1.2 (A) issue or authorize the issuance of any shares of capital stock of, or other Equity Interests in, the Company or any Company Subsidiary of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities of the Company or any Company Subsidiary, other than the issuance of Company Common Stock upon the exercise of Company Options outstanding on the date hereof, or (B) sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any material property or assets of the Company or any Company Subsidiary, except pursuant to contracts or commitments or the sale or purchase of goods, other property, assets or insurance in the ordinary course of business substantially consistent with past practice;

Section 5.1.3 declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock (other than dividends paid by a wholly-owned Company Subsidiary to the Company or to any other wholly-owned Company Subsidiary) or enter into any agreement with respect to the voting of its capital stock;

Section 5.1.4 other than in the case of Company Subsidiaries and other than cashless exercises of Company Options, reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other Equity Interests or other securities;

Section 5.1.5 acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any person or all or substantially all of the assets of any person, other than in connection with investment management in the ordinary course of business;

Section 5.1.6 make any material change in accounting policies or procedures (including making any material change in actuarial policies or procedures or ceasing to use a third party consulting actuary), other than in the ordinary course of business substantially consistent with past practice or except as required by GAAP, Statutory Accounting Principles, by applicable Law or by a Governmental Authority;

Section 5.1.7 (i) make, change or revoke any material election in respect of Taxes, (ii) adopt or change any material accounting method in respect of Taxes, (iii) enter into any material Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement, (iv) settle or compromise any material claim, notice, audit report or assessment in respect of Taxes or (v) surrender any right to claim a material refund of Taxes;

Section 5.1.8 enter into, amend, renew or exercise any option to terminate or extend, in each case in any material respect, any material real estate lease (as lessor or lessee); enter into, amend or terminate, in each case in any material respect, any Company Material Contract to which it is a party or by or to which it or its assets, properties or business are bound or subject, except as otherwise permitted by this Section 5.1 or in the ordinary course of business substantially consistent with past practice; or enter into or amend any change in control or indemnification agreement with any director or officer of the Company or any Company Material Contract pursuant to which it agrees to refrain from competing with any third party;

Section 5.1.9 other than as required by any judgment, order or arbitral award, enter into any agreement relating to the commutation of any assumed reinsurance program or assumed reinsurance treaty existing on the date hereof, except for (i) individual commutations where the aggregate settlement amount (net of applicable recoverables from reinsurance) exceeds the related reserves held with respect to such program or treaty (net of applicable recoverables from reinsurance) as of December 31, 2009 by not more than $500,000 and (ii) aggregate commutations where the aggregate settlement amount (net of applicable recoverables from reinsurance) exceeds the related reserves held with respect to such program or treaty (net of applicable recoverables from reinsurance) as of December 31, 2009 by not more than $5,000,000 in the aggregate;

Section 5.1.10 renew its ceded reinsurance program other than in the ordinary course of business substantially consistent with past practice;

Section 5.1.11 make any capital expenditures or commitment for any capital expenditures in excess of $750,000 in the aggregate;

Section 5.1.12 settle any action, suit or other proceeding or investigation or threatened action, suit or other proceeding or investigation, except in the ordinary course of business substantially consistent with past practice;

Section 5.1.13 incur any indebtedness for money borrowed in excess of $5,000,000 in the aggregate, except for borrowings under existing lines of credit;

Section 5.1.14 enter into any new material line of business;

Section 5.1.15 make any material loan or advance to, guarantee any material indebtedness for money borrowed of, or otherwise incur such material indebtedness on behalf of any third party, other than in the ordinary course of business substantially consistent with past practice;

Section 5.1.16 except as set forth in Section 5.10 and as described on Section 5.1.16 of the Company Disclosure Schedule (i) grant or pay any increase, or announce or promise any increase, in the wages, salaries, compensation, bonuses, incentives, severance, pension or other direct or indirect compensation or benefits payable to any of its employees, officers, directors, agents or consultants (other than legal counsel, investment bankers, actuaries and accountants), including, without limitation, any increase or change pursuant to any Company Benefit Plan, or (ii) establish or increase or promise to increase any benefits under any Company Benefit Plan, in either case except (A) as required by the terms of any Company Benefit Plan in existence on the date hereof, or any law, rule or regulation or (B) involving ordinary increases substantially consistent with past practice;

Section 5.1.17 fail to file any Company SEC Filing other than (i) any report filed after the applicable deadline in accordance with Rule 12b-25 of the Exchange Act that has been filed within the time period prescribed by that rule; and (ii) with respect to any matter that is required to reported solely pursuant to Item 1.01, 1.02, 2.03, 2.04, 2.05, 2.06, 4.02(a) or 5.02(e) of Form 8-K and that is reported in the next periodic report on Form 10-Q or Form 10-K required to be filed after the event giving rise to the requirement to report under such item;

Section 5.1.18 make any material change in the business or its reinsurance structure, or Insurance Contracts, rates, underwriting practices and procedures or marketing methods;

Section 5.1.19 enter into any agreement or arrangement that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC; or

Section 5.1.20 authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

Section 5.2 Cooperation.

Section 5.2.1 The Company and Parent shall coordinate and cooperate in connection with (A) the preparation of the Proxy Statement and any Other Filings, (B) determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Company Material Contracts, in connection with the consummation of the Merger and (C) seeking to obtain any such actions, consents, approvals or waivers or making any such filings required in connection therewith or with the Proxy Statement or any Other Filings; provided, however, that except as expressly provided in Article 6, no such actions, consents, approvals, waivers or filings shall constitute conditions to Closing. Prior to the Effective Time, the Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the Nasdaq to enable the de-listing by the Surviving Corporation of the Company Common Stock from the Nasdaq and the deregistration of the Company Common Stock under the Exchange Act promptly after the Effective Time.

Section 5.2.2 Prior to the Closing, each of the Chief Executive Officer, the Chief Financial Officer and the Chief Operating Officer shall cooperate in preparing for the transition of the Company at Closing, including without limitation, arranging and participating in introductory meetings with Parent and (A) insureds, (B) medical societies (including without limitation those in New Mexico and Michigan), (C) agents and brokers and (D) regulators.

Section 5.2.3 Prior to the Closing, the Company shall cooperate with Parent to facilitate transition and integration activities in all areas, including without limitation operating processes, telecommunications and systems.

Section 5.3 Proxy Statement.

Section 5.3.1 As promptly as practicable after the execution of this Agreement, the Company shall prepare and file with the SEC a proxy statement relating to the Company Shareholders’ Meeting (together with any amendments thereof or supplements thereto, the “Proxy Statement”). In addition, each of the Company and Parent shall prepare and file with the SEC any Other Filings as and when required or requested by the SEC. Each of the Company and Parent will use all reasonable efforts to respond to any comments made by the SEC with respect to the Proxy Statement and any Other Filings. Each of the Company and Parent shall furnish all information concerning it and the holders of its capital stock as the other party may reasonably request in connection with such actions and the preparation of the Proxy Statement and any Other Filings. As promptly as reasonably practicable, the Company shall mail the Proxy Statement to its shareholders. Subject to Section 5.6 hereof, the Proxy Statement shall include the unanimous recommendation of the Company Board that adoption of this Agreement by the Company’s shareholders is advisable and that the Company Board has determined that the Merger is fair to and in the best interests of the Company’s shareholders (the “Company Recommendation”). Subject to applicable Law, the Company shall provide Parent with the opportunity to review the Proxy Statement and any Other Filings that relate to the transactions contemplated hereby and consider any comments Parent has on such filings in good faith prior to the filing thereof with the SEC (other than any Other Filing announcing any action taken by the Company pursuant to, or as permitted by, Section 5.6 hereof).

Section 5.3.2 Subject to Section 5.6 hereof and other than pursuant to Rule 425 of the Securities Act or Rule 14a-12 of the Exchange Act with respect to releases made in compliance with Section 5.9 of this Agreement, no amendment or supplement to the Proxy Statement or any Other Filings, nor any response to any comments or inquiry from the SEC, will be made by the Company or Parent without the approval of the other party, which approval shall not be unreasonably withheld or delayed. The Company and Parent each will advise the other promptly after it receives notice of any request by the SEC for amendment of the Proxy Statement or any Other Filings or comments thereon and responses thereto or requests by the SEC for additional information.

Section 5.3.3 Parent shall promptly inform the Company if, at any time prior to the Effective Time, any event or circumstance relating to Parent, any Parent Subsidiary or Merger Sub, or any of their respective officers or directors, should be discovered by Parent and should be set forth in an amendment or a supplement to the Proxy Statement or any Other Filing. The Company shall promptly inform Parent if, at any time prior to the Effective Time, any event or circumstance relating to the Company or any Company Subsidiary, or any of their respective officers or directors, should be discovered by the Company and should be set forth in an amendment or a supplement to the Proxy Statement or any Other Filing.

Section 5.4 Company Shareholders’ Meeting; Consent of Parent as Sole Shareholder of Merger Sub.

Section 5.4.1 As promptly as reasonably practicable after the date hereof, the Company shall establish a record date for, duly call, give notice of, convene and hold a meeting of its shareholders (including any adjournments thereof, the “Company Shareholders’ Meeting”) for the purpose of voting upon the adoption of this Agreement. Subject to Section 5.6, the Company shall (i) include the Company Recommendation in the Proxy Statement, and (ii) use commercially reasonable efforts to solicit from its shareholders proxies in favor of this Agreement and the transactions contemplated hereby. The Company shall keep Parent updated with respect to proxy solicitation results as reasonably requested by Parent. Notwithstanding anything to the contrary in this Section 5.4.1, at any time prior to the Company Shareholders’ Meeting and subject to compliance with Section 5.6, the Company may adjourn or postpone the Company Shareholders’ Meeting in response to an Acquisition Proposal if the Company Board determines in good faith (after consultation with outside counsel) that there is a reasonable likelihood that such Acquisition Proposal will lead to a Superior Proposal.

Section 5.4.2 Parent, as sole shareholder of Merger Sub, shall prepare, execute and deliver to Merger Sub, a copy of which shall be provided to the Company, a written consent to adopt this Agreement within two (2) Business Days after the date hereof. Parent will take all reasonable action necessary (i) to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement, and (ii) to ensure that, prior to the Effective Time, Merger Sub shall not conduct any business or activities or make any investments other than as specifically contemplated by this Agreement, or incur or guarantee any indebtedness.

Section 5.5 Access to Information; Confidentiality.

Section 5.5.1 Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company or any Company Subsidiary is a party, and subject to applicable Law, from the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary to: (A) provide to Parent and Merger Sub and their respective officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives (collectively, “Parent Representatives”), upon reasonable prior notice to the Company, reasonable access during normal business hours to the officers of the Company and the Company Subsidiaries and to the books and records thereof and (B) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company and the Company Subsidiaries as Parent or the Parent

Representatives may reasonably request; provided, however, that any such access shall be conducted at a reasonable time, upon reasonable advance notice to the Company and in such a manner as not to interfere unreasonably with the operation of any business conducted by the Company or any Company Subsidiary; provided further, that the Company shall not be required to (or cause any Company Subsidiary to) so afford such access or furnish such information to the extent that doing so would result in the loss of attorney-client privilege.

Section 5.5.2 With respect to the information disclosed pursuant to Section 5.5.1, the parties shall comply with, and cause their respective representatives to comply with, all of their obligations under the letter agreement, dated as of April 22, 2010, entered into by the Company and Parent (as has been or may be amended from time to time, the “Confidentiality Agreement”).

Section 5.5.3 After the date hereof, Company shall provide Parent with copies of all internal actuarial analyses (if any) and all internal quarterly financial packages (if any) within two (2) days of such items becoming available.

Section 5.6 Acquisition Proposals

Section 5.6.1 Subject to Section 5.6.2, from the date of this Agreement until the Effective Time, the Company agrees that it shall not, and shall not authorize any Company Subsidiary or any of the respective directors, officers, employees, accountants, consultants, legal counsel, advisors, agents and other representatives of the Company or any Company Subsidiary (collectively, “Company Representatives”) to, directly or indirectly, take any action to (A) solicit, initiate or knowingly facilitate any Acquisition Proposal or any proposal that is reasonably likely to lead to an Acquisition Proposal, (B) participate in any way in discussions or negotiations with, or furnish any non-public information to, any person that has made an Acquisition Proposal, (C) withdraw or modify the Company Recommendation in a manner adverse to Parent, (D) other than the Merger, approve or recommend any Acquisition Proposal, or (E) enter into any agreement or letter of intent with respect to any Acquisition Proposal. On the date of this Agreement, the Company shall immediately cease and cause to be terminated any negotiations with any person conducted theretofore by the Company, the Company Subsidiaries or any Company Representative with respect to any Acquisition Proposal, and shall use its (and will cause the Company Representatives to use their) reasonable best efforts to require other parties thereto to promptly return or destroy any confidential information previously furnished by the Company, the Company Subsidiaries or the Company Representatives thereunder.

Section 5.6.2 Notwithstanding anything to the contrary contained in Section 5.6.1, at any time prior to obtaining the adoption of this Agreement by the Required Company Shareholders, the Company shall be permitted to:

(i) take, and disclose to the Company’s shareholders, a position with respect to any tender or exchange offer by a third party or amend or withdraw such a position in accordance with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act;

(ii) if the Company has received an unsolicited Acquisition Proposal from a third party and the Company Board determines in good faith (after consultation with its independent financial advisor and outside counsel) that such Acquisition Proposal constitutes a Superior Proposal, so long as the Company is in compliance with Section 5.6.1, effect a change in the Company Recommendation or enter into an agreement with respect to such Superior Proposal;

(iii) effect a change in the Company Recommendation if the Company Board determines in good faith (after consultation with outside counsel) that failure to do so would be inconsistent with its fiduciary duties to the shareholders of the Company under applicable Law; or

(iv) so long as the Company is in compliance with Section 5.6.1(A) and the last sentence of Section 5.6.1, participate in any discussions or negotiations with, or provide any non-public information to, any person in response to an unsolicited Acquisition Proposal by any such person, pursuant to a confidentiality agreement containing confidentiality provisions substantially similar to those set forth in the Confidentiality Agreement, if the Company Board determines in good faith (after consultation with outside counsel) that there is a reasonable likelihood that such Acquisition Proposal will lead to a Superior Proposal; provided, that the Company shall notify Parent in writing of such determination and its intention to participate in discussions or negotiations with, or provide non-public information to, any person in response to an Acquisition Proposal;

provided, however, that with respect to clauses (ii) or (iii) above, the Company Board shall not take any action until after the third Business Day following Parent’s receipt of written notice from the Company advising Parent that the Company Board intends to take such action and specifying the reasons therefor, including (if such proposed action is in connection with receipt of a Superior Proposal) the material terms and conditions of such Superior Proposal (it being understood and agreed that, (A) prior to taking any such action, the Company shall discuss with Parent and consider in good faith any changes to the terms of this Agreement proposed by Parent in response to such Superior Proposal or otherwise and (B) any amendment to the financial terms of the Superior Proposal shall require Company to provide Parent with a new notice of such Superior Proposal and new three Business Day period as set forth above).

Section 5.7 Appropriate Action; Consents; Filings.

Section 5.7.1 Subject to Section 5.6, each of the Company and Parent shall use commercially reasonable efforts to (A) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under any applicable Law to consummate and make effective the Merger and the other transactions contemplated by this Agreement as promptly as reasonably practicable, (B) obtain from Governmental Authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their respective Subsidiaries, or to avoid any action or proceeding by any Governmental Authority (including, without limitation, those in connection with Antitrust Laws), in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated herein, (C) make or cause to be made the applications or filings required to be made by Parent or the Company or any of their respective Subsidiaries under or with respect to the HSR Act or any other Laws in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated herein, and to pay any fees due of it in connection with such applications or filings, as promptly as is reasonably practicable, and in any event within ten Business Days after the date hereof, (D) comply at the earliest practicable date with any request under or with respect to the HSR Act and any such other Laws for additional information, documents or other materials received by Parent or the Company or any of their respective Subsidiaries from the Federal Trade Commission, the Department of Justice or any other Governmental Authority in connection with such applications or filings or the Merger and the other transactions contemplated by this Agreement and (E) coordinate and cooperate with, and give due consideration to all reasonable additions, deletions or changes suggested in connection with, making (1) any filing under or with respect to the HSR Act or any such other Laws, and (2) any filings, conferences or other submissions related to resolving any investigation or other inquiry by any such Governmental Authority. Each of the Company and Parent shall, and shall cause their respective affiliates to, furnish to the other party all information necessary for any such application or other filing to be made in connection with the Merger or other transactions contemplated by this Agreement. Each of the Company and Parent shall promptly inform the other of any communication with, and any proposed understanding, undertaking or agreement with, any Governmental Authority regarding any such application or filing. If a party hereto intends to independently participate in any meeting with any Governmental Authority in respect of any such filings, investigation or other inquiry, then such party shall give the other party reasonable prior notice of such meeting and the opportunity to participate in such meeting. The parties shall coordinate and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with all meetings, actions and proceedings under or relating to any such application or filing.

Section 5.7.2 Within 10 Business Days following the date of this Agreement, Parent shall, at its own expense, make all reasonably necessary filings with state insurance regulatory authorities and applicable insurance Laws (the “Applicable Insurance Laws”), including, without limitation, (i) the filing with the Michigan Office of Financial and Insurance Regulation of a Form A pursuant to the Michigan Insurance Code,

§500.100 et seq. and (ii) Form E filings (if applicable) in the states of Illinois, Indiana, Kentucky, Minnesota, Nevada, New Mexico, North Dakota, Ohio, South Dakota, Tennessee, Virginia and Wisconsin and, in order to obtain the necessary authorizations, approvals and consents in order to consummate the transactions contemplated hereby. In connection therewith, the Parties shall use their respective reasonable best efforts to promptly resolve any objections and respond to any inquiries that may arise in connection with any such filings.

Section 5.7.3 The Company and Parent shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, commercially reasonable efforts to obtain any third party consents necessary, proper or advisable for such party to consummate the transactions contemplated in this Agreement; provided, however, that the Company and Parent shall coordinate and cooperate in determining whether any actions, consents, approvals or waivers are required to be obtained from parties to any Company Material Contracts in connection with consummation of the Merger and seeking any such actions, consents, approvals or waivers; provided further, that except as expressly provided in Article 6, no such actions, consents, approvals or waivers shall constitute conditions to Closing. In the event that either party shall fail to obtain any third party consent described in the first sentence of this Section 5.7.3, such party shall use reasonable best efforts, and shall take any such actions reasonably requested by the other party hereto, to mitigate any adverse effect upon the Company and Parent, their respective subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

Section 5.7.4 From the date of this Agreement until the Effective Time, each of Parent and the Company shall promptly notify the other in writing of any pending or, to the knowledge of Parent or the Company (as the case may be), threatened action, suit or other proceeding or investigation by any Person (A) challenging or seeking material damages in connection with the Merger or the other transactions contemplated by this Agreement or (B) seeking to restrain or prohibit the consummation of the Merger. From the date of this Agreement until the Effective Time, the Company shall promptly notify Parent in writing of any pending or, to the knowledge of the Company, any threatened action, suit or other proceeding or investigation by any Governmental Authority.

Section 5.7.5 Each of the Company and Parent shall, and shall cause their respective affiliates to, use their reasonable best efforts to (A) cause the expiration of the notice periods under or with respect to the HSR Act and any other Laws with respect to the transactions contemplated by this Agreement as promptly as is reasonably practicable after the execution of this Agreement and (B) resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the Merger or other transactions contemplated by this Agreement; provided that in no event shall Parent be required to divest any stock, partnership, membership or other ownership interest in any entity, divest any material asset or agree to undertake any divestiture or restrict its conduct with regard to any business. In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging the transaction contemplated by this Agreement as violative of any Law, each of the Company and Parent shall, and shall cause their respective affiliates to, cooperate and use their reasonable best efforts to contest and resist, except insofar as the Company and Parent may otherwise agree, any such action or proceeding, including any action or proceeding that seeks a temporary restraining order or preliminary injunction that would prohibit, prevent or restrict consummation of the Merger or other transactions contemplated by this Agreement.

Section 5.7.6 Subject to Section 5.1, nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the consummation of the Merger. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

Section 5.8 Certain Notices. From and after the date of this Agreement until the Effective Time, each party shall promptly notify the other party of the occurrence, or non-occurrence, of any event that would reasonably be expected to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.8 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

Section 5.9 Public Announcements. Parent and the Company shall, as promptly as practicable on the first Business Day following the date of this Agreement, with respect to the transactions contemplated by this Agreement, including the Merger (or if this Agreement is executed on a Business Day, such Business Day), issue a mutually agreed press release. In connection with press releases or public statements with respect to the transactions contemplated by this Agreement, including the Merger, other than any press release by the Company to announce action taken by the Company pursuant to, or as permitted by, Section 5.6 hereof, Parent and the Company shall coordinate and consult with each other before issuing, and give each other the opportunity to review and comment upon, giving due consideration to all reasonable additions, deletions or changes suggested in connection therewith, such press releases or public statements. Parent and the Company shall not issue any such press release (other than any press release by the Company to announce action taken by the Company pursuant to, or as permitted by, Section 5.6 hereof) or make any such public statement prior to such consultation, except as may be required by applicable Law, court process, applicable stock exchange rule or any listing agreement; provided that Parent and the Company shall coordinate and consult with respect to the timing, basis and scope of such disclosure requirement. The parties acknowledge that the Company will be required to file with the SEC a Current Report on Form 8-K reporting the execution of this Agreement and summarizing the material terms hereof as determined by the Company, and that the Company will file a copy of this Agreement as an exhibit to such report.

Section 5.10 Employee Benefit Matters.

Section 5.10.1 With respect to any “employee benefit plan” as defined in Section 3(3) of ERISA maintained by Parent or any Parent Subsidiary (collectively, “Parent Benefit Plans”) in which any director, officer or employee of the Company or any Company Subsidiary (the “Company Employees”) will participate effective as of the Effective Time, Parent shall, or shall cause the Surviving Corporation to, recognize all service of the Company Employees with the Company or a Company Subsidiary, as the case may be, for purposes of determining eligibility to participate, vesting and accrual or entitlement to benefits where length of service is relevant in any Parent Benefit Plan in which such Company Employees may be eligible to participate after the Effective Time, other than benefit accruals under a defined benefit pension plan. Prior to the Effective Time, the Company shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act to the extent permitted by Law, any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) that are treated as dispositions under such rule and result from the Merger or other transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company.

Section 5.10.2 From and after the Effective Time, the Company, the Surviving Corporation or any Parent Subsidiary, as applicable, will, and Parent will cause the Company, the Surviving Corporation or any Parent subsidiary, as applicable, to honor, in accordance with their terms as may be amended from time to time, all individual employment, deferred compensation, severance and change of control agreements, plans or policies between the Company or any Company Subsidiary and any current or former director, officer or employee of the Company or any Company Subsidiary, including, without limitation, bonuses, incentives or deferred compensation, in existence on the date hereof. Parent acknowledges that consummation of the Merger shall constitute a “Change of Control” as defined in such agreements, plans of policies.

Section 5.10.3 From and after the Effective Time, the Company, the Surviving Corporation or any Parent Subsidiary, as applicable, will, and Parent will cause the Company, the Surviving Corporation or any Parent Subsidiary to, provide or pay when due to any current or former director, officer or employee of the Company or any Company Subsidiary, all benefits and compensation pursuant to the Company Benefit Plans or any other compensatory programs and arrangements of the Company or any Company Subsidiary in effect on the date hereof earned or accrued through, and to which such individuals are entitled as of, the Effective

Time (or such later time as such Company Benefit Plans as in effect at the Effective Time are terminated or canceled by the Surviving Corporation subject to compliance with this Section 5.10).

Section 5.10.4 For a period ending two (2) years after the Effective Time, the Company, the Surviving Corporation or any Parent Subsidiary, as applicable, will, and Parent will cause the Company, the Surviving Corporation or any Parent Subsidiary, as applicable, to, provide to the Company Employees benefits and compensation that are no less favorable in the aggregate to such persons than those provided to similarly situated employees of Parent (with titles and responsibilities of the Company Employees in effect immediately prior to the Effective Time taken into account in order to determine the employees of Parent to whom such employees are similarly situated).

Section 5.10.4.1 Prior to the Effective Time, the Company shall have the authority to grant salary increases to Company Employees effective January 1, 2011 in the ordinary course of business and consistent with past practice, provided that in no event shall such increases exceed an average of 4.0% for all Company Employees in the aggregate. For the avoidance of doubt, Parent agrees that it shall cause the Surviving Corporation to maintain and pay in 2011 the salaries of Company Employees (so long as such employees remain employed by the Surviving Corporation) as so modified for 2011 (or higher salaries in Parent’s sole discretion); provided that nothing in this Section 5.10.4.1 shall limit the Surviving Company’s ability to (A) terminate any Company Employee at any time or (B) modify such salaries after December 31, 2011.

Section 5.10.4.2 Prior to the Effective Time, the Company shall have the authority to modify the Company Benefit Plans to the extent required by the Patient Protection and Affordable Care Act of 2010 or the Health Care and Education Reconciliation Act of 2010.

Section 5.10.4.3 For the avoidance of doubt, the taking of any action by the Company specified in this Section 5.10.4 shall not constitute a breach of Section 5.1.

Section 5.10.5 Notwithstanding any other provision in this Agreement to the contrary, Company shall be permitted, in the ordinary course of business consistent with past practices, to pay to all Company Employees participating in the Company’s Incentive Compensation Plan for 2010 a bonus on the Closing Date but in no event later than March 1, 2011 calculated in accordance with the Incentive Compensation Plan in effect for 2010 based on a 19% return on shareholders’ equity for purposes of determining such bonus.

Section 5.10.6 Nothing in this Agreement shall require the continued employment of any person, and, except as set forth in this Section 5.10, no provision of this Agreement shall prevent Parent or Surviving Corporation from amending or terminating any Company Benefit Plan.

Section 5.10.7 The Company shall be permitted, and Parent shall cause the Surviving Corporation, to make all matching contributions and employer contributions pursuant to the Company’s retirement plan as in effect on the date hereof for the account of all Company Employees who are employed immediately prior to the Effective Time even if they are terminated prior to year end other than with respect to Company Employees who voluntarily terminate their employment with the Company.

Section 5.11 Indemnification of Directors and Officers.

Section 5.11.1 For not less than six years from and after the Effective Time, Parent agrees to, and to cause the Surviving Corporation to, to the extent permitted under applicable Law, indemnify and hold harmless all past and present directors, officers, employees and agents of the Company (“Covered Persons”) to the same extent such persons are indemnified as of the date of this Agreement by the Company pursuant to the Company Articles, the Company By-laws and indemnification agreements, if any, in existence on the date of this Agreement with any Covered Persons for acts or omissions occurring at or prior to the Effective Time; provided, however, that Parent agrees to, and to cause the Surviving Corporation to, indemnify and hold harmless such persons to the fullest extent permitted by Law for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby. Each Covered Person shall be entitled to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation with respect to any matters subject to indemnification hereunder, provided that any person to whom expenses are advanced undertakes, to the extent required by the MBCA, to repay such advanced expenses if it is ultimately determined that such person is not entitled to indemnification. Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Covered Person with respect to matters subject to indemnification hereunder on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.11 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

Section 5.11.2 For not less than six years from and after the Effective Time, to the extent permitted by applicable Law, the Articles of Incorporation and By-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of Covered Persons than are currently set forth in the Company Articles and the Company By-laws.

Section 5.11.3 For six years from the Effective Time, the Surviving Corporation shall provide to the Company’s current directors and officers an insurance and indemnification policy that provides coverage for events occurring on or before the Effective Time (“D&O Insurance”) that is no less favorable than the Company’s existing policies in effect on the date hereof (the “Existing Policies”). The Surviving Corporation shall be required to purchase the maximum “run-off coverage” available under the Existing Policies; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for such “run-off” coverage in excess of 250% of the last annual premium paid prior to the date of this Agreement, but in such case shall purchase as much coverage as is available for such amount. If such maximum “run-off” coverage does not extend fully to the required six year period, the Surviving Corporation shall first seek the additional coverage from the Company’s insurers under the Existing Policies prior to seeking such additional coverage from any other insurers. The provisions of the immediately preceding sentences shall be deemed to have been satisfied if prepaid policies have been obtained by Parent or the Company at or prior to the Effective Time for purposes of this Section 5.11.3, which policies provide such directors and officers with coverage no less favorable than the Existing Policies for an aggregate period of at least six years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, without limitation, in connection with the approval of this Agreement and the transactions contemplated hereby. If such prepaid policies have been obtained prior to the Effective Time, Parent shall, and shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the obligations thereunder.

Section 5.11.4 In the event Parent or the Surviving Corporation (A) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.11.

Section 5.11.5 The obligations under this Section 5.11 shall not be terminated or modified in such a manner as to affect adversely any Covered Person without the consent of such affected Covered Person, unless such change is required to comply with applicable Law. The provisions of this Section 5.11 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Covered Persons and their respective successors, heirs and personal representatives.

Section 5.12 Certain Tax Matters. At or prior to the Closing, the Company shall have delivered to Parent a certificate complying with the Code, in form and substance reasonably satisfactory to Parent, duly executed and acknowledged, certifying that shares of Company Common Stock are not “United States real property interests” for purposes of Section 1445 of the Code.

Article 6.
Closing Conditions

Section 6.1 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by Section 7.4 and applicable Law:

Section 6.1.1 Shareholder Approval. This Agreement shall have been adopted by the Required Company Shareholders.

Section 6.1.2 No Order. No court of competent jurisdiction or other Governmental Authority shall have enacted, issued, promulgated, enforced or entered any order, decree, judgment, injunction or other ruling (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger; provided, however, that the condition in this Section 6.1.2 shall not be available to any party whose failure to fulfill its obligations pursuant to Sections 5.2 or 5.7 has been the primary cause of, or has primarily resulted in, such order, decree, judgment, injunction or other ruling.

Section 6.1.3 Insurance Consents. Parent shall have obtained and shall have delivered to the Company the written approval of the Form A issued by the Michigan Office of Financial and Insurance Regulation and such approval shall not have a Regulatory Material Adverse Effect.

Section 6.1.4 HSR Act. Any applicable waiting period, together with any extensions thereof, under the HSR Act shall have expired or been terminated.

Section 6.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by Section 7.4 and applicable Law:

Section 6.2.1 Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement shall be true and correct as of the Effective Time without giving effect to any qualification as to materiality or Company Material Adverse Effect as though such representations and warranties were made on and as of the Effective Time (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date); provided, however, that except with regard to the representations and warranties of the Company set forth in Sections 3.1, 3.2, 3.3 and 3.4, which shall not be subject to the following proviso, the condition in this Section 6.2.1 shall be deemed to be satisfied so long as any failure of such representations and warranties to be true and correct has not had a Company Material Adverse Effect. Parent shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect.

Section 6.2.2 Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. Parent shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect.

Section 6.2.3 Company Material Adverse Effect. Since the date of this Agreement, no change, event or circumstance shall have occurred that has had a Company Material Adverse Effect that is continuing or is reasonably likely to have a Company Material Adverse Effect.

Section 6.3 Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are subject to satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by Section 7.4 and applicable Law:

Section 6.3.1 Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct as of the Effective Time without giving effect to any qualification as to materiality or Parent Material Adverse Effect as though such representations and warranties were made on and as of the Effective Time (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date); provided however, that except with regard to the representations and warranties of Parent and Merger Sub set forth in Section 4.1, which shall not be subject to the following proviso, the condition in this Section 6.3.1 shall be deemed to be satisfied so long as any failure of such representations and warranties to be true and correct has not had a Parent Material Adverse Effect; provided further, however, that notwithstanding the foregoing,

Parent’s and Merger Sub’s representations contained in Sections 4.9(A) and 4.10 shall be true and correct on and as of the Closing with the same effect as though such representations and warranties were made on and as of the Closing. The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Parent to that effect.

Section 6.3.2 Agreements and Covenants. Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Parent to that effect.

Section 6.3.3 Closing Payments. Parent shall have made the payments required to be made pursuant to Section 2.3.

Article 7.
Termination, Amendment and Waiver

Section 7.1 Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, by action taken or authorized by the Board of Directors or Board of Governors of the terminating party or parties, whether before or after approval of the matters presented in connection with the Merger by the shareholders of the Company:

Section 7.1.1 By mutual written consent of Parent and the Company, by action of their respective Boards of Directors or Board of Governors;

Section 7.1.2 By either the Company or Parent if the Merger shall not have been consummated prior to December 31, 2010; provided that such date shall be extended to March 31, 2011 in the event all conditions to effect the Merger other than those set forth in Section 6.1.2 (No Order), (to the extent that the order, judgment, decree, injunction or ruling relates to a violation or alleged violation of Antitrust Laws or Applicable Insurance Laws), Section 6.1.3 (Insurance Consents) and Section 6.1.4 (HSR Act) (together, the “Specified Conditions”) have been or are capable of being satisfied at the time of such extension (such date, as it may be so extended, shall be referred to herein as the “Outside Date”); provided further, that the right to terminate this Agreement under this Section 7.1.2 shall not be available to any party whose breach of this Agreement has been the primary cause of, or primarily resulted in, the failure of the Merger to occur on or before such date.

Section 7.1.3 By either the Company or Parent if any court of competent jurisdiction or other Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1.3 shall not be available to any party whose breach of this Agreement has been the primary cause of, or primarily resulted in, any such order, decree, ruling or other action, including, without limitation, such party’s obligation to use its reasonable best efforts to resist, resolve or lift, as applicable, any such order, decree, ruling or other action;

Section 7.1.4 By either Parent or the Company if the adoption of this Agreement by the Required Company Shareholders shall not have been obtained at the Company Shareholders’ Meeting at which a vote on this Agreement is taken by reason of the failure to obtain the required vote;

Section 7.1.5 By Parent if (A) the Company Board shall have withdrawn or adversely modified the Company Recommendation, or (B) the Company Board shall have recommended to the Company’s shareholders that they approve or accept an Acquisition Proposal other than the Merger;

Section 7.1.6 By the Company, subject to compliance with Section 5.6, if the Company Board determines to accept a Superior Proposal (with such termination becoming effective upon the Company entering into a binding written agreement with respect to such Superior Proposal);

Section 7.1.7 By Parent, if (A) any representation or warranty of the Company set forth in this Agreement shall have become untrue or the Company has breached any covenant or agreement of the Company set forth in this Agreement, (B) such breach or misrepresentation is not capable of being cured prior to the Outside Date, and (C) such breach or misrepresentation would cause the conditions set forth in Section 6.2.1 or Section 6.2.2 not to be satisfied; and

Section 7.1.8 By the Company, if (A) any representation or warranty of Parent or Merger Sub set forth in this Agreement (other than the representations and warranties set forth in Section 4.9) shall have become untrue or Parent or Merger Sub has breached any covenant or agreement of Parent or Merger Sub set forth in this Agreement, (B) such breach or misrepresentation is not capable of being cured prior to the Outside Date, and (C) such breach or misrepresentation would cause the conditions set forth in Section 6.3.1 or Section 6.3.2 not to be satisfied.

Section 7.1.9 By the Company, if (A) the representations and warranties of Parent or Merger Sub set forth in Section 4.9(A) shall have become untrue or Parent or Merger Sub has breached its covenant to make the payments required to be made by Section 2.3, (B) such breach or misrepresentation is not capable of being cured prior to the Outside Date and (C) such breach or misrepresentation would cause the conditions set forth in Section 6.3.3 not to be satisfied.

Section 7.2 Effect of Termination.

Section 7.2.1 Limitation on Liability. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, (A) this Agreement shall forthwith become void, except that Section 5.5.2, Section 5.9, this Section 7.2 and Article 8 shall survive such termination, and (B) there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective Subsidiaries, officers or directors, except that, subject to Sections 7.2.2.1, 7.2.2.2 and 7.2.2.3, each party shall have the right to recover to the fullest extent permitted by applicable Law any liabilities or damages incurred or suffered by it as a result of the material breach by the other party of any of its representations, warranties, covenants or other agreements set forth in this Agreement (including, in the case that the Company is the recovering party, a material breach by Parent of any of its representations and warranties set forth in Section 4.9, or its covenants and other agreements to pay the Merger Consideration as set forth herein).

Section 7.2.2 Termination Fee.

Section 7.2.2.1 In the event that this Agreement is terminated by the Company pursuant to Section 7.1.6, then the Company shall pay Parent the Termination Fee within three (3) Business Days after such termination is effective, which shall be the sole and exclusive remedy of Parent in the event of such termination.

Section 7.2.2.2 In the event that (A) this Agreement is terminated by Parent pursuant to Section 7.1.5 and (B) an Acquisition Proposal had been publicly announced prior to the occurrence of the events giving rise to Parent’s right to terminate pursuant to Section 7.1.5 and not withdrawn prior to the date of such termination, then the Company shall pay Parent, within 3 Business Days of such termination, an amount equal to the Termination Fee, which shall be the sole and exclusive remedy of Parent in the event of such termination.

Section 7.2.2.3 In the event that this Agreement is terminated pursuant to Section 7.1.2 as a result of the failure to satisfy the Specified Conditions, and provided that on the date this Agreement is terminated (i) the vote of the Required Company Shareholders to adopt this Agreement has been obtained, (ii) no Company Material Adverse Effect shall have occurred and be continuing and (iii) the conditions in Section 6.2 are still capable of being satisfied, then Parent shall pay the Company, within three (3) Business Days after such termination, an amount equal to the Termination Fee, which, subject to Parent complying with its obligations under Section 5.7, shall be the sole and exclusive remedy of the Company in the event of such termination.

Section 7.2.2.4 In the event that this Agreement is terminated by the Company pursuant to Section 7.1.9, and provided that on the date this Agreement is terminated (i) the vote of the Required

Company Shareholders to adopt this Agreement has been obtained, (ii) no Company Material Adverse Effect shall have occurred and be continuing and (iii) the conditions in Section 6.2 are still capable of being satisfied, then Parent shall pay the Company, within three (3) Business Days after such termination, an amount equal to the Termination Fee.

Section 7.2.3 All Payments. All payments under Section 7.2 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment.

Section 7.3 Amendment. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 7.4 Waiver. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may (A) extend the time for the performance of any of the obligations or other acts of the other, (B) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (C) waive compliance by the other with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Article 8.
General Provisions

Section 8.1 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties to the extent its terms contemplate performance after the Effective Time, but any other covenants and agreements shall not survive the Effective Time.

Section 8.2 Fees and Expenses. Subject to Section 7.2 of this Agreement, or as otherwise expressly contemplated by this Agreement, all expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same.

Section 8.3 Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person or upon electronic confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand for delivery on the next Business Day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next Business Day if transmitted by national overnight courier, in each case as follows:

If to Parent or Merger Sub, addressed to it at:

The Doctors Company
185 Greenwood Road
Napa, CA 94558
Facsimile: (707) 226-0370
Attention: General Counsel

with a copy to:

Farella Braun + Martel LLP
Russ Building
235 Montgomery Street, 17th floor
San Francisco, California 94104
Telephone: (415) 954-4400
Facsimile: (415) 954-4480
Attention: Philip W. Peters, Esq.

If to the Company, addressed to it at:

American Physicians Capital, Inc.
1301 North Hagadorn Road
East Lansing, Michigan 48823
Facsimile: (517) 351-7866
Attention: R. Kevin Clinton, President and CEO

with copies to:

Dykema Gossett
201 Townsend Street, Suite 900
Lansing, MI 48933
Telephone: 517-374-9150
Fax: 517-374-9191
c/o Lori McAllister, Esq.

Section 8.4 Certain Definitions. For purposes of this Agreement, the term:

“affiliate” means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned person.

“Acquisition Proposal” means any bona fide offer or proposal or indication of interest concerning any (A) merger, consolidation, business combination, or similar transaction involving the Company, (B) sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture, or otherwise of assets of the Company or any Company Subsidiary representing 20% or more of the consolidated assets of the Company and the Company Subsidiaries, taken as a whole, (C) issuance, sale, or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture, or any similar transaction) Equity Interests representing 20% or more of the voting power of the Company or (D) transaction in which any person or group shall acquire beneficial ownership, or the right to acquire beneficial ownership of 20% or more of the outstanding voting capital stock of the Company or (E) any combination of the foregoing (other than the Merger), as the same may be amended or revised from time to time.

“Antitrust Laws” means the Sherman Antitrust Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act of 1914, as amended, and all other applicable competition, merger control, antitrust, trade regulation or similar transnational, national, federal or state, domestic or foreign Laws, and other Laws and administrative and judicial doctrines that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Book-Entry Shares” shall mean shares of Company Common Stock evidenced in book-entry form on the records of the Company, or the Company’s transfer agent on behalf of the Company, immediately prior to the Effective Time.

“Business Day” shall mean any day other than a day on which the SEC shall be closed.

“Certificate” shall mean, with respect to shares of Company Common Stock, certificates that, immediately prior to the Effective Time, represented any such shares.

“Chandler” shall mean Chandler Office Park, L.L.C., a Michigan limited liability company.

“Company Insurance Subsidiaries” means American Physicians Assurance Corporation and APSpecialty Insurance Corporation.

“Company Material Adverse Effect” means any change or event that, individually or together with any other change or event, has a material adverse effect on the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and that none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (A) any adverse change, effect, event, occurrence, state of facts or development attributable to the announcement, pendency or consummation of the Merger or the transactions contemplated hereby including, without limitation, any rating agency downgrade of the Company or any Company Subsidiary resulting therefrom; (B) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting any of the industries in which the Company participates, the U.S. economy or financial markets, except to the extent the Company or the Company Subsidiaries, taken as a whole, are disproportionately affected thereby; (C) any adverse change, effect, event, occurrence, state of facts or development arising from (i) the Company’s compliance with the terms of this Agreement, (ii) action taken, or failure to act, by the Company to which Parent has consented in writing or (iii) the Company’s failure to reasonably settle any action under Section 5.1.12 due to Parent unreasonably withholding its consent to such settlement, (D) changes in Laws after the date hereof, (E) changes in GAAP after the date hereof, (F) any failure by the Company to meet any published or internally prepared estimates of revenues, earnings or other economic performance for any period ending on or after the date of this Agreement and prior to Closing (it being understood that the facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether this has been a Company Material Adverse Effect if such facts and circumstances are not otherwise included in clauses (A)-(E) of the definition), (G) acts of war or terrorism or (H) a decline in the price of the Company Common Stock on the Nasdaq or any other trading market; provided, however, that the loss by any Company Insurance Subsidiary of any Company Permit authorizing it to transact insurance in Illinois, Michigan, Ohio or New Mexico or any Certificate of Authority in any jurisdiction in which such insurer transacts insurance on the date hereof shall constitute a Company Material Adverse Effect.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or otherwise.

“Environmental Laws” means any Law relating to the pollution, protection, investigation or restoration of the environment, including, without limitation, those relating to the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge of Hazardous Materials.

“Environmental Permits” means any permit, approval, license or other authorization required under any applicable Environmental Law.

“Equity Interest” means any share, capital stock, partnership, membership or similar interest in any entity, and any option, warrant, right or security convertible, exchangeable or exercisable therefor.

“Exchange Act” shall mean Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administration functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the United States, any foreign government, any State of the United States or any political subdivision thereof, and any court, tribunal or arbitrator(s) of competent jurisdiction.

“group” is defined as in the Exchange Act, except where the context otherwise requires.

“Hazardous Materials” means any chemical, material or other substance defined or regulated as “toxic” or “hazardous” under any applicable Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Indebtedness” means (i) indebtedness for borrowed money, (ii) indebtedness that is evidenced by a note, bond, debenture or similar instrument, (iii) obligations under capital leases, (iv) obligations in respect of outstanding letters of credit and (v) guarantee obligations, in each case to the extent exceeding $500,000.

“Intellectual Property” means all intellectual property or other proprietary rights of every kind, foreign or domestic, including patents, inventions (whether or not patentable), processes, methodologies, products, technologies, discoveries, copyrightable and copyrighted works (whether or not registered), apparatus, trade secrets, trademarks and service marks (whether or not registered), domain names, trade names, know-how, trade dress, customer lists, confidential marketing and customer information, confidential technical information, software, and documentation related thereto, and any registrations or applications for registration of any of the foregoing.

“Insurance Contracts” means all policies, binders, slips, certificates and participation agreements and other agreements of insurance, whether individual or group, in effect as of the date hereof (including all applications, supplements, endorsements, riders and ancillary agreements in connection therewith) that are issued by the Company and the Company Subsidiaries.

“Investment Advisers Act” shall mean the Investment Advisers Act of 1940, as amended, and the rules and regulations of the SEC thereunder.

“IRS” means the United States Internal Revenue Service.

“knowledge” will be deemed to be present with respect to Parent or the Company, as applicable, when the matter in question was actually known to any executive officer of Parent listed in Exhibit A-1 hereto (in the case of Parent) or to any executive officer of the Company listed in Exhibit A-2 hereto (in the case of the Company).

“Law” means any foreign or domestic law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction or decree.

“Nasdaq” means the Nasdaq Global Select Market.

“Other Filings” means all filings made by, or required to be made by, the Company, Parent or Merger Sub with the SEC other than the Proxy Statement.

“Parent Material Adverse Effect” means any change or event that has a material adverse effect on the business, financial condition, or results of operations of Parent and the Parent Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and that none of the following shall be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect: (A) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the announcement or pendency of the Merger or the transactions contemplated hereby; (B) any adverse change, effect, event, occurrence, state of facts or development after the date hereof, attributable to conditions affecting any of the industries in which Parent participates, the U.S. economy or financial markets; or (C) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to compliance with the terms of this Agreement.

“Parent Permit” means all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Authority necessary for Parent, Merger Sub and each Parent Subsidiary to own, lease and operate its properties or to carry on its respective businesses substantially as it is being conducted as of the date hereof.

“Permitted Liens” means (i) liens or other encumbrances for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings; (ii) liens or other encumbrances in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar liens or other encumbrances arising by operation of law; (iii) liens for utilities and other governmental charges that, in each case, are not yet due or payable, are being contested in good faith by appropriate proceedings or may thereafter be paid without giving rise to any material penalty or material additional cost or liability; (iv) matters of record or registered liens affecting title to any owned or leased real property of a person and its subsidiaries; (v) requirements and restrictions of zoning, building and other applicable Laws and municipal by-laws, and development, site plan, subdivision or other agreements with municipalities that do not individually or in the aggregate materially and adversely affect the use of the owned or leased real property of a person and its subsidiaries affected thereby as currently used in the business of such person and its subsidiaries; (vi) statutory liens of landlords for amounts not yet due and payable; (vii) liens arising under reinsurance agreements existing on the date hereof or entered into in the ordinary course of business; (viii) defects, irregularities or imperfections of title and other liens which, individually or in the aggregate, do not materially impair the continued use of the asset or property to which they relate; (ix) rabbi trusts established by a person or its subsidiaries for the benefit of its directors, officers or other employees prior to the date hereof; (x) with respect to a person and its subsidiaries, liens arising under any credit agreement existing as of the date hereof or any refinancing or replacement thereof in the ordinary course of business; (xi) liens for judgments not yet due and payable or that are being contested in good faith by appropriate proceedings; and (xii) statutory deposits of cash, securities or other assets pursuant to Applicable Insurance Laws.

“person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity or group.

“Regulatory Material Adverse Effect” shall mean an approval that contains or is subject to any conditions that are expected to (A) increase the Company’s costs, (B) decrease the Company’s revenues or (C) decrease the amount of annual ordinary dividends that the Company or any Company Insurance Subsidiary may pay, in each case, by an amount greater than $4,000,000.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Laws” shall mean the Securities Act, the Exchange Act, the Investment Company Act, the Investment Advisers Act, state “blue sky,” securities and investment advisory laws, all applicable foreign securities laws, and the rules and regulations promulgated thereunder.

“subsidiary” or “subsidiaries” of Parent, the Company, the Surviving Corporation or any other person means any corporation, partnership, joint venture or other legal entity of which Parent, the Company, the Surviving Corporation or such other person, as the case may be (either alone or through or together with any other subsidiary), (i) owns, directly or indirectly, more than 50% of the outstanding voting securities, equity securities, profits interest or capital interest or (ii) is entitled to elect at least a majority of the board of directors, board of managers or similar governing body.

“Statutory Accounting Principles” means statutory accounting principles prescribed or permitted by the State of Michigan’s Office of Financial and Insurance Regulation, applicable to insurers domiciled in the State of Michigan.

“Superior Proposal” means an unsolicited Acquisition Proposal, with references to 20% being changed to 50%, made by a third party which, in the good faith judgment of the Company Board (after consultation with its financial advisor and outside legal counsel), (i) is reasonably likely to be consummated taking into account the party making the proposal and all financial, legal, regulatory and other aspects of the proposal and (ii) would, if consummated, result in a transaction that is more favorable to the Company’s shareholders than the transactions contemplated by this Agreement taking into account all financial, legal, regulatory and other aspects of the respective proposals, including without limitation, the identity of the third party making such proposal, the terms of any written proposal by Parent to amend or modify the terms of the Merger and the other transactions contemplated by this Agreement, and any break-up fees, expense reimbursement fees and conditions to consummation.

“Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or domestic or foreign taxing authority, including, without limitation, income, franchise, windfall or other profits, gross receipts, premiums, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, gains tax and license, registration and documentation fees.

“Tax Returns” means any report, return, claim for refund, election, estimated tax filing or declaration required to be supplied to any Governmental Authority or domestic or foreign taxing authority with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Termination Fee” means 3% of the Merger Consideration.

Section 8.5 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“Actuarial Analyses”	Section 3.7.4

“Affiliate Reinsurance Contracts”	Section 3.13.1

“Agreement”	Preamble

“Alpha Advisors”	Section 3.28

“Applicable Insurance Laws”	Section 5.7.2

“Certificate of Merger”	Section 1.3

“Closing”	Section 1.2

“Code”	Section 2.3.8

“Company”	Preamble

“Company Articles”	Section 3.2

“Company Benefit Plan”	Section 3.10.1

“Company Board”	Section 2.2

“Company By-laws”	Section 3.2

“Company Common Stock”	Section 2.1.1

“Company Disclosure Schedule”	Article 3

“Company Employees”	Section 5.10.1

“Company Material Contract”	Section 3.12.1

“Company Options”	Section 2.2

“Company Permits”	Section 3.6

“Company Preferred Stock”	Section 3.3.1

“Company Recommendation”	Section 5.3.1

“Company Representatives”	Section 5.6.1

“Company SEC Filings”	Section 3.7.1

“Company Shareholders’ Meeting”	Section 5.4.1

“Company Stock Option Plans”	Section 2.2

“Company Subsidiary”	Section 3.1

“Confidentiality Agreement”	Section 5.5.2

“Covered Persons”	Section 5.11.1

“D&O Insurance”	Section 5.11.3

“Effective Time”	Section 1.3

“ERISA”	Section 3.10.1

“Exchange Fund”	Section 2.3.2

“Existing Policies”	Section 5.11.3

“Existing Reinsurance Contracts”	Section 3.13.1

“Form A”	Section 4.3.2

“Form E”	Section 4.3.2

“Forms”	Section 3.19.3

“Insurance Permit”	Section 3.19.1

“Investment Assets”	Section 3.26.1

“Investment Company”	Section 3.26.4

“MBCA”	Recitals

“Merger”	Recitals

“Merger Consideration”	Section 2.1.1

“Merger Sub”	Preamble

“Option Consideration”	Section 2.2

“Outside Date”	Section 7.1.2

“Owned Real Property”	Section 3.17.1

“Parent”	Preamble

“Parent Benefit Plans”	Section 5.10.1

“Parent Disclosure Schedule”	Article 4

“Parent Representatives”	Section 5.5.1

“Parent Subsidiary”	Section 4.3.1

“Paying Agent”	Section 2.3.1

“Producers”	Section 3.24.1

“Proxy Statement”	Section 5.3.1

“Required Company Shareholders”	Section 3.20

“SOX”	Section 3.6

“Specified Conditions”	Section 7.1.2

“STAT Financial Statements”	Section 3.7.3

“Surviving Corporation”	Section 1.1

“Third Party Reinsurance Contracts”	Section 3.13.1

Section 8.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 8.8 Entire Agreement. This Agreement (together with the Exhibits, Parent and Company Disclosure Schedules and the other documents delivered pursuant hereto), and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

Section 8.9 No Reliance. Each of Parent and Merger Sub has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology and prospects of the Company and the Company Subsidiaries and acknowledges that each of Parent and Merger Sub has been provided access to personnel, properties, premises and records of the Company and the Company Subsidiaries for such purposes. In entering into this Agreement, except as expressly provided herein, each of Parent and Merger Sub has relied solely upon its independent investigation and analysis of the Company and the Company Subsidiaries and each of Parent and Merger Sub. Each party acknowledges and agrees that the other party has not made and is not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided herein and that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by the other parties, or any of their respective directors, officers, shareholders, employees, affiliates, agents, advisors or representatives that are not expressly set forth in this Agreement, whether or not such representations, warranties or statements were made in writing or orally.

Section 8.10 Assignment. This Agreement shall not be assigned by operation of law or otherwise and any purported assignment hereof shall be null and void.

Section 8.11 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, other than pursuant to Section 5.10 and Section 5.11 is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.12 Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

Section 8.13 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

Section 8.13.1 This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles.

Section 8.13.2 Each of the parties irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the U.S. District Court of Chancery of the State of Delaware, and any appellate court therefrom, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (A) agrees not to commence any such action or proceeding except in such courts, (B) agrees that any claim in respect of any such action or proceeding may be heard and determined in the U.S. District Court of Chancery of the State of Delaware, (C) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the U.S. District Court of Chancery of the State of Delaware, and (D) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the U.S. District Court of Chancery of the State of Delaware. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.3. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 8.13.3 EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.13.3.

Section 8.14 Disclosure Schedule. Each party hereto has or may have set forth information in its respective Disclosure Schedule in a section thereof that corresponds to the section of this Agreement to which it relates. A matter set forth in one section of the Disclosure Schedule need not be set forth in any other section of the Disclosure Schedule so long as its relevance to the latter section of the Disclosure Schedule or section of the Agreement is reasonably apparent on the face of the information disclosed in the Disclosure Schedule. The fact that any item of information is disclosed in a Disclosure Schedule to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement.

Section 8.15 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The parties agree that this Agreement shall be legally binding upon the electronic transmission, including by facsimile or email, by each party of a signed signature page to this Agreement to the other party.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

THE DOCTORS COMPANY

By:	/s/ Richard E. Anderson, M.D.
Name:     Richard E. Anderson, M.D.

Title:	Chief Executive Officer

RED HAWK ACQUISITION CORP.

By:	/s/ Richard E. Anderson, M.D.
Name:     Richard E. Anderson, M.D.

Title:	Chief Executive Officer

AMERICAN PHYSICIANS CAPITAL, INC.

By:	/s/ R. Kevin Clinton
Name:     R. Kevin Clinton

Title:	President and CEO

AMENDMENT NO. 1 TO

AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), is dated July 13, 2010 and is by and among THE DOCTORS COMPANY, a California-domiciled reciprocal inter-insurance exchange (“Parent”), RED HAWK ACQUISITION CORP., a Michigan corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and AMERICAN PHYSICIANS CAPITAL, INC., a Michigan corporation (the “Company”).

RECITALS

WHEREAS, the parties have agreed to amend the Agreement and Plan of Merger, dated as of July 7, 2010, by and among Parent, Merger Sub and the Company (the “Merger Agreement”) to clarify a typographical error.

WHEREAS, each of Parent, Merger Sub and the Company have approved this Amendment.

NOW, THEREFORE, in consideration of the respective covenants and agreements set forth in this Amendment and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
Amendment

Section 1.1     Amendment to Section 8.4.  The definition of the term “Termination Fee” in Section 8.4 of the Merger Agreement is hereby amended in its entirety to read as follows:

“Termination Fee” means 3% of the aggregate Merger Consideration.

ARTICLE II
General Provisions

Section 2.1     Entire Agreement.  This Amendment and the Merger Agreement (together with the Exhibits, Parent and Company Disclosure Schedules and the other documents delivered pursuant thereto), and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. Except as amended by this Amendment, the Merger Agreement remains in full force and effect.

Section 2.2     Capitalized Terms.  Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement. References in the Merger Agreement to the “Agreement” shall mean the Merger Agreement as modified by this Amendment.

Section 2.3     Governing Law.  This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to conflicts of laws principles.

Section 2.4     Counterparts.  This Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The parties agree that this Amendment shall be legally binding upon the electronic transmission, including by facsimile or email, by each party of a signed signature page to this Amendment to the other parties.

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

THE DOCTORS COMPANY

By:	/s/ Richard E. Anderson, M.D.
Name:     Richard E. Anderson, M.D.

Title:	Chief Executive Officer

RED HAWK ACQUISITION CORP.

By:	/s/ Richard E. Anderson, M.D.
Name:     Richard E. Anderson, M.D.

Title:	Chief Executive Officer

AMERICAN PHYSICIANS CAPITAL, INC.

By:	/s/ R. Kevin Clinton
Name:     R. Kevin Clinton

Title:	President and CEO

APPENDIX B

RAYMOND JAMES

July 7, 2010

Board of Directors
American Physicians Capital, Inc.
1301 North Hagadorn Road
East Lansing, MI 48823

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the Shareholders (as defined below), of the Consideration (as defined below) to be received by such Shareholders in the proposed merger (the “Merger”) of Red Hawk Acquisition Corp. (“Merger Sub”), a Michigan corporation and wholly owned subsidiary of The Doctors Company, a California domiciled reciprocal inter-insurance exchange (“TDC”), with and into American Physicians Capital, Inc., a Michigan corporation (the “Company”), pursuant and subject to the Agreement and Plan of Merger between Merger Sub, the Company and TDC dated as of July 7, 2010 (the “Agreement”). For purposes hereof, “Shareholders” means the holders of the outstanding common stock, no par value per share, of the Company (the “Shares”), other than TDC, Merger Sub and any of their affiliates. The consideration to be paid to the Shareholders in the Merger pursuant to the Agreement is $41.50 per Share (the “Consideration”).

In connection with our review of the proposed Merger and the preparation of our opinion herein, we have, among other things:

1.	reviewed the financial terms and conditions as stated in the Agreement;

2.	reviewed Annual Reports on Form 10-K filed by the Company for the years ended December 31, 2008 and 2009, as amended;

3.	reviewed the Quarterly Report on Form 10-Q filed by the Company for the period ending March 31, 2010;

4.	reviewed the report dated March 5, 2010 prepared by Ernst & Young LLP titled AP Capital Inc. Actuarial analysis of loss and loss adjustment expense reserves as of December 31, 2009;

5.	reviewed the Annual Statements of the Company’s wholly owned U.S. domiciled insurance company subsidiaries (the “Insurance Subsidiaries”) filed with the Michigan Office of Financial and Insurance Regulation for the years ended December 31, 2007, 2008, and 2009;

6.	reviewed the Quarterly Statements of the Insurance Subsidiaries filed with the Michigan Office of Financial and Insurance Regulation for the three month period ended March 31, 2010;

Raymond James & Associates, Inc.
Member New York Stock Exchange/SIPC

550 W. Washington •  Suite 1650 •  Chicago, IL 60661
312-612-7785 •  877-587-7748 Toll Free •  312-612-7786 Fax

Board of Directors
American Physicians Capital, Inc
July 7, 2010

7.	reviewed the audited financial statements of the Insurance Subsidiaries prepared in accordance with statutory accounting procedures as of and for the year ended December 31, 2009;

8.	reviewed other Company financial and operating information requested from and/or provided by the Company, including financial forecasts;

9.	reviewed certain other publicly available information regarding the Company;

10.	discussed with members of the senior management of the Company certain information relating to the aforementioned items and any other matters which Raymond James deemed relevant to its inquiry;

11.	reviewed the Annual Statements of TDC filed with the California Department of Insurance for the years ended December 31, 2008, and 2009; and

12.	reviewed the Quarterly Statements of TDC filed with the California Department of Insurance for the three month period ended March 31, 2010.

With your consent, we have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us by the Company, Ernst & Young LLP or any other party, and we have undertaken no duty or responsibility to verify independently any of such information. We are not actuaries and our services did not include any actuarial analyses, determinations or evaluations by us. We did not make or order an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company. We did not evaluate, and we express no opinion with respect to, the adequacy of reserves maintained by the Company or any of the Insurance Subsidiaries. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have, with your consent, assumed that such forecasts and other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management, and we have relied upon each party to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review. We have assumed that the final form of the Agreement will be substantially similar to the draft reviewed by us, and that the Merger will be consummated in accordance with the terms of the Agreement without waiver of any conditions thereof.

Our opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to us as of July 6, 2010 and any material change in such circumstances and conditions would require a reevaluation of this opinion, which we are under no obligation to undertake.

We express no opinion as to the underlying business decision to effect the Merger, the structure or tax or legal consequences of the Agreement or the availability or advisability of any alternatives to the Merger. We did not structure the Merger or negotiate the terms of the Merger. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be received by the

Board of Directors
American Physicians Capital, Inc
July 7, 2010

Shareholders pursuant to the Agreement. We express no opinion with respect to any reasons, legal, business, or otherwise, that may support the decision of the Board of Directors to approve or consummate the Merger. In formulating our opinion, we have considered only what we understand to be the Consideration to be received by the Shareholders as described above, and we have not considered, and this opinion does not address, any other payments that may be made in connection with, or as a result of, the Merger to Company directors, officers, employees or others.

In conducting our investigation and analyses and in arriving at our opinion expressed herein, we took into account such accepted financial and investment banking procedures and considerations as we deemed relevant, including the review of (i) historical and projected revenues, operating earnings, net income and capitalization of the Company and certain other publicly held companies in businesses we believe to be comparable to the Company; (ii) the current and projected financial position and results of operations of the Company; (iii) the historical market prices and trading activity of the Company’s common stock; (iv) financial and operating information concerning selected business combinations which we deemed comparable in whole or in part; and (v) the general condition of the securities markets. The delivery of this opinion was approved by our Fairness Opinion Committee.

In arriving at this opinion, we did not attribute any particular weight to any analysis or factor considered by us, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, we believe that our analyses must be considered as a whole and that selecting portions of our analyses, without considering all analyses, would create an incomplete view of the process underlying this opinion.

We are actively engaged in the investment banking business and regularly undertake the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. We will receive a fee upon the delivery of this opinion, but no part of the fee is contingent upon consummation of the Merger. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement.

In the ordinary course of our business, we may trade in the securities of the Company for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. We have provided certain services to the Company (in the previous two years), including executing trades on its behalf for equity securities held in its investment portfolio, for which we have been paid a fee(s).

It is understood that this letter is for the information of the Board of Directors of the Company in evaluating the proposed Merger and does not constitute a recommendation to any shareholder of the Company regarding how said shareholder should vote on the proposed Merger. Furthermore, this letter should not be construed as creating any fiduciary duty on the part of Raymond James to any such party. This opinion is not to be quoted or referred to, in whole or in part, other than in the Company’s proxy statement in connection with the special meeting of Shareholders to obtain approval of the Merger, without our prior written consent, which will not be unreasonably withheld.

Board of Directors
American Physicians Capital, Inc
July 7, 2010

Based upon and subject to the foregoing, it is our opinion that, as of July 7, 2010, the Consideration to be received by the Shareholders pursuant to the Agreement is fair, from a financial point of view, to such Shareholders.

Very truly yours,

RAYMOND JAMES & ASSOCIATES, INC.

The Directors And Officers Of
Cordially Invite You To Attend Our
Special Meeting Of Shareholders
Wednesday, October 20, 2010, 9:00 a.m. Eastern time
APCapital’s Headquarters
1301 North Hagadorn Road
East Lansing, Michigan
You can vote in one of three ways: 1) By Mail, 2) By Internet, 3) By Telephone.
IF YOU ARE NOT VOTING BY INTERNET OR TELEPHONE, COMPLETE
BOTH SIDES OF THE PROXY CARD, DETACH AND RETURN IN THE ENCLOSED
ENVELOPE TO:
Illinois Stock Transfer Co.
209 West Jackson Boulevard, Suite 903
Chicago, Illinois 60606
If you plan to personally attend the Special Meeting of Shareholders on October 20, 2010, please check the box and list the names of attendees on the reverse side
I/We plan to attend the Special Meeting. ☐

DETACH PROXY CARD HERE	(continued on reverse side)

VOTER CONTROL NUMBER

TO VOTE BY INTERNET
Your internet vote is quick, confidential and your vote is immediately submitted. Just follow these easy steps:
1. Read the accompanying Proxy Statement.
2. Visit our Internet voting site at www. ilstk.com, click on the “I am a Shareholder,” select the “Internet Voting” tab, enter your Voter Control Number and the last four digits of your Tax Identification Number that is associated with the account you are voting in the designated fields. Your Voter Control Number is shown above.
Please note that all votes cast by Internet must be completed and submitted prior to Monday, October 18, 2010 at 11:59 p.m. Central Time.
Your Internet vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card.
This is a “secured” web page site. Your software and/or Internet provider must be “enabled” to access this site. Please call your software or Internet provider for further information if needed.
If You Vote By INTERNET, Please Do Not Return Your Proxy Card By Mail
TO VOTE BY TELEPHONE
     Your telephone vote is quick, confidential and immediate. Just follow these easy steps:
     1. Read the accompanying Proxy Statement.
     2. Using a Touch-Tone telephone, call Toll Free 1-800-555-8140 and follow the instructions.
     3. When asked for your Voter Control Number, enter the number printed above.
Please note that all votes cast by telephone must be completed and submitted prior to Monday, October 18, 2010 at 11:59 p.m. Central Time.
     Your telephone vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card.
If You Vote By TELEPHONE, Please Do Not Return Your Proxy Card By Mail
TO VOTE BY MAIL
     To vote by mail, complete both sides of the proxy card, sign and date on the reverse side, detach and return the card in the envelope provided.

AMERICAN PHYSICIANS CAPITAL, INC.

REVOCABLE PROXY	AMERICAN PHYSICIANS CAPITAL, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned as a shareholder of record on September 1, 2010 hereby appoints R. Kevin Clinton and Frank H. Freund, or any of them, proxies with full power of substitution and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of American Physicians Capital, Inc. which the undersigned would be entitled to vote at the Special Meeting of Shareholders to be held on October 20, 2010, and at any adjournments thereof, upon all matters properly coming before the meeting including, without limitation, those set forth in the related Notice of Meeting and Proxy Statement dated September 8, 2010. In their discretion, to the extent permitted by law, the proxies are also authorized to vote upon such other matters as may properly come before the meeting.
The Board unanimously recommends a vote “FOR” Proposal 1 and “FOR” Proposal 2.
Proposal 1. To approve and adopt the Agreement and Plan of Merger, dated as of July 7, 2010, as amended, by and among The Doctors Company, Red Hawk Acquisition Corp. and the Company.

☐ FOR	☐ AGAINST	☐ ABSTAIN
Proposal 2. To grant authority to the named proxies to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve Proposal 1.

☐ FOR	☐ AGAINST	☐ ABSTAIN
This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR each of the proposals listed above. The undersigned acknowledges receipt of the Notice of Special Meeting of Shareholders and the Proxy Statement dated September 8, 2010. The undersigned ratifies all that the proxies or either of them or their substitutes may lawfully do or cause to be done by virtue hereof and revokes all former proxies.

SIGNATURE	DATE	SIGNATURE	DATE
Please sign exactly as name appears on the front of the proxy card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
IF VOTING BY MAIL, PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
DETACH PROXY CARD HERE
Names of persons attending: